     As filed with the Securities and Exchange Commission on April 6, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                                  PALM, INC.
            (Exact name of Registrant as specified in its charter)

                                --------------

            Delaware                             3571                            94-3150688
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

       5470 Great America Parkway, Santa Clara, CA 95052, (408) 326-9000 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                               CARL J. YANKOWSKI
                            CHIEF EXECUTIVE OFFICER
                                  PALM, INC.
       5470 Great America Parkway, Santa Clara, CA 95052, (408) 326-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:

     Larry W. Sonsini, Esq.                         Steven D. Simpson
   Katharine A. Martin, Esq.              President and Chief Executive Officer
     Martin W. Korman, Esq.                   Extended Systems Incorporated
Wilson Sonsini Goodrich & Rosati                 5777 North Meeker Ave.
    Professional Corporation                         Boise, ID 83713
       650 Page Mill Road                            (208) 322-7575
      Palo Alto, CA 94304
         (650) 493-9300

      Robert Sanchez, Esq.                       Bradley J. Rock, Esq.
Wilson Sonsini Goodrich & Rosati                  David A. Hubb, Esq.
    Professional Corporation                Gray Cary Ware & Freidenrich LLP
    7927 Jones Branch Drive                       400 Hamilton Avenue
  Lancaster Building Westpark,
           Suite 400                          Palo Alto, California 94301
     McClean, VA 22102-3322                          (650) 833-2000
         (703) 734-3100

                                --------------

  Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
 Title of Each Class of                    Proposed Maximum Proposed Maximum   Amount of
    Securities to be       Amount to be     Offering Price      Aggregate     Registration
       Registered          Registered(1)      Per Share     Offering Price(2)    Fee(3)
------------------------------------------------------------------------------------------
Common Stock $0.001 par
 value.................  14,256,005 shares  Not Applicable     $84,645,164      $21,162
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock of Palm, Inc. ("Palm") estimated to be issuable pursuant to the merger of Extended Systems Incorporated ("Extended Systems") with and into Palm based on the exchange ratio of 1.325 shares of Palm common stock (the maximum exchange ratio pursuant to the Agreement and Plan of Reorganization dated as of March 6, 2001 by and between Palm and Extended Systems) to be exchanged for each share of Extended Systems.
(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and (c) under the Securities Act based on (i) the average of the high and low per share prices of common stock, par value $0.001 per share, of Extended Systems ("Extended Systems common stock") on the Nasdaq National Market System on April 4, 2001 and (ii) the maximum number of shares of Extended Systems common stock to be acquired by Palm pursuant to the merger.
(3) Computed in accordance with Rule 457(f)(1) under the Securities Act to be $21,162, which is equal to .00025 multiplied by the proposed maximum aggregate offering price of $84,645,164.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         [EXTENDED SYSTEMS LETTERHEAD]

                                                                          , 2001

Dear Extended Systems Incorporated Stockholders:

   I am writing to you today about our proposed merger with Palm, Inc. This merger would create a combined company that brings together Palm's leadership in handheld computing and mobile information access, and Extended Systems' leading technology for mobile information management.

   In the merger, each share of Extended Systems common stock will be exchanged for between 1.000 and 1.325 shares of Palm common stock. If the average closing price of Palm common stock for the 10 trading days ending two (2) business days prior to the Extended Systems stockholders meeting is between $16.60 and $22.00 per share, you will receive a number of shares equal to $22.00 per share divided by the Palm average closing price for each share of Extended Systems. If the average closing price is at or above $22.00, you will receive 1.000 Palm share for each Extended Systems share and if the average closing price is at or below $16.60, you will receive 1.325 Palm shares for each Extended Systems share. Palm common stock is traded on the Nasdaq National Market System under
the trading symbol "PALM" and closed at $      per share on               ,
2001. The merger is described more fully in the accompanying proxy statement/prospectus.

   You will be asked to vote upon the merger at a special meeting of Extended
Systems stockholders to be held on                 , 2001 at 10:00 a.m., local
mountain time, at                    . The holders of a majority of the
outstanding shares of Extended Systems common stock must adopt the merger agreement and authorize the merger. Only stockholders who hold shares of
Extended Systems common stock at the close of business on         , 2001 will
be entitled to vote at the special meeting.

   We are excited by the opportunities we envision for the combined company. Your board of directors has determined that the terms and conditions of the merger are advisable and in the best interests of Extended Systems and you, and unanimously recommends that you vote to adopt the merger agreement and authorize the merger.

   Chase Securities Inc., Extended Systems' financial advisor in connection with the merger, has rendered an opinion to the board of directors of Extended Systems that, as of the date of such opinion, the exchange ratio in the merger is fair, from a financial point of view, to the Extended Systems stockholders.

   The accompanying proxy statement/prospectus provides detailed information about Palm and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 22 of the proxy statement/prospectus.

   Your vote is very important regardless of the number of shares you own. The board of directors of Extended Systems hopes that you will find it convenient to attend the special stockholders meeting in person, but whether or not you plan to attend, please sign, date and return the enclosed proxy card promptly to ensure that your shares are represented at the meeting. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. To adopt the merger agreement and authorize the merger, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger. We urge you to vote FOR this proposal, a necessary step in the merger of Extended Systems and Palm.

                                          Sincerely,

                                          Steven D. Simpson
                                          President and Chief Executive
                                           Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of Palm to be issued in the merger, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DISTRIBUTE PALM COMMON STOCK TO EXTENDED SYSTEMS STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT UNTIL THE REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CONTAINING THIS PROXY STATEMENT/PROSPECTUS IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL PALM'S COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY PALM'S COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

   This proxy statement/prospectus is dated           , 2001, and was first
mailed to Extended Systems stockholders on or about         , 2001.

                         EXTENDED SYSTEMS INCORPORATED
                            5777 North Meeker Avenue
                                Boise, ID 83713
                                 (208) 322-7575

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON         2001

                               ----------------

   We will hold a special meeting of stockholders of Extended Systems
Incorporated at 10:00 a.m., local mountain time, on         , 2001 at
                        .

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization dated as of March 6, 2001 by and between Palm, Inc. and Extended Systems Incorporated and to authorize the merger of Extended Systems into Palm, as a result of which the separate corporate existence of Extended Systems will cease and Palm shall continue as the surviving corporation, and each outstanding share of Extended Systems common stock will be converted into the right to receive between 1.000 and 1.325 shares of Palm common stock; and

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

   Your board of directors has determined that the merger is advisable and in the best interests of Extended Systems and you, and unanimously recommends that you vote to adopt the merger agreement and authorize the merger.

   We describe the merger more fully in the accompanying proxy statement/prospectus, which we urge you to read.

   Only Extended Systems stockholders of record at the close of business on
        , 2001 are entitled to notice of and to vote at the special meeting or any adjournment or postponement. A complete list of stockholders entitled to vote on the above matters at the meeting, arranged in alphabetical order, indicating the respective address of each such stockholder, and the number of shares registered in the name of each stockholder, will be open to the examination of any stockholder during ordinary business hours, at the offices of Extended Systems, for a period of 10 days prior to the date of the meeting. Such list shall also be produced and kept at the time and place of the meeting, for the duration of such meeting, and may be inspected by any stockholder who is present at the meeting.

   Your vote is important. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy card.

                                          By Order of the Board of Directors
                                          of Extended Systems Incorporated

                                          Robert G. Hamlin
                                          Secretary

Boise, ID
       , 2001

                      REFERENCE TO ADDITIONAL INFORMATION

   The accompanying joint proxy statement/prospectus incorporates important business and financial information about Extended Systems from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in the accompanying proxy statement/prospectus by requesting them in writing or by telephone from Extended Systems at their address and telephone number:

     Extended Systems Incorporated
     Investor Relations
     5777 North Meeker Ave.
     Boise, ID 83713
     (208) 322-7575

   IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY       , 2001 IN
ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

   In addition, see "Where You Can Find More Information" on page 87.

   Stockholders, banks and brokerage houses with questions regarding voting of shares should contact:

     Corporate Investor Communications
     111 Commerce Road
     Carlstadt, New Jersey 07072
     (888) 353-5798

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE PALM/EXTENDED SYSTEMS MERGER.............    i

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS................................    1

PALM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.....................    6

EXTENDED SYSTEMS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.........    8

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
 DATA....................................................................   10

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA......................   12

COMPARATIVE PER SHARE MARKET PRICE DATA..................................   13

PALM DIVIDEND POLICY.....................................................   14

EXTENDED SYSTEMS DIVIDEND POLICY.........................................   14

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS...........   15

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS..   20

RISK FACTORS.............................................................   22
Risks Related to the Merger..............................................   22
Risks Related to Palm and the Combined Company...........................   26
Risks Related to Palm's Separation from 3Com.............................   39
Risks Related to the Securities Markets and Ownership of Palm Common
 Stock...................................................................   40
Risks Related to Extended Systems........................................   41

THE SPECIAL MEETING OF EXTENDED SYSTEMS STOCKHOLDERS.....................   44
General..................................................................   44
Date, Time and Place.....................................................   44
Purpose of the Special Meeting...........................................   44
Record Date for the Special Meeting......................................   44
Voting of Proxies at the Special Meeting.................................   44
Votes Required for Adoption of the Merger Agreement and Authorization of
 the Merger..............................................................   45
Quorum, Abstentions and Broker Non-Votes.................................   45
Solicitation of Proxies and Expenses.....................................   46
No Appraisal Rights......................................................   46
Board Recommendations....................................................   46

THE MERGER AND RELATED TRANSACTIONS......................................   48
Background to the Merger.................................................   48
Consideration of the Merger by Extended Systems' Board of Directors......   50
Opinion of Extended Systems' Financial Advisor...........................   52
Interests of Directors and Officers of Extended Systems in the Merger....   58
Consideration of the Merger by Palm's Board of Directors.................   60

THE MERGER AGREEMENT.....................................................   61
Structure of the Merger..................................................   61
Completion and Effectiveness of the Merger...............................   61
Conversion of Extended Systems Common Stock in the Merger................   61
Fluctuations in Market Price.............................................   62
More Information About the Final Exchange Ratio..........................   62
Transfer Charges.........................................................   62

                                                                           Page
                                                                           ----
Stockholders List........................................................   62
Exchange of Extended Systems Stock Certificates for Palm Stock
 Certificates ...........................................................   62
Fractional Shares........................................................   62
Distributions with Respect to Unexchanged Shares.........................   62
Transfers of Ownership and Lost Stock Certificates.......................   63
Extended Systems' Representations and Warranties.........................   63
Palm's Representations and Warranties....................................   64
Extended Systems' Conduct of Business Before Completion of the Merger....   64
Palm's Conduct of Business Before and Following Completion of the
 Merger..................................................................   65
No Solicitation by Extended Systems; Limited Right to Pursue Alternative
 Proposals...............................................................   65
Treatment of Extended Systems Employee Stock Options, Employee Stock
 Purchase and 401(k) Plans...............................................   67
Conditions to Completion of the Merger...................................   68
Termination of the Merger Agreement......................................   69
Payment of Termination Fee...............................................   70
Extension, Waiver and Amendment of the Merger Agreement..................   71
Definition of Material Adverse Effect....................................   71
Material Federal Income Tax Considerations...............................   71
Accounting Treatment of the Merger.......................................   73
Regulatory Filings and Approvals Required to Complete the Merger.........   73
Restrictions on Sales of Shares by Affiliates of Extended Systems and
 Palm....................................................................   73
Listing on the Nasdaq National Market of Palm Common Stock to be Issued
 in the Merger...........................................................   74
Delisting and Deregistration of Extended Systems Common Stock After the
 Merger..................................................................   74
Appraisal Rights.........................................................   74
Other Material Agreements Relating to the Merger.........................   74

OPERATIONS AFTER THE MERGER..............................................   76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 EXTENDED SYSTEMS........................................................   77

COMPARISON OF RIGHTS OF HOLDERS OF EXTENDED SYSTEMS COMMON STOCK AND PALM
 COMMON STOCK............................................................   79

LEGAL OPINION............................................................   86

EXPERTS..................................................................   86

STOCKHOLDER PROPOSALS....................................................   86

WHERE YOU CAN FIND MORE INFORMATION......................................   87

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION.........................   89

Annexes:
A--Agreement and Plan of Reorganization..................................  A-1
B--Stock Option Agreement................................................  B-1
C--Form of Company Voting Agreement......................................  C-1
D--Opinion of Chase Securities, Inc......................................  D-1

          QUESTIONS AND ANSWERS ABOUT THE PALM/EXTENDED SYSTEMS MERGER

Q: WHAT IS PALM PROPOSING?

A: Palm proposes to acquire all of the outstanding shares of Extended Systems common stock. We have entered into a merger agreement with Extended Systems pursuant to which between 1.000 and 1.325 shares of Palm common stock will be exchanged for each outstanding share of Extended Systems common stock. Subject to approval by Extended Systems' stockholders, Extended Systems will merge with and into Palm and consequently the separate corporate existence of Extended Systems will cease and Palm shall continue as the surviving corporation.

Q: WHY ARE PALM AND EXTENDED SYSTEMS PROPOSING TO MERGE? (SEE PAGE 50)

A: Palm and Extended Systems believe the combination of the two companies will enable us to address the growing demand for mobile information management, particularly, enhanced enterprise data synchronization with mobile devices and to provide end-to-end solutions to our customers. The integration of the Palm OS platform with Extended Systems' server based synchronization technology will enable end-users and corporate IT departments to address the limitations of traditional handheld-to-PC synchronization.

Q: WHAT WILL EXTENDED SYSTEMS STOCKHOLDERS RECEIVE IN THE MERGER? (SEE PAGE 61)

A: If the merger is completed, you will receive between 1.000 and 1.325 shares of Palm common stock for each share of Extended Systems common stock you own at the time of the merger (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Palm or Extended Systems common stock between March 6, 2001 and the time of the merger). If the average closing price of Palm common stock for the 10 trading days ending two (2) business days prior to the Extended Systems stockholder meeting that approves the merger is between $16.60 and $22.00 per share, you will receive a number of shares equal to $22.00 divided by the Palm average closing price for each share of Extended Systems. If the average closing price is at or above $22.00, you will receive 1.000 Palm share for each Extended Systems share and if the closing trading price is at or below $16.60, you will receive 1.325 Palm shares for each Extended Systems share. Palm will not issue fractional shares. You will receive cash in lieu of any fractional share based on the average closing price of Palm common stock on the Nasdaq National Market System for the 10 trading days ending on the last trading day prior to the closing date of the merger.

Q: WILL EXTENDED SYSTEMS STOCKHOLDERS BE ABLE TO TRADE THE PALM STOCK THAT THEY
   RECEIVE IN THE MERGER? (SEE PAGE 74)

A: Yes. The Palm common stock will be listed on the Nasdaq National Market
   System under the symbol "PALM." Certain persons who are deemed affiliates of Extended Systems will be required to comply with Rule 145 under the Securities Act of 1933, as amended, if they sell their shares of Palm common stock received in the merger.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER? (SEE PAGE 61)

A: We currently plan to complete the merger in     2001. Because the merger is
   subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

Q: WHAT DO I NEED TO DO NOW? (SEE PAGE 44)

A: Following your review of this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Extended Systems stockholders.

Q: WHAT HAPPENS IF I DON'T INDICATE HOW TO VOTE MY PROXY? (SEE PAGE 44)

A: If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR adoption of the merger agreement and authorization of the merger.

Q: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD? (SEE PAGE 45)

A: Not returning your proxy card will have the same effect as voting against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? (SEE PAGE 45)

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Extended Systems stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting, file a written notice of revocation of your proxy with the Secretary of Extended Systems and vote in person. Your attendance alone will not revoke your proxy.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
   FOR ME? (SEE PAGE 44)

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will not be considered to have been voted in favor of adoption of the merger agreement and authorization of the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (SEE PAGE 62)

A: No. If Extended Systems stockholders adopt the merger agreement and authorize the merger, after the merger is completed, we will send you written instructions for exchanging your Extended Systems stock certificates for Palm stock certificates.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
   ADOPTING OF THE MERGER AGREEMENT AND AUTHORIZATION OF THE MERGER? (SEE PAGE
   22)

A: Yes. We have set out in the section entitled "Risk Factors" beginning on page 22 of this proxy statement/prospectus a number of risk factors that you should consider.

Q: WILL I RECOGNIZE INCOME TAX GAIN OR LOSS ON THE MERGER? (SEE PAGE 71)

A: We expect that the merger will generally be tax-free to you for United
   States federal income tax purposes, other than with respect to cash that you may receive instead of fractional shares.

Q: AM I ENTITLED TO APPRAISAL RIGHTS? (SEE PAGE 74)

A: No. Under Delaware law, you are not entitled to appraisal rights in connection with the merger.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You may call Karla K. Rosa or Amy P. Bailey of Extended Systems, at (208)
   322-7575 with any questions about the merger agreement or the merger.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

   The following is a summary of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the agreement and plan of reorganization, the stock option agreement, the form of company voting agreement and the opinion of Chase Securities Inc. ("Chase"), which are attached as Annexes A, B, C and D, respectively. In addition, we incorporate by reference important business and financial information about Palm and Extended Systems into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 87 of this proxy statement/prospectus.

The Companies

PALM, INC.
5470 Great America Parkway
Santa Clara, California 95052
(408) 326-9000
http://www.palm.com

   Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to International Data Corporation. Based on the Palm OS platform, Palm's handheld solutions allow people to carry and access their most critical information with them wherever they go. Palm handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions. The Palm OS platform is also the foundation for products from Palm's licensees and strategic partners, such as Franklin Covey, Handspring, IBM, Kyocera, Sony, Symbol Technologies, and TRG. Platform licensees also include Nokia and Samsung. The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and more than 150,000 developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm held its initial public offering of common stock on March 2, 2000. Its common stock is traded on the Nasdaq National Market System under the symbol "PALM."

EXTENDED SYSTEMS INCORPORATED
5777 North Meeker Avenue
Boise, Idaho 83713
(208) 322-7575
http://www.extendedsystems.com

   Extended Systems Incorporated is a leading provider of mobile information management solutions that enable users to access, collect, synchronize, and print information on demand. The company's products include data synchronization and management software, short-range wireless connectivity products (Bluetooth and IrDA-compliant), and client/server database management systems with remote access capabilities. Extended Systems' customers and key relationships include 3Com, Agilent, Compaq, Ericsson, Hewlett-Packard, IBM, Motorola, NEC, Palm, Sharp, and Toshiba. Founded in 1984, Extended Systems has offices and subsidiaries in the United States, Europe and Asia. Extended Systems held its initial public offering of its common stock on March 4, 1998. Its common stock is traded on the Nasdaq National Market System under the symbol "XTND."

Structure of the Merger (See Page 61)

   Extended Systems will merge with Palm and consequently will cease to exist as a separate corporate entity. Following the merger, you will have an equity stake in Palm as a stockholder of Palm.

Voting Requirements (See Page 45)

   In order to complete the merger, the holders of a majority of the outstanding shares of Extended Systems common stock must adopt the merger agreement and authorize the merger. Palm stockholders are not required to adopt the merger agreement or authorize the merger.

   You are entitled to cast one vote per share of Extended Systems common stock
you owned as of          , 2001, the record date for the special meeting.

Recommendation of Extended Systems' Board of Directors (See Page 46)

   After careful consideration, Extended Systems' board of directors unanimously determined the merger to be fair to you and in your best interests and declared the merger advisable. Extended Systems' board of directors unanimously approved the merger agreement and recommends that you vote FOR adoption of the merger agreement and authorization of the merger.

Opinion of Extended Systems' Financial Advisor (See Page 52)

   On March 6, 2001, Chase, Extended Systems' financial advisor, delivered its oral opinion to the board of directors of Extended Systems that, as of such date and based on and subject to the matters described in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Extended Systems common stock. Chase subsequently confirmed its oral opinion by delivery of its written opinion dated March 6, 2001. The full text of Chase's written opinion is attached to this proxy statement/prospectus as Annex D. You should read this opinion in its entirety. Chase's opinion is directed to the board of directors of Extended Systems and addresses only the fairness of the exchange ratio in the merger from a financial point of view to Extended Systems stockholders as of the date of the opinion, and does not constitute a recommendation as to how any stockholder should vote on any matter relating to the merger.

Completion and Effectiveness of the Merger (See Page 61)

   We will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware.

   We are working toward completing the merger as quickly as possible. We
currently plan to complete the merger in     , 2001.

Conditions to Completion of the Merger (See Page 67)

   Completion of the merger is subject to the satisfaction of a number of conditions, including:

  . Extended Systems stockholders must vote a majority of the outstanding shares of Extended Systems common stock for adoption of the merger agreement and authorization of the merger;

  . the applicable waiting period under United States and foreign antitrust laws must expire or be terminated;

  . no injunction or order preventing the completion of the merger may be in effect;

  . no changes having a material adverse effect on our respective businesses may have occurred, subject to limited exceptions; and

  . we must each receive an opinion of tax counsel that the merger will qualify as a tax-free reorganization.

   Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

Termination of the Merger Agreement (See Page 69)

   Extended Systems and Palm may mutually agree to terminate the merger agreement without completing the merger.

   In addition, either Extended Systems or Palm may terminate the merger agreement under any of the following circumstances:

  . if the merger is not completed by August 31, 2001;

  . if the conditions to completion of the merger would not be satisfied because either a representation or warranty of the other company in the merger agreement becomes untrue in a way that constitutes a material adverse effect, or a covenant of the other company has not been complied with in all material respects;

  . if a final governmental action or court order prohibiting the merger is issued and is not appealable; and

  . if the Extended Systems stockholders do not adopt the merger agreement and authorize the merger.

   Palm may also terminate the merger agreement if:

  . Extended Systems' board of directors withdraws, or changes in a manner adverse to Palm, its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger;

  . Extended Systems does not include in the proxy statement/prospectus the unanimous recommendation of the board of directors of Extended Systems in favor of the adoption and approval of the agreement and the approval of the merger;

  . Extended Systems' board of directors does not reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within 10 business days after Palm requests reaffirmation;

  . Extended Systems' board of directors approves or recommends any Acquisition Proposal (as defined on page 65);

  . a tender or exchange offer relating to the securities of Extended Systems is started by a person unaffiliated with Palm, and Extended Systems does not recommend that its stockholders reject such offer within 10 business days after such offer is first started;

  . Extended Systems enters into negotiations in respect to an Acquisition
    Proposal and such negotiations are not terminated within eight (8) business days or Extended Systems has otherwise engaged in negotiations in respect to any Acquisition Proposal (as defined on page 65) for more than seven (7) business days.

Payment of Termination Fee (See Page 70)

   If the merger agreement terminates under certain circumstances, the merger agreement requires Extended Systems to pay Palm a termination fee of $11 million.

Extended Systems Prohibited from Soliciting Other Offers (See Page 65)

   Extended Systems has agreed, subject to limited exceptions, not to initiate or engage in discussions with another party about a business combination with such other party while the merger is pending.

Stock Option Agreement (See Page 74)

   As an inducement for Palm to enter into the merger agreement, Extended Systems granted Palm an option to acquire shares of Extended Systems common stock that would represent 19.9% of the issued and outstanding shares of Extended Systems capital stock. The option's exercise price is $22.00 per share of Extended Systems common stock.

   The option is intended to increase the likelihood that the merger will be completed. It may discourage third parties who are otherwise interested in a business combination with Extended Systems or in acquiring a significant stake in Extended Systems.

   The option is not currently exercisable and Palm may only exercise the option if the merger agreement is terminated under certain circumstances similar to those in which the termination fee is payable.

Interests of Extended Systems Directors and Officers in the Merger (See Page
58)

   In considering the recommendations of the Extended Systems board, you should be aware that certain Extended Systems officers have severance arrangements and directors have stock options that give them interests in the merger that may be different from yours. The options held by certain directors of Extended Systems will be accelerated in the event that such directors are not retained as members of the board of directors of Palm following the completion of the merger.

Share Ownership of Management (See Page 58)

   As of the close of business on the record date for the special meeting of Extended Systems stockholders at which the merger agreement and the merger will be considered and voted upon, directors and executive officers of Extended
Systems and their affiliates beneficially owned approximately     % of the
outstanding shares of Extended Systems common stock, excluding options to purchase Extended Systems common stock, and have entered into voting agreements with Palm and have agreed to vote their Extended Systems shares in favor of adoption of the merger agreement and authorziation of the merger.

Material U.S. Federal Income Tax Considerations (See Page 71)

   In general, Extended Systems stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except with respect to cash received instead of fractional shares. It is a condition to the merger that we receive legal opinions from both Palm's and Extended Systems' tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. You should carefully read the discussion under "Material Federal Income
Tax Considerations" on page    of this proxy statement/prospectus. YOU ARE
ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BECAUSE TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION.

Accounting Treatment of the Merger (See Page 73)

   Palm intends to account for the merger using the purchase method of accounting. The purchase price will be allocated to assets and liabilities of Extended Systems and these assets and liabilities will be recorded on Palm's books at their respective fair values upon completion of the merger. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to Palm's operations in the quarter the merger is completed and the purchase accounting and valuation amounts are finalized. Furthermore, a portion of the purchase price equal to the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price will be recorded as goodwill and other intangible assets and will be amortized over the useful lives of such assets.

Antitrust Approval Required to Complete the Merger (See Page 73)

   The merger is subject to antitrust laws. Palm and Extended Systems have made the required filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission. However, we are not permitted to complete the merger until the applicable waiting periods have expired or terminated. The Antitrust Division of the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, including the Federal Cartel Office of Germany, state or private person, may challenge the merger at any time before or after its completion.

Restrictions on the Ability to Sell Palm Stock (See Page 73)

   All shares of Palm common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either Palm or Extended Systems under the Securities Act. Shares of Palm common stock received by our affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

Listing of Palm Common Stock (See Page 74)

   The shares of Palm common stock issued in connection with the merger will be listed on the Nasdaq National Market System.

Appraisal Rights (See Page 74)

   Under applicable law, Extended Systems stockholders are not entitled to appraisal rights in connection with the merger.

Cautionary Statement Regarding Forward-Looking Statements in this Proxy Statement/Prospectus (See Page 89)

   This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Palm's and Extended Systems' financial condition, results of operations and business and the expected impact of the merger on Palm's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 22 of this proxy statement/prospectus. See also "Statements Regarding Forward-Looking Information."

              PALM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The tables below present summary selected historical consolidated financial data of Palm. The information set forth below should be read in conjunction with Palm's Annual Report on Form 10-K for the fiscal year ended June 2, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in addition to Palm's quarterly report on Form 10-Q filed for the six-month period ended December 1, 2000, incorporated by reference into this proxy statement/prospectus.

   The consolidated financial data for each of the three years in the period ended June 2, 2000 and the consolidated balance sheet data as of May 28, 1999 and June 2, 2000 have been derived from our audited consolidated financial statements, incorporated by reference into this proxy statement/prospectus, which have been audited by Deloitte & Touche LLP, independent auditors, whose report is also incorporated by reference into this proxy statement/prospectus. The selected consolidated statement of operations data for the year ended May 25, 1997 and the condensed consolidated balance sheets data as of May 25, 1997 and May 31, 1998 have been derived from our audited financial statements not included or incorporated by reference into this proxy statement/prospectus. The selected consolidated statement of operations data for the period ended May 26, 1996 and the condensed consolidated balance sheet data as of May 26, 1996 have been derived from our unaudited consolidated financial statements and are not included or incorporated by reference into this proxy statement/prospectus. Our year ended May 26, 1996 included eleven months of operating results. Certain reclassifications have been made to prior periods to conform to the current period presentation. Such reclassifications had no effect on net income (loss) or net income (loss) per share.

   The consolidated statement of operations data for the six months ended November 26, 1999 and December 1, 2000 and the condensed consolidated balance sheet data as of December 1, 2000 have been derived from unaudited condensed consolidated financial statements and are incorporated by reference into this proxy statement/prospectus. These statements, in the opinion of management, include all adjustments, consisting only of normal recurring accruals that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance.

              PALM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                           Years Ended                       Six Months Ended
                          ------------------------------------------------- -------------------
                          May 26,  May 25,   May 31,   May 28,    June 2,   Nov. 26,  Dec. 1,
                           1996      1997      1998      1999       2000      1999      2000
                          -------  --------  --------  --------  ---------- -------- ----------
                                        (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues................  $ 7,054  $114,157  $272,137  $563,525  $1,057,597 $435,060 $  923,168
Cost of revenues........    4,479    77,685   157,749   315,616     613,083  246,342    580,940
                          -------  --------  --------  --------  ---------- -------- ----------
Gross profit............    2,575    36,472   114,388   247,909     444,514  188,718    342,228
                          -------  --------  --------  --------  ---------- -------- ----------
Operating expenses:
  Sales and marketing...    2,783    30,305    70,765   127,592     236,275  102,418    165,830
  Research and
   development..........    4,716    13,442    21,863    45,654      74,276   27,805     71,313
  General and
   administrative.......    1,853     6,238    15,299    23,692      50,916   16,956     45,356
  Amortization of
   goodwill and
   intangible assets....      --        --        --        507       2,028    1,014     12,739
  Purchased in-process
   technology...........      --        --        --      2,125         --       --         853
  Separation costs......      --        --        --        --       19,570    3,780      2,617
                          -------  --------  --------  --------  ---------- -------- ----------
   Total operating
    expenses............    9,352    49,985   107,927   199,570     383,065  151,973    298,708
                          -------  --------  --------  --------  ---------- -------- ----------
Operating income
 (loss).................   (6,777)  (13,513)    6,461    48,339      61,449   36,745     43,520
Interest and other
 income (expense), net..       81      (515)      (56)     (223)     16,364      214     25,988
                          -------  --------  --------  --------  ---------- -------- ----------
Income (loss) before
 income taxes...........   (6,696)  (14,028)    6,405    48,116      77,813   36,959     69,508
Income tax provision
 (credit)...............   (3,634)   (6,166)    2,234    18,488      31,903   14,439     31,974
                          -------  --------  --------  --------  ---------- -------- ----------
Net income (loss).......  $(3,062) $ (7,862) $  4,171  $ 29,628  $   45,910 $ 22,520 $   37,534
                          =======  ========  ========  ========  ========== ======== ==========
Net income (loss) per
 share:
  Basic.................  $ (0.01) $  (0.01) $   0.01  $   0.06  $     0.09 $   0.04 $     0.07
  Diluted...............  $ (0.01) $  (0.01) $   0.01  $   0.06  $     0.09 $   0.04 $     0.07
Shares used in computing
 net income (loss) per
 share:
  Basic.................  532,000   532,000   532,000   532,000     539,739  532,000    565,548
  Diluted...............  532,000   532,000   532,000   532,000     539,851  532,000    569,845

                                              As of                                    As of
                          -------------------------------------------------          ----------
                          May 26,  May 25,   May 31,   May 28,    June 2,             Dec. 1,
                           1996      1997      1998      1999       2000                2000
                          -------  --------  --------  --------  ----------          ----------
                                                   (in thousands)
Condensed Consolidated
 Balance Sheet Data:
Cash and cash
 equivalents............  $   --   $    --   $    --   $    478  $1,062,128          $  742,888
Working capital.........    3,899    26,963    53,354    12,682   1,012,476             760,770
Total assets............    9,618    45,984   115,359   152,247   1,282,676           1,452,971
Payable to 3Com
 Corporation............      752     4,412    15,617    40,509      18,374                 --
Total stockholders'
 equity ................    6,466    31,245    65,675    34,018   1,029,188           1,110,640

        EXTENDED SYSTEMS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The tables below present summary selected historical consolidated financial data of Extended Systems. The information set forth below should be read in conjunction with Extended Systems' Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in addition to Extended Systems' quarterly report on Form 10-Q for the six-month period ended December 31, 2000 incorporated by reference into this proxy statement/prospectus.

   The consolidated financial data for each of the three years in the period ended June 30, 2000 and as of June 30, 1999 and 2000 have been derived from our audited consolidated financial statements incorporated by reference into this proxy statement/prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is also incorporated by reference into this proxy statement/prospectus. The selected consolidated statement of operations data for the years ended June 30, 1996 and 1997 and the condensed consolidated balance sheet data as of June 30, 1996, 1997 and 1998 have been derived from audited financial statements not included or incorporated by reference into this proxy statement/prospectus.

   The consolidated statement of operations data for the six months ended December 31, 1999 and 2000 and the condensed consolidated balance sheet data as of December 31, 2000 have been derived from unaudited consolidated financial statements and are incorporated by reference into this proxy statement/prospectus. These statements, in the opinion of management, include all adjustments, consisting only of normal recurring accruals that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance.

        EXTENDED SYSTEMS SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                         Six Months Ended
                                   Years Ended June 30,                    December 31,
                          -------------------------------------------  ---------------------
                           1996     1997     1998     1999     2000     1999        2000
                          -------  -------  -------  -------  -------  -------  ------------
                                     (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues................  $34,670  $39,535  $50,004  $50,689  $56,512  $28,361    $26,086
Cost of revenues........   14,829   15,287   20,710   25,202   28,115   15,020     10,803
                          -------  -------  -------  -------  -------  -------    -------
Gross profit............   19,841   24,248   29,294   25,487   28,397   13,341     15,283
                          -------  -------  -------  -------  -------  -------    -------
Operating expenses:
  Sales and marketing...    9,007   10,802   13,838   15,930   17,787    8,518     10,890
  Research and
   development..........    4,362    5,259    6,351    6,815    9,614    4,448      6,461
  General and
   administrative.......    2,273    2,879    3,340    3,703    4,423    2,168      2,687
  Amortization of
   goodwill and
   intangible assets....      --       --       --        61      891      407        486
  Purchased in-process
   technology...........      --       --       --       758    2,352    2,352        --
                          -------  -------  -------  -------  -------  -------    -------
   Total operating
    expenses............   15,642   18,940   23,529   27,267   35,067   17,893     20,524
                          -------  -------  -------  -------  -------  -------    -------
Operating income
 (loss).................    4,199    5,308    5,765   (1,780)  (6,670)  (4,552)    (5,241)
Interest and other
 income (expense), net..     (756)  (1,123)    (652)    (374)    (316)    (339)       201
                          -------  -------  -------  -------  -------  -------    -------
Income (loss) before
 income taxes...........    3,443    4,185    5,113   (2,154)  (6,986)  (4,891)    (5,040)
Income tax provision
 (credit)...............    1,164    1,509    1,815     (692)  (2,001)  (1,362)    (1,865)
                          -------  -------  -------  -------  -------  -------    -------
Net income (loss).......  $ 2,279  $ 2,676  $ 3,298  $(1,462) $(4,985) $(3,529)   $(3,175)
                          =======  =======  =======  =======  =======  =======    =======
Net income (loss) per
 share:
  Basic.................  $  0.33  $  0.39  $  0.45  $ (0.17) $ (0.52) $ (0.39)   $ (0.30)
  Diluted...............  $  0.32  $  0.38  $  0.44  $ (0.17) $ (0.52) $ (0.39)   $ (0.30)
Shares used in computing
 net income (loss) per
 share:
  Basic.................    6,826    6,870    7,303    8,409    9,552    9,158     10,416
  Diluted...............    7,029    7,133    7,577    8,409    9,552    9,158     10,416
                                      As of June 30,                               As of
                          -------------------------------------------           December 31,
                           1996     1997     1998     1999     2000                 2000
                          -------  -------  -------  -------  -------           ------------
                                          (in thousands)
Condensed Consolidated
 Balance Sheet Data:
Cash and cash
 equivalents............  $ 5,729  $ 6,621  $15,006  $ 9,668  $ 6,191             $ 4,848
Working capital.........   11,433   13,627   24,697   16,692   17,583              15,464
Total assets............   21,338   25,677   40,147   40,799   44,221              45,812
Long-term debt..........    6,151    7,210    7,617       67       --                 --
Total stockholders'
 equity.................   11,522   14,025   26,592   26,595   37,715              37,976

   SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

   The following summary unaudited pro forma condensed combined financial data should be read in conjunction with Palm's unaudited pro forma combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data for the year ended June 2, 2000 and the six months ended December 1, 2000, gives effect of the proposed merger of Palm and Extended Systems using the purchase method of accounting. According to the terms of the proposed merger, the exchange ratio for Extended Systems common stock to be exchanged for Palm common stock is between 1.000 and 1.325 based on the average closing price of Palm common stock for the 10 trading days ending two (2) business days prior to the Extended Systems stockholder meeting. If the average closing price of Palm common stock is between $16.60 and $22.00 per share, Extended Systems stockholders will receive a number of shares equal to $22.00 per share divided by the Palm average closing price. If the average price is at or above $22.00, Extended Systems stockholders will receive 1.000 Palm share for each Extended Systems share and if the average closing price is at or below $16.60, Extended Systems stockholders will receive 1.325 Palm shares for each Extended Systems share. The measurement date has not occurred to determine the final value of the proposed merger. For purposes of these pro forma condensed combined financial data, our proforma adjustments were determined based upon Palm's closing stock price of $5.97 as reported on the Nasdaq National Market System on April 4, 2001 and an exchange ratio of 1.325 shares of Palm common stock are issued in exchange for each share of Extended Systems common stock.

   The summary unaudited pro forma condensed combined statement of operations data for the year ended June 2, 2000, and the six months ended December 1, 2000, gives effect to the above transaction as if it occurred on May 29, 1999. The unaudited pro forma condensed combined statement of operations data for the year ended June 2, 2000, has been derived by combining the audited historical statement of operations for Palm for the year ended June 2, 2000 and the audited historical statement of operations of Extended Systems for the year ended June 30, 2000. The unaudited pro forma condensed combined statement of operations data for the six months ended December 1, 2000, has been derived by combining unaudited historical consolidated statement of operations of Palm for the six months ended December 1, 2000 and the unaudited historical consolidated statement of operations of Extended Systems for the six months ended December 31, 2000.

   The summary unaudited pro forma condensed combined balance sheet as of December 1, 2000, gives effect to the above transaction as if it occurred on December 1, 2000. The unaudited pro forma condensed combined balance sheet data as of December 1, 2000, has been derived by combining the unaudited historical condensed consolidated balance sheet of Palm as of December 1, 2000, and the unaudited historical condensed consolidated balance sheet of Extended Systems as of December 31, 2000.

   The total estimated purchase price of the acquisition of Extended Systems has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management's best estimates of their fair value with the excess cost over the net tangible and intangible assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

   The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. Actual results could differ from those estimates.

                                                    Year Ended
                                                     June 2,   Six Months Ended
                                                       2000    December 1, 2000
                                                    ---------- ----------------
                                                       (in thousands, except
                                                          per share data)
Pro Forma Condensed Combined Statement of
 Operations Data:
Revenues........................................... $1,114,101     $949,164
Net income.........................................     32,479       30,889
Net income per share:
  Basic............................................       0.06         0.05
  Diluted..........................................       0.06         0.05
Supplemental information:
  Net income excluding amortization of goodwill and
   intangible assets, in-process technology and
   separation costs................................     67,697       52,772

                                                                     As of
                                                                December 1, 2000
                                                                ----------------
                                                                 (in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents......................................    $  747,736
Working capital................................................       770,367
Total assets...................................................     1,532,401
Total stockholders' equity.....................................     1,166,698

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

   The following table sets forth certain historical per share data of Palm and Extended Systems and combined per share data on an unaudited pro forma basis after giving effect to the proposed merger using the purchase method of accounting and assuming 1.325 shares of Palm common stock are issued in exchange for each share of Extended Systems common stock. The following data should be read in conjunction with the separate historical consolidated financial statements of Palm and Extended Systems, which are incorporated by reference into this proxy statement/prospectus.

   The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. Actual results could differ from those estimates. In addition, Palm's earnings per share information is computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share for all periods presented. Other than the $150 million cash dividend paid to 3Com Corporation, Palm's former parent company, out of the proceeds from our initial public offering, Palm has not declared or paid cash dividends on its common stock. Extended Systems has not declared or paid cash dividends on its common stock since September 30, 1994.

                                                    Year Ended Six Months Ended
                                                    June 2000   December 2000
                                                    ---------- ----------------
Historical Palm:
Net income per share:
  Basic...........................................    $ 0.09        $ 0.07
  Diluted.........................................    $ 0.09        $ 0.07
Book value per share at the end of the period(1)..    $ 1.82        $ 1.96

Historical Extended Systems:
Net loss per share:
  Basic...........................................    $(0.52)       $(0.30)
  Diluted.........................................    $(0.52)       $(0.30)
Book value per share at the end of the period(1)..    $ 3.66        $ 3.55

Palm and Extended Systems Pro Forma Combined:
Pro forma combined net income per share(2):
  Basic...........................................    $ 0.06        $ 0.05
  Diluted.........................................    $ 0.06        $ 0.05
Pro forma net income per equivalent Extended
 Systems share(3):
  Basic...........................................    $ 0.08        $ 0.07
  Diluted.........................................    $ 0.08        $ 0.07
Pro forma book value per Palm share at December 1,
 2000(1)..........................................                  $ 2.01
Pro forma book value per equivalent Extended
 Systems share at December 31, 2000(1)                              $ 2.83

-------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of shares of Palm or Extended Systems common stock outstanding at the end of each period. Pro forma combined book value per share is computed by dividing pro forma total stockholders' equity by the pro forma number of shares of Palm common stock outstanding at the end of each period assuming the merger had occurred on that date.

(2) The pro forma combined per share information is computed by dividing the pro forma net income by the combination of Extended Systems' weighted average common stock outstanding multiplied by the exchange ratio of 1.325 plus Palm's weighted average common and equivalent shares outstanding, assuming Palm had merged with Extended Systems at the beginning of the earliest period presented. For purposes of determining the pro forma net income, the share price used was Palm's closing stock price of $5.97 as reported on the Nasdaq National Market System on April 4, 2001.

(3) The pro forma combined equivalent per share amounts for Extended Systems are calculated by multiplying Palm combined pro forma share amounts described in footnote (2) by the exchange ratio for the merger (i.e., 1.325).

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   Extended Systems common stock has traded on the Nasdaq National Market System under the symbol "XTND" since March 4, 1998. Palm common stock has traded on the Nasdaq National Market System under the symbol "PALM" since March 2, 2000.

   The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of Extended Systems common stock and Palm common stock both as reported on the Nasdaq National Market System.

                                                     Price Per
                                                      Share of
                                                      Extended      Price Per
                                                   Systems Common Share of Palm
                                                       Stock      Common Stock
                                                   -------------- -------------
                                                    High    Low    High   Low
                                                   ------- ------ ------ ------
Calendar Year 1998
First quarter ended March 31, 1998................ $  8.69 $ 8.00
Second quarter ended June 30, 1998................ $  8.25 $ 6.38
Third quarter ended September 30, 1998............ $  7.13 $ 6.00
Fourth quarter ended December 31, 1998............ $  8.00 $ 4.13

Calendar Year 1999
First quarter ended March 31, 1999................ $  5.94 $ 4.00
Second quarter ended June 30, 1999................ $  4.88 $ 4.25
Third quarter ended September 30, 1999............ $  6.81 $ 4.25
Fourth quarter ended December 31, 1999............ $ 47.88 $ 6.56

Calendar Year 2000
First quarter ended March 31, 2000................ $137.00 $42.31 $95.06 $44.88
Second quarter ended June 30, 2000................ $ 99.94 $27.50 $40.38 $20.81
Third quarter ended September 30, 2000............ $ 95.75 $40.19 $55.50 $29.44
Fourth quarter ended December 31, 2000............ $ 44.00 $10.25 $66.94 $25.63

Calendar Year 2001
First quarter ended March 31, 2001................ $ 28.50 $10.56 $28.56 $ 8.00
Second quarter through April   , 2001............. $       $      $      $

   The following table sets forth the closing prices per share of Extended Systems common stock and Palm common stock both as reported on the Nasdaq National Market System on (1) March 5, 2001, the business day preceding public announcement that Palm and Extended Systems had entered into the merger
agreement and (2)           , 2001, the last full trading day for which closing
prices were available at the time of the printing of this proxy statement/prospectus.

   The table also includes the equivalent price per share of Extended Systems common stock on those dates. This equivalent per share price reflects the value of the Palm common stock you would receive for each share of your Extended Systems common stock if the merger was completed on any of these dates applying the particular exchange ratio on those dates.

                           Extended Systems Palm Common    Extended Systems
                             Common Stock      Stock     Equivalent Share Price
                           ---------------- ----------- -----------------------
     March 5, 2001........      $19.63        $17.31            $22.00
          , 2001..........

   BECAUSE THE MARKET PRICE OF PALM COMMON STOCK MAY INCREASE OR DECREASE BEFORE THE COMPLETION OF THE MERGER, YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                              PALM DIVIDEND POLICY

   Other than the $150 million cash dividend paid to 3Com Corporation, Palm's former parent company, out of the proceeds from our initial public offering, Palm has not paid and does not anticipate paying cash dividends in the future. Palm expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business.

                        EXTENDED SYSTEMS DIVIDEND POLICY

   Extended Systems has not declared or paid any cash dividends on its common stock since September 30, 1994 and does not anticipate paying cash dividends in the foreseeable future. Extended Systems expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma combined consolidated financial statements give effect to the proposed merger between Palm and Extended Systems using the purchase method of accounting for the business combination.

   On March 6, 2001, Palm entered into an agreement to acquire Extended Systems. The measurement date has not occurred to determine the final value of the proposed merger. For purposes of these proforma combined consolidated financial statements, the pro forma adjustments were determined based upon Palm's closing stock price of $5.97 as reported on the Nasdaq National Market System on April 4, 2001. Under this assumption the total consideration for the proposed merger was valued at $101.5 million, consisting of Palm common stock valued at $85 million, assumption of Extended Systems common stock options valued at $12 million, other liabilities of $0.5 million and estimated direct acquisition costs of $4 million. The estimated acquisition related costs consist primarily of investment banking, legal and accounting fees and printing costs to be incurred which are directly related to the acquisition.

   The actual consideration for the acquisition of Extended Systems cannot yet be determined since the acquisition has not yet been completed. There can be no assurance that Palm and Extended Systems will not incur additional charges related to the merger or that management will be successful in its effort to integrate the operations of the two companies. According to the terms of the proposed merger, the exchange ratio for Extended Systems common stock to be exchanged for Palm common stock is between 1.000 and 1.325 based on the average closing price of Palm common stock for the 10 trading days ending two (2) business days prior to the Extended Systems stockholder meeting. If the average closing price of Palm common stock is between $16.60 and $22.00 per share, Extended Systems stockholders will receive a number of shares equal to $22.00 per share divided by the Palm average closing price. If the average closing price is at or above $22.00, Extended Systems stockholders will receive 1.000 Palm share for each Extended Systems share and if the average closing price is at or below $16.60, Extended Systems stockholders will receive 1.325 Palm shares for each Extended Systems share. For the purpose of the following pro forma financial information, the number of shares of Palm common stock assumed to be issued in the acquisition of Extended Systems is approximately 14.3 million. This amount is based on the exchange ratio of 1.325 shares of Palm common stock to be exchanged for each share of Extended Systems common stock outstanding as of March 6, 2001, the date of the merger agreement. Similarly, the estimated value of options to purchase Palm common stock to be issued in the acquisition of Extended Systems is based on the outstanding options to purchase shares of Extended Systems common stock as of March 6, 2001. The actual number of shares of Palm common stock and options to be issued will be based on the actual outstanding shares of common stock and options of Extended Systems as well as a final exchange ratio as determined at the completion of the merger.

   The accompanying pro forma combined consolidated financial statements are presented in accordance with Article 11 of the Securities and Exchange Commission's Regulation S-X.

   The unaudited pro forma combined consolidated balance sheet combines the unaudited historical consolidated balance sheet of Palm as of December 1, 2000 and the unaudited historical consolidated balance sheet of Extended Systems as of December 31, 2000.

   The unaudited pro forma combined consolidated statements of operations of Palm give effect to the merger as if it had been consummated at the beginning of the earliest period presented. The unaudited pro forma combined consolidated statement of operations of Palm for the year ended June 2, 2000, includes the audited historical consolidated statement of operations of Palm for the year ended June 2, 2000 combined with the audited historical consolidated statements of operations of Extended Systems for the year ended June 30, 2000.

   The unaudited pro forma combined consolidated statement of operations of Palm for the six months ended December 1, 2000, combines the unaudited historical consolidated statement of operations of Palm for the six months ended December 1, 2000 with the unaudited historical consolidated statement of operations of Extended Systems for the six months ended December 31, 2000.

   The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. The pro forma information should be read in conjunction with the accompanying notes thereto, with Palm's historical financial statements and related notes thereto, incorporated by reference into this proxy statement/prospectus, and with Extended Systems' historical financial statements and related notes thereto, incorporated by reference into this proxy statement/prospectus.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                             As of December 1, 2000
                                 (in thousands)

                                             Historical                  Total
                                 Historical   Extended   Pro Forma     Pro Forma
                                  Palm(1)    Systems(2) Adjustments     Combined
                                 ----------  ---------- -----------    ----------
             ASSETS
             ------
 Current assets:
   Cash and cash equivalents...  $  742,888   $ 4,848    $    --       $  747,736
   Accounts receivable, net....     246,379    13,977         --          260,356
   Inventories.................      33,787     2,849         --           36,636
   Deferred income taxes.......      48,397       691         --           49,088
   Prepaids and other..........      15,831       935         --           16,766
                                 ----------   -------    --------      ----------
     Total current assets......   1,087,282    23,300         --        1,110,582
   Restricted investments......     231,098       --          --          231,098
   Property and equipment,
    net........................      41,630     7,687       1,400 A        50,717
   Goodwill and intangibles,
    net and other assets.......      92,961     5,724      20,218 A,C     118,903
   Deferred income taxes.......         --      9,101      12,000 A        21,101
                                 ----------   -------    --------      ----------
     Total assets..............  $1,452,971   $45,812    $ 33,618      $1,532,401
                                 ==========   =======    ========      ==========

 LIABILITIES AND STOCKHOLDERS'
             EQUITY
 -----------------------------

 Current liabilities:
   Accounts payable............  $  186,849   $ 3,974    $    --       $  190,823
   Other accrued liabilities...     139,663     3,862       5,867 A       149,392
                                 ----------   -------    --------      ----------
     Total current
      liabilities..............     326,512     7,836       5,867         340,215
 Non-current liabilities:
   Deferred revenue and other..      12,826       --          --           12,826
   Deferred income taxes.......       2,993       --        9,669 A,F      12,662
 Stockholders' equity:
   Preferred stock.............         --        --          --              --
   Common stock................         566        11           3 A           580
   Additional paid-in capital..   1,076,913    31,327      65,707 A,E   1,173,947
   Unamortized deferred stock
    based compensation.........     (16,841)      --         (662)A,C     (17,503)
   Retained earnings
    (deficit)..................      49,971     7,365     (47,693)A,G       9,643
   Accumulated other
    comprehensive income
    (loss).....................          31      (727)        727 A            31
                                 ----------   -------    --------      ----------
     Total stockholders'
      equity...................   1,110,640    37,976      18,082       1,166,698
                                 ----------   -------    --------      ----------
     Total liabilities and
      stockholders' equity.....  $1,452,971   $45,812    $ 33,618      $1,532,401
                                 ==========   =======    ========      ==========

--------
(1) As of December 1, 2000

(2) As of December 31, 2000

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                            Year Ended June 2, 2000
                     (in thousands, except per share data)


                                            Historical                 Total
                                 Historical  Extended   Pro Forma    Pro Forma
                                  Palm(1)   Systems(2) Adjustments    Combined
                                 ---------- ---------- -----------   ----------
Revenues........................ $1,057,597  $56,512     $    (8)D   $1,114,101
Cost of revenues................    613,083   28,115           7 C,D    641,205
                                 ----------  -------     -------     ----------
Gross profit....................    444,514   28,397         (15)       472,896
Operating expenses:
  Sales and marketing...........    236,275   17,787         137 C      254,199
  Research and development......     74,276    9,614         190 C       84,080
  General and administrative....     50,916    4,423       2,609 A,C     57,948
  Amortization of goodwill and
   intangible assets............      2,028      891      10,377 B       13,296
  Purchased in-process
   technology...................        --     2,352         --  G        2,352
  Separation costs..............     19,570      --          --          19,570
                                 ----------  -------     -------     ----------
    Total operating expenses....    383,065   35,067      13,313        431,445
                                 ----------  -------     -------     ----------
Operating income (loss).........     61,449   (6,670)    (13,328)        41,451
Interest and other income
 (expenses), net................     16,364     (316)        --          16,048
                                 ----------  -------     -------     ----------
Income (loss) before income
 taxes..........................     77,813   (6,986)    (13,328)        57,499
Income tax provision (credit)...     31,903   (2,001)     (4,882)        25,020
                                 ----------  -------     -------     ----------
Net income (loss)............... $   45,910  $(4,985)    $(8,446)    $   32,479
                                 ==========  =======     =======     ==========
Net income per share:
  Basic......................... $     0.09                          $     0.06
  Diluted....................... $     0.09                          $     0.06
Shares used in computing net
 income per share:
  Basic.........................    539,739               14,256 E      553,995
  Diluted.......................    539,851               15,855 E      555,706

--------
(1) Year Ended June 2, 2000

(2) Year Ended June 30, 2000

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                       Six Months Ended December 1, 2000
                     (in thousands, except per share data)


                                             Historical                 Total
                                  Historical  Extended   Pro Forma    Pro Forma
                                   Palm(1)   Systems(2) Adjustments   Combined
                                  ---------- ---------- -----------   ---------
Revenues.........................  $923,168   $26,086     $   (90)D   $949,164
Cost of revenues.................   580,940    10,803         (82)C,D  591,661
                                   --------   -------     -------     --------
Gross profit.....................   342,228    15,283          (8)     357,503
Operating expenses:
  Sales and marketing............   165,830    10,890          68 C    176,788
  Research and development.......    71,313     6,461          95 C     77,869
  General and administrative.....    45,356     2,687          50 C     48,093
  Amortization of goodwill and
   intangible assets.............    12,739       486       5,188 B     18,413
  Purchased in-process
   technology....................       853       --          --           853
  Separation costs...............     2,617       --          --         2,617
                                   --------   -------     -------     --------
    Total operating expenses.....   298,708    20,524       5,401      324,633
                                   --------   -------     -------     --------
Operating income (loss)..........    43,520    (5,241)     (5,409)      32,870
Interest and other income
 (expenses), net.................    25,988       201         --        26,189
                                   --------   -------     -------     --------
Income (loss) before income
 taxes...........................    69,508    (5,040)     (5,409)      59,059
Income tax provision (credit)....    31,974    (1,865)     (1,939)F     28,170
                                   --------   -------     -------     --------
Net income (loss)................  $ 37,534   $(3,175)    $(3,470)    $ 30,889
                                   ========   =======     =======     ========
Net income per share:
  Basic..........................  $   0.07                           $   0.05
  Diluted........................  $   0.07                           $   0.05
Shares used in computing net
 income per share:
  Basic..........................   565,548                14,256 E    579,804
  Diluted........................   569,845                15,855 E    585,700

--------
(1) Six Months Ended December 1, 2000

(2) Six Months Ended December 31, 2000

    NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

   The measurement date has not occurred to determine the final value of the proposed merger. For purposes of the following pro forma adjustments, the latest practicable date was used prior to filing this proxy statement/prospectus for determining the assumptions used. Accordingly, the share price used to value the proposed merger was Palm's closing stock price of $5.97 as reported on the Nasdaq National Market System on April 4, 2001.

(A) The following represents the allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities of Extended Systems as of the date of the pro forma balance sheet and is for illustrative purposes only. The actual purchase price allocation will be based on fair values of the acquired assets and assumed liabilities as of the date of completion of the merger. Assuming the merger occurred on May 29, 1999, the allocation would have been as follows (in thousands):

     Net tangible assets.............................................. $ 34,795
     Deferred stock-based compensation................................    1,324
     Goodwill and other intangible assets.............................   41,507
     Deferred income taxes, net.......................................   (4,490)
     Purchased in-process technology..................................   28,412
                                                                       --------
     Purchase price................................................... $101,548
                                                                       ========

    The purchase price reflects the accrual of direct costs which will be incurred by Palm associated with the pending merger of Palm and Extended Systems, estimated at approximately $4.0 million. The adjustment reflects the elimination of the equity of Extended Systems and the issuance of Palm shares and options, an increase in the property and equipment to adjust the basis of the land and building owned by Extended Systems to estimated fair market value and a reduction in Extended Systems deferred revenue related to software maintenance revenue that has been deferred. The adjustment also includes deferred taxes on identified intangible assets and deferred stock based compensation. The adjustment also reflects other liabilities of Extended Systems and estimated direct transaction costs arising from the pending merger of approximately $2.5 million related to Extended Systems.

   The table below is a pro forma analysis that reflects the impact of share prices for Palm common stock of $4.00, $10.00 and $18.00 per share on the pro forma combined operating income (loss), net income (loss), net income (loss) per share and goodwill and intangibles, net and other assets. Based on the number of shares of Extended Systems stock outstanding as of March 6, 2001, the actual number of shares of Palm common stock to be issued could range from 10.8 million shares to 14.3 million shares based upon the final exchange ratio.

                                                           Six months ended
                           Year Ended June 2, 2000         December 1, 2000
                          --------------------------  --------------------------
                                  (in thousands, except per share data)

Palm share price........  $   4.00 $  10.00 $  18.00  $   4.00 $  10.00 $  18.00

Palm shares exchanged...    14,256   14,256   13,150    14,256   14,256   13,150

Operating income
 (loss).................  $ 48,188 $ 23,156 $ (7,705) $ 36,134 $ 24,152 $  9,434
Net income (loss).......  $ 36,970 $ 15,236 $(14,386) $ 33,072 $ 22,525 $  8,142

Net income (loss) per
 share:
  Basic.................  $   0.07 $   0.03 $  (0.03) $   0.06 $   0.04 $   0.01
  Diluted...............  $   0.07 $   0.03 $  (0.03) $   0.06 $   0.04 $   0.01
Shares used in computing
 net income (loss)
 per share:
  Basic.................   553,995  553,995  552,889   579,804  579,804  578,698
  Diluted...............   555,706  555,706  552,889   585,700  585,700  584,594
Amortization of goodwill
 and intangible assets..  $  7,120 $ 29,773 $ 57,537  $ 15,325 $ 26,652 $ 40,534

                                                       As of December 1, 2000
                                                     --------------------------
                                                           (in thousands)
Goodwill and intangibles, net and other assets...... $103,463 $160,095 $229,504

(B) The pro forma adjustment represents the amortization of goodwill and other intangible assets (per the allocation in (A) above) that would have been recorded during the year ended June 2, 2000, and the six months ended December 1, 2000.

    The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets in Palm's acquisition of Extended Systems will be amortized on a straight-line basis over a four-year period. Palm has not completed the valuation of the actual intangible assets to be acquired. When completed, certain amounts identified as intangible assets may be amortized over a period other than the four-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price has been identified as in-process research and development. This amount may change materially based on the final fair value as determined as of the date of completion of the proposed merger and will be charged to operating results of Palm in the quarter the merger is completed.

(C) The pro forma adjustment represents the amortization of the intrinsic value of unvested options assumed in the proposed merger with Extended Systems. The intrinsic value is amortized over the vesting period.

(D) The pro forma adjustment represents the elimination of revenues and cost of revenues recorded by Palm and Extended Systems as the result of the proposed merger consummated between the two parties during the period.

(E) The pro forma adjustment reflects the issuance of approximately 14.3 million shares of Palm common stock to Extended Systems stockholders. This amount is based on Palm's closing common stock price on April 4, 2001 of $5.97 and the exchange ratio of 1.325 shares of Palm common stock to be exchanged for each share of Extended Systems common stock outstanding as of March 6, 2001, the date of the merger agreement. The diluted shares include the effect of the weighted average options expected to be assumed.

(F) The pro forma adjustment reflects an effective tax rate of 40% and includes the tax impact of the amortization of goodwill.

(G) The preliminary allocation of in-process research and development of $28.4 million has not been reflected in the pro forma income statement as it is a nonrecurring charge directly attributable to the merger. The amount has been charged directly to retained earnings. This amount may change materially based on the final fair value as determined on the date of completion of the merger and will be charged to the operating results of Palm in the quarter the merger is completed.

                                 RISK FACTORS

   By voting in favor of the adoption of the merger agreement and authorization of the merger, you will be choosing to invest in Palm common stock. An investment in Palm common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Related to the Merger

 The combined company must succeed in the mobile information management market if it is to realize the expected benefits of the merger.

   The combined company's long-term strategic plan depends upon the successful development and introduction of products and solutions that address the needs of the mobile information management market. In order for the combined company to succeed in this new market it must align strategies and objectives and focus a significant portion of its resources towards serving this market.

   The challenges involved in this integration include the following:

  . coordinating software development operations in a rapid and efficient manner to ensure timely release of products to market;

  . combining product offerings and product lines quickly and effectively;

  . successfully managing difficulties associated with transitioning current customers to new product lines;

  . demonstrating to our customers that the merger will not result in adverse changes in customer service standards or business focus;

  . retaining key alliances;

  . maintaining interoperability with major existing hand-held computer platforms;

  . educating our customers and potential customers that the XTNDConnect product will continue to be interoperable with major existing hand-held computer platforms;

  . accelerating the disposition of the printing solutions of Extended
    Systems; and

  . persuading our employees that Palm's and Extended Systems' business cultures are compatible.

   In addition, the combined company's success in this new market will depend on several factors many of which are outside the company's control including:

  . continued growth of the mobile information management market;

  . deployment of the combined company's products by enterprises;

  . promotion of the combined company's products by original equipment manufacturers; and

  . emergence of substitute technologies and products.

   The failure of the combined company to succeed in this market would significantly harm its business and prevent it from realizing the anticipated benefits of the merger.

 Palm and Extended Systems may experience significant difficulties integrating their businesses and operations.

   The merger will not achieve its anticipated benefits unless Palm successfully combines its operations with those of Extended Systems and integrates the two companies' products in a timely manner. Integrating Palm and Extended Systems will be a complex, time-consuming and expensive process and may result in revenue disruption and operational difficulties if not completed in a timely and efficient manner. Prior to the merger, Palm and Extended Systems operated independently, each with its own business, business culture, markets, clients, employees and systems. Following the merger, the combined company must operate as a combined organization utilizing common (1) information communication systems, (2) operating procedures, (3) financial controls and (4) human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating Palm and Extended Systems. These difficulties, costs and delays may include:

  . distracting management from the business of the combined company;

  . potential incompatibility of business cultures;

  . perceived and potential adverse change in client service standards, business focus, billing practices or service offerings available to clients;

  . costs and delays in implementing common systems and procedures, including financial accounting systems;

  . potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel; and

In addition, Extended Systems has shifted the focus of its business strategy from its maturing printing solutions segment and, as a result, has been reallocating engineering, marketing and sales resources from its printing solutions segment to its mobile information management segment. As a result of the proposed merger, Extended Systems is planning to accelerate this shift and exit this business. If Extended Systems is unable to divest itself of its printing solutions segment prior to the closing of the merger, the printing solutions business may divert the attention of Palm's management and cause Palm to incur additional expenses.

 If Palm fails to efficiently combine Extended Systems' and Palm's sales and marketing forces, its sales could suffer.

   Palm may experience disruption in sales and marketing in connection with its efforts to integrate Extended Systems' sales channels, and it may be unable to efficiently or effectively correct such disruption or achieve its sales and marketing objectives after integration. Any such disruptions could cause Palm to fail to achieve the anticipated benefits of the merger.

 The combined company may experience operational difficulties as a result of employee uncertainty regarding the merger.

   Until the combined company announces its strategies with regard to Extended Systems, Palm and Extended Systems employees may experience uncertainty about their future role with the combined company. As a result, the combined company may experience operational difficulties, costs and delays resulting from:

  . persuading our employees that Palm's and Extended Systems' business cultures are compatible; and

  . motivating and retaining the employees of the combined company, particularly key management, technical, sales and customer support personnel.

 Customer uncertainty related to the merger could harm the combined company.

   Palm's or Extended Systems' customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Palm's or Extended Systems' customers could adversely affect the business of the combined company.

 You will receive between 1.000 and 1.325 shares of Palm common stock for each share of Extended Systems common stock despite changes in market value of Palm common stock.

   Upon completion of the merger, each share of Extended Systems common stock will be exchanged for a number of shares of Palm common stock based on the average closing price of Palm common stock for the 10 trading days ending two
(2) business days prior to the Extended Systems stockholders meeting. If the average closing price of Palm common stock is between $16.60 and $22.00 per share, Extended Systems stockholders will receive a number of shares equal to $22.00 per share divided by the Palm average closing price. If the average closing price is at or above $22.00, Extended Systems stockholders will receive 1.000 Palm share for each Extended Systems share and if the average closing price is at or below $16.60, Extended Systems stockholders will receive 1.325 Palm shares for each Extended Systems share. Other than as described above, there will be no adjustment for changes in the market price of either Palm common stock or Extended Systems common stock, and Extended Systems is not permitted to withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Palm or Extended Systems common stock. Accordingly, the specific dollar value of Palm common stock you will receive upon completion of the merger will depend on the market value of Palm common stock at the time of completion of the merger. The merger may not be completed immediately following the Extended Systems stockholder meeting if all regulatory approvals have not yet been obtained. We cannot assure you that the value of the Palm common stock you will receive in the merger will not decline prior to or after the completion of the merger.

 Extended Systems executive officers and directors have interests that may influence them to support and approve the merger.

   Certain of the directors and executive officers of Extended Systems participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. In particular, upon the completion of the merger, unvested options held by non-employee directors will immediately vest. In addition, officers of Extended Systems, if terminated other than for cause, will also be entitled to severance payments. As a result, these directors and officers may be more likely to vote to approve the merger agreement than if they did not hold these interests. As of March 31, 2001, Extended Systems' officers and directors and their affiliates, who together beneficially owned approximately 1,752,755 shares of Extended Systems common stock (excluding options to purchase shares of Extended Systems common stock), which represented 16.3% of all outstanding shares of Extended Systems common stock entitled to vote at the special meeting of Extended Systems, have agreed to vote in favor of the adoption of the merger agreement and the approval of the merger.

 Palm's operating results could be adversely affected as a result of purchase accounting treatment, the impact of amortization of goodwill and other intangibles relating to its proposed merger with Extended Systems if the results of the combined company do not offset these additional expenses.

   Under accounting principles generally accepted in the United States of America, Palm will account for the merger using the purchase method of accounting. Under purchase accounting, Palm will record the market value of its common stock issued in connection with the merger, the fair value of the options to purchase Extended Systems common stock, which become options to purchase Palm common stock and the amount of direct transaction costs as the cost of acquiring the business of Extended Systems. Palm will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and trade names and acquired workforce, and to in-process research and development based on their respective fair values. In-process research and development will be charged to Palm's operations in the quarter the merger is completed. Intangible assets, including goodwill, generally will be amortized over a two to five year period. The amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $41.5 million. If goodwill and other intangible assets were amortized in equal quarterly amounts over a four-year period following completion of the merger, the accounting charge attributable to these items would be approximately $2.6 million per quarter and

$10.4 million per fiscal year. As a result, purchase accounting treatment of the merger will decrease the net income for Palm in the foreseeable future which could have a material and adverse effect on the market value of Palm common stock following completion of the merger.

 Palm and Extended Systems expect to incur significant costs associated with the merger.

   Palm estimates that it will incur direct transaction costs of approximately $4.0 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, Extended Systems estimates that it will incur direct transaction costs estimated to be $2.5 million which will be expensed in the quarter that the merger closes. A portion of the Extended Systems costs will be determined upon the closing. Palm and Extended Systems believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

 The price of Palm common stock may be affected by factors different from those affecting the price of Extended Systems.

   When the merger is completed, holders of Extended Systems common stock will become holders of Palm common stock. Palm's business differs from that of Extended Systems, and Palm's results of operations, as well as the price of Palm common stock, may be affected by factors different from those affecting Extended Systems' results of operations and the price of Extended Systems common stock.

 Palm and Extended Systems may not be able to obtain the required governmental and regulatory approvals for completing the merger.

   As a condition to the obligations of Palm and Extended Systems to complete the merger, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated. Palm and Extended Systems have made the required filings with the Department of Justice and the Federal Trade Commission. In addition, the merger may be subject to various foreign antitrust laws, some of which may require us to make filings with foreign authorities. For example, in Germany the merger cannot be consummated until either the Federal Cartel Office clears the merger or the relevant waiting period has expired without the Federal Cartel Office having prohibited the merger. There can be no assurance that these approvals will be obtained at all or without materially adverse restrictions or conditions that would have an adverse effect on Palm and Extended Systems on a combined basis. The combined enterprise may be required to agree to various operating restrictions, before or after receipt of stockholder approval, in order to obtain the necessary approvals of the merger or to assure that governmental authorities do not seek to block the merger. After the special meeting of Extended Systems stockholders, no additional stockholder approval is expected to be required as a condition to Palm or Extended Systems agreeing to any terms and conditions necessary to resolve any regulatory objections to the merger, and stockholder approval will not be sought unless such stockholder approval is required to approve such terms and conditions under applicable law. Even if regulatory approvals are obtained, any federal, state, foreign governmental entity or private person may challenge the merger at any time before or after its completion.

 If the merger is not completed, Palm's and Extended Systems' stock prices and future business and operations could be adversely affected.

   If the merger is not completed, Palm and Extended Systems may be subject to the following material risks, among others:

  . Extended Systems may be required to pay Palm a termination fee of up to $11 million;

  . the option granted to Palm by Extended Systems may become exercisable and if exercised, may make another business combination involving Extended Systems more difficult;

  . the price of Palm and Extended Systems common stock may decline to the extent that the current market prices of Palm and Extended Systems common stock reflect a market assumption that the merger will be completed;

  . Palm and Extended Systems must pay for certain costs related to the merger, such as legal, accounting and financial advisory fees which must be paid even if the merger is not completed; and

  . Palm and Extended Systems will be forced to reconsider how they execute on their business strategies which may lead to further customer confusion and result in increased competition.

   Further, with respect to Extended Systems, if the merger is terminated and the Extended Systems board of directors determines to seek another merger or business combination, it is not certain that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and
subject to limited exceptions described on page     of this proxy
statement/prospectus, Extended Systems is generally prohibited from soliciting, initiating or knowingly encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than Palm.

Risks Related to Palm and the Combined Company

 If the combined company fails to develop and introduce new products and services timely and successfully, it will not be able to compete effectively and its ability to generate revenues will suffer.

   The combined company will operate in a highly competitive, quickly changing environment, and its future success depends on its ability to develop and introduce new products and services that its customers and end users choose to buy. If the combined company is unsuccessful at developing and introducing new products and services that are appealing to end users, its business and operating results would be negatively impacted because it would not be able to compete effectively and the ability to generate revenues would suffer.

   The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If Palm fails to anticipate end users' needs and technological trends accurately or are otherwise unable to complete the development of products and services in a timely fashion, it will be unable to introduce new products and services into the market to successfully compete. For example, Palm is currently developing new m500 and m505 handheld device products that feature a Secure Digital expansion slot. The new m500 and m505 devices are expected to be in volume production late in Palm's fourth quarter of fiscal 2001. If the production release schedule is delayed or production volumes do not ramp as currently expected, then Palm's fourth quarter revenues and operating results will be negatively impacted. We cannot assure you that Palm will be able to introduce these or other products on a timely or cost-effective basis or that customer demand for these products will meet expectations.

   Because the sales and marketing life cycle of Palm's handheld solutions is generally 12 to 18 months or less, Palm must:

  . continue to develop updates to the Palm platform, new handheld devices and new Internet services, or Palm's existing products and services will quickly become obsolete;

  . manage the timing of new product introductions so that the combined company minimizes the impact of customers delaying purchases of existing products in anticipation of new product releases;

  . manage the timing of new product introductions to meet seasonal market demands;

  . manage the levels of existing and older product and component inventories to minimize inventory write-offs; and

  . adjust the prices of existing products and services in order to increase or maintain customer demand for these products and services.

 If Palm does not correctly anticipate demand for its products, Palm may not be able to secure sufficient quantities or cost-effective production of its handheld devices or could have costly excess production or inventories.

   The demand for Palm's products depends on many factors and is difficult to forecast, in part due to the market for its products being relatively new, variations in economic conditions and relatively short product life cycles. As Palm introduces and supports additional handheld device products and as competition in the market for handheld products intensifies, it will become more difficult to forecast demand. Significant unanticipated fluctuations in demand could adversely impact Palm's financial results and cause the following problems in its operations:

  . if forecasted demand does not develop, Palm could have excess production resulting in higher inventories of finished products and components, which would use cash and could lead to write-offs of some or all of the excess inventories. For example, as Palm's previous shortages in component availability eased towards the end of the third quarter, it began to experience the impact of the recent economic slowdown, which resulted in lower sales of its products and consequently higher inventories. Currently, Palm expects that inventory balances will continue to grow in its fourth fiscal quarter as current forecasted demand is less than committed build plans. In addition, Palm may also incur certain costs, such as fees for excess manufacturing capacity and cancellation of orders and charges associated with excess and obsolete materials and goods in Palm's inventory, which could result in lower margins and increased cash usage;

  . if demand increases beyond what is forecasted, Palm may have to increase production at its third-party manufacturers. Palm depends on its suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough to meet unexpected demand or may choose to allocate capacity to other customers. Even if Palm is able to procure enough components, its third-party manufacturers might not be able to produce enough devices to meet the market demand for Palm's products. The inability of either Palm's manufacturers or its suppliers to increase production rapidly enough could cause Palm to fail to meet customer demand; and

  . rapid increases or decreases in production levels could result in higher costs for manufacturing and supply of components and other expenses. These higher costs could lower profits. Furthermore, if production is increased rapidly, manufacturing yields could decline, which may also lower Palm's profits.

 Quarterly operating results are subject to fluctuations and seasonality, and if Palm fails to meet the expectations of securities analysts or investors, its share price may decrease significantly.

   Operating results are difficult to predict. Palm's future quarterly operating results may fluctuate significantly and Palm may not meet its expectations or those of securities analysts or investors. If this occurs, the price of Palm stock would likely decline. Factors that may cause fluctuations in operating results include the following:

  . Seasonality. Historically, Palm's revenues have usually been weaker in the first and third quarters of each fiscal year and have, from time to time, been lower than the preceding quarter. This seasonality is due to the fact that Palm's devices are highly consumer-oriented, and consumer buying is traditionally lower in these quarters. In addition, Palm attempts to time its new product releases to coincide with relatively higher consumer spending in the second and fourth fiscal quarters, which contributes to these seasonal variations. However, due to the current economic slowdown, Palm believes that market demand is approximately flat on a year over year basis, and, after factoring in the timing and risks associated with its new product launch of m500 and m505 devices, it expects the fourth quarter revenues for fiscal 2001 to be lower than fourth quarter revenues for fiscal 2000;

  . Fluctuations in Operating Expenses. Palm expects that its operating expenses, particularly its sales, marketing and research and development costs, will increase in the fourth quarter of fiscal 2001. The increase in operating expenses will primarily relate to the introduction of the new products and marketing efforts to stimulate demand for existing products. While Palm expects expenses to increase in the fourth quarter of fiscal 2001, it has embarked on a cost reduction program which it expects will lower overall expenses in the first quarter of fiscal 2002. Due to expectations for lower revenues, Palm is planning to implement certain expense reduction measures, including a reduction in its workforce by approximately 10% to 15% including employees and contractors (approximately 250 people). Palm is also evaluating other actions to reduce costs. To the extent that Palm is not able to adjust expenses as revenues fluctuate, its operating results and ability to operate the business could be adversely impacted;

  . Revenue Mix. Palm's profit margins differ among the handheld device, platform licensing and Internet services parts of its business. In addition, the product mix and sales prices of its device products affects profit margins in any particular quarter. The product mix and sales prices of device products in a particular quarter depend in part on the timing of new product introductions and the relative demand for higher price point products as compared to lower price point products. For example, Palm expects its gross margins in the fourth quarter of the current fiscal year to be lower than its gross margins for the third quarter due to lower revenues, the recent reduction in the suggested retail price of certain products, such as the Palm Vx and the Palm VIIx handhelds, as well as other pricing and promotion programs which may be implemented. As Palm's business evolves and the mix of revenues from devices, licenses and services varies from quarter to quarter, its operating results will likely fluctuate. For example, increased demand for licensees' products could negatively impact sales of Palm's handheld devices, which could adversely impact its operating results;

  . New Product Introductions and Transitions. As Palm introduces new products and services, the timing of these introductions will affect its quarterly operating results. Palm may have difficulty predicting the timing of new product and service introductions and the user acceptance of these new products and services. If products and services are introduced earlier or later than anticipated, or if user acceptance is unexpectedly high or low, quarterly operating results may fluctuate unexpectedly. In addition, Palm typically increases sales and marketing expenses to support new product introductions. The introduction of the m500 and m505 devices, which include a Secure Digital expansion card slot, could partially replace some of Palm's existing products. As a result of the announcement of the m500 and m505 devices, sales could be delayed or negatively affected as potential purchasers may delay purchasing certain other products in anticipation of the availability of the m500 and m505 devices;

  . Quarterly Linearity of Revenues and Component Availability. In the prior three quarters, Palm has shipped a significant and increasing percentage of its quarterly revenues near the end of the quarter due primarily to issues related to component availability and manufacturing ramps. As a result, a significant percentage of its quarterly revenues was recognized during the latter weeks of the third month of the quarter. Shipping a high percentage of quarterly revenues near the end of the quarter subjects Palm to risks such as unexpected disruptions in component availability, manufacturing, order management, information systems and shipping. If a significant disruption occurs, Palm's results of operations or financial condition could be adversely affected. In addition, shipping a significant portion of the quarterly revenues near the end of the quarter could also cause Palm's channel customers to delay placing new orders until later in the following quarter when they have reduced their inventory levels. This makes projecting quarterly results difficult; and

  . Use of Purchase Orders with Customers. Palm relies on one-time purchase orders rather than long-term purchase contracts with its customers. Because Palm cannot predict with certainty incoming purchase orders, decreases in orders or failure to fulfill orders may cause operating results to fluctuate.

 Palm relies on third-party manufacturers and distributors to manufacture and distribute its handheld devices, and its reputation and results of operations could be adversely affected by an inability to control operations.

   Palm outsources all of its manufacturing to Manufacturers' Services Limited, or MSL, and Flextronics. Palm depends on these third party manufacturers to produce sufficient volume of products in a timely fashion and at satisfactory quality levels. In addition, Palm relies on its third-party manufacturers to place orders with suppliers for the components needed to manufacture its products. If third-party manufacturers fail to produce quality products on time and in sufficient quantities, Palm's reputation and results of operations would suffer. If they fail to place timely and sufficient orders with suppliers, Palm's results of operations would suffer. For example, in the second quarter of fiscal 2001, one of Palm's third party manufacturers failed to order certain components on a timely basis, which may have limited Palm's ability to further increase revenues from the prior quarter.

   Because Palm expects demand for its devices in the fourth quarter of fiscal 2001 will be less than its previous forecasts, build plans with third party manufacturers are being reduced. Palm may incur certain costs such as fees for excess manufacturing capacity and cancellation of orders which could result in lower margins and increased cash usage. In addition, these third-party manufacturers are delivering finished goods which were previously ordered and have made component commitments on Palm's behalf which will result in increased inventory balances.

   Palm depends on Flextronics to manufacture some device products at its facilities in Mexico, California, Malaysia and Hungary, and the rest of its device products are manufactured by MSL at its Utah facility. The cost, quality and availability of third party manufacturing operations are essential to the successful production and sale of handheld devices. Reliance on third parties exposes Palm to the following risks outside its control:

  . unexpected increases in manufacturing costs;

  . interruptions in shipments if a manufacturer is unable to complete production;

  . inability to control quality of finished device products;

  . inability to control delivery schedules;

  . unpredictability of manufacturing yield;

  . potential lack of adequate capacity; and

  . potential inability to secure adequate volumes of components.

   Palm does not have a manufacturing agreement with Flextronics, upon whom it relies to manufacture device products. Palm presently orders its products on a purchase order basis from Flextronics. The absence of a manufacturing agreement means that, with little or no notice, Flextronics could refuse to continue to manufacture all or some of the units that Palm requires or change the terms under which it manufactures Palm's device products. If Flextronics were to stop manufacturing Palm's devices, Palm may be unable to replace the lost manufacturing capacity on a timely basis and its results of operations could be harmed. In addition, if Flextronics were to change the terms under which they manufacture for Palm, manufacturing costs could increase and profitability could suffer.

   In March 2001, Palm transitioned its U.S. product distribution from MSL in Utah to Flextronics in Tennessee. This results in the physical separation of U.S. manufacturing and distribution, which will require additional lead-time for movement of product between manufacturing and final shipment to customers. If the infrastructure and processes set up by Flextronics are insufficient to meet Palm's needs or if lead-time for shipment between manufacturing and distribution facilities is excessive, Palm may not be able to achieve required shipment volumes which may negatively impact results.

 Palm depends on its suppliers, some of which are the sole source for its components, and production would be seriously harmed if these suppliers are not able to meet Palm's demand on a cost effective basis and alternative sources are not available.

   Palm's products contain components, including liquid crystal displays, touch panels, memory chips and microprocessors, that are procured from a variety of suppliers. The cost, quality and availability of components are essential to the successful production and sale of device products. During the first three quarters of this fiscal year, Palm experienced shortages of some key components, including liquid crystal displays and related components, flash memory chips and dynamic random access memory, commonly referred to as DRAM, chips.

   Some components, such as displays and related driver chips, power supply integrated circuits, digital signal processors, microprocessors, crystals and several radio frequency and discrete components, come from sole source suppliers. Alternative sources are not currently available for all of these sole source components. If suppliers are unable or unwilling to meet Palm's demand for sole source components and if Palm is unable to obtain an alternative source or if the price for an alternative source is prohibitive, its ability to maintain timely and cost-effective production of handheld computing device products would be seriously harmed.

 Palm uses third parties to provide significant operational and administrative services, and its ability to satisfy customers and operate its business will suffer if the level of services does not meet Palm's requirements.

   Third parties provide services such as customer service, data center operations and desktop support, and facilities services to Palm. Should any of these third parties fail to deliver an adequate level of service, business could suffer.

 Palm does not know if its platform licensing and Internet services parts of its business will be able to generate significant revenues in the future, and Palm will continue to rely on its handheld device products as the primary source of revenues for the foreseeable future.

   Future growth and a significant portion of future revenues depend on the commercial success of Palm handheld devices, which comprise the primary product line that is currently offered. Expansion of the Palm platform licensing and Internet services parts of its business have generated a small percentage of revenues. If revenues from the device business do not grow, other business activities may not be able to compensate for this shortfall.

 A significant portion of revenue currently comes from a small number of customers, and any decrease in revenues from these customers could harm results of operations.

   A significant portion of Palm's revenues comes from only a small number of customers. For example, in the third quarter of fiscal 2001, Ingram Micro represented approximately 16% and Staples represented approximately 8% of Palm's revenues. Palm expects that the majority of its revenues will continue to depend on sales of handheld devices to a small number of customers. Any downturn in the business of these customers could seriously harm Palm's revenues and results of operations.

 Palm relies on distributors, retailers, traditional and Internet-based resellers to sell its products, and disruptions to these channels would adversely affect its ability to generate revenues from the sale of handheld devices.

   Palm's distributors, retailers and resellers sell products offered by its competitors. If competitors offer Palm's distributors, retailers and resellers more favorable terms or have more products available to meet their needs, those distributors, retailers and resellers may de-emphasize or decline to carry Palm products or carry competitors' products instead. In the future, Palm may not be able to retain or attract a sufficient number of qualified distributors, retailers and resellers. Further, distributors, retailers and resellers may not recommend, or continue to recommend, Palm products. If Palm is unable to maintain successful relationships with distributors, retailers and resellers or to expand distribution channels, its business will suffer.

   When Palm reduces the prices of its products to distributors, retailers and resellers, it may have to compensate them for the difference between the higher price they paid to buy their inventory and the new lower prices. In addition, like other manufacturers, Palm is exposed to the risk of product returns from distributors, retailers and resellers, either through their exercise of contractual return rights or as a result of Palm's strategic interest in assisting them in balancing inventories.

   Because Palm sells its products primarily to distributors, retailers and traditional and Internet-based resellers, it is subject to many risks, including risks related to their inventory levels and support for its products. From the fourth quarter of fiscal 2000 through the second quarter of fiscal 2001, Palm was generally unable to fully meet the demand for certain of its products from distributors, retailers and resellers. If Palm is unable to supply its distributors, retailers and resellers with sufficient levels of inventory to meet customer demand, sales could be negatively impacted.

   Palm believes its distributors, retailers and traditional resellers are experiencing competition from Internet-based resellers that distribute directly to end-user customers, and there is also competition among Internet-based resellers. Palm also sells its products directly to end-user customers from the Palm.com web site. These varied sales channels could cause conflict among channels of distribution, which could seriously harm revenues and results of operations.

 If Palm is unable to compete effectively with existing or new competitors, the resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

   Palm competes in the handheld device, operating system software and Internet services markets. The markets for these products and services are highly competitive and it is expected competition will increase in the future. Some of Palm's competitors or potential competitors have significantly greater financial, technical and marketing resources. These competitors may be able to respond more rapidly than Palm to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than Palm does.

   Palm handheld computing device products compete with a variety of smart handheld devices, including keyboard-based devices, sub-notebook computers, smart phones and two-way pagers. Principal competitors include Casio, Compaq, Hewlett-Packard, Psion, Research in Motion Limited, or RIM, Sharp and Palm platform licensees such as Handspring, Sony and TRG.

   The Palm platform competes primarily with operating systems such as Microsoft's Windows CE for palm-sized personal computers, or Pocket PC, and Symbian's EPOC for wireless devices. Licensees of the Palm platform are under no obligation to introduce new products based on the Palm operating system, and may elect to use an alternative operating system, in which case Palm may not be able to increase its revenues from licensing the Palm platform, or expand the proliferation of the Palm economy.

   Palm's Internet services compete with a variety of alternative technologies and services, such as those based on different industry standards for wireless Internet access, information appliances that provide Internet connectivity and other traditional and developing methods. Competitors to Palm's wireless Internet services include RIM and Omnisky. Palm's Internet access business also competes indirectly with other providers of Internet access, ranging from dedicated Internet service providers, such as America Online and Earthlink, to local phone companies.

   Palm expects its competitors to continue to improve the performance of their current products and services and to introduce new products, services and technologies. For example, in the first half of calendar 2000, Microsoft introduced a new version of its Windows CE operating system. Palm believes that Microsoft is investing aggressively to assist its licensees in marketing the Pocket PC line of handheld computers based on this new version of the Windows CE operating system. Successful new product introductions or enhancements by competitors, or increased market acceptance of competing products, such as the Pocket PC and RIM devices or devices offered by Palm licensees, such as Handspring and Sony, could reduce the sales and market acceptance of Palm products and services, cause intense price competition or make Palm products obsolete. To be competitive, Palm must continue to invest significant resources in research and development, sales and marketing and customer support. Palm cannot be sure that it will have sufficient resources to make these investments or that it will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Failure to compete successfully against current or future competitors could seriously harm Palm's business, financial condition and results of operations.

 If Palm fails to effectively respond to competition from products introduced by licensees of the Palm platform or if licensees fail to sell products based on the Palm platform, results of operations may suffer as the revenues received from license fees may not compensate for the loss of revenues from Palm device products.

   The near-term success of the Palm business depends on both the sale of handheld device products and the licensing of the Palm platform. However, licensees of the Palm platform offer products that compete directly or indirectly with Palm's handheld computing devices. For example, licensees such as Handspring and Sony use the Palm platform in products that can compete with Palm's handheld devices. In addition, the Palm platform has been licensed by other manufacturers such as Kyocera, Nokia and Samsung for use in devices such as mobile phones or other similar products that can compete indirectly with Palm handheld devices. If revenues from handheld devices suffer because of competition from licensees of the Palm platform, results of operations would suffer and Palm's ability to implement its business model would be seriously challenged. In addition, Palm's licensees may not be successful in selling products based on the Palm platform, which could harm Palm's business and results of operations.

 Demand for Palm products is partially dependent upon support from third-party software and hardware developers.

   Decisions by customers to purchase Palm handheld device products, as opposed to competitive product offerings, are sometimes based on the availability of third party software, hardware and other expansion capabilities. In the future, Palm believes that the level of support from third party developers in developing products which provide expansion capabilities to handheld devices will become increasingly important. For example, Handspring's line of Visor products feature a hardware expansion slot. Operating results could suffer if third party developers focus their efforts on developing products that provide expansion capabilities to products offered by competitors.

 If the Secure Digital Association does not ratify the Secure Digital Input/Output ("SDIO") specifications in a timely manner or if the SDIO standards ratified by the secure digital association are not favorable to third-party expansion solution developers, the deployment of third party expansion solutions might be delayed or affected, which could negatively impact sales of Palm products that include secure digital expansion slots, such as the m500 and m505 devices.

   The Secure Digital ("SD") standards are governed by the Secure Digital Association. The Secure Digital Association is currently reviewing the SDIO specifications. If the specifications are not ratified by the Secure Digital Association in a timely manner or if the specifications that are ratified are not favorable to third-party expansion solution developers, development or deployment of SD expansion solutions for Palm's products could be negatively affected. This possible impact on the development or deployment of SD expansion solutions or on the timing of such development or deployment of SD expansion solutions could negatively impact sales of Palm products that include SD expansion card slots, such as the m500 and m505 devices. In addition, this might impact Palm's ability to compete effectively and its ability to generate revenues might suffer.

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

 The Palm platform and Palm handheld devices may contain errors or defects, which could result in the rejection of its products and damage to Palm's reputation, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

   Palm's platform and its devices are complex and must meet stringent user requirements. Palm must develop its software and hardware products quickly to keep pace with the rapidly changing handheld device market. Products and services as sophisticated as Palm's are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Palm has in the past experienced delays in releasing some models and versions of its products until problems were corrected. Products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of products, damage to Palm's reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. Any of these results could harm the Palm business. For instance, in the past, Palm has experienced increased support costs related to a faulty memory component used in a limited number of its handheld devices, which required Palm to develop a software patch to address the problem.

   There have been reports of computer viruses and security gaps impacting handheld device operating systems. These viruses and security gaps and publicity about them may adversely impact sales of Palm products. In particular, if anti-virus protection and solutions for security gaps which users deem to be adequate are not developed to combat these viruses and security gaps, this could harm business.

 If Palm fails to adequately evolve its systems and processes in a changing business environment, its ability to manage its business and results of operations may be negatively impacted.

   Palm's ability to successfully offer its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. Palm continues to increase the scope of its operations domestically and internationally and has increased its shipments and headcount substantially. On February 25, 2000, Palm had a total of approximately 878 regular employees. On March 2, 2001, Palm had a total of approximately 1,524 regular employees. This growth has placed a significant strain on Palm's management systems and resources.

   Palm expects that it will need to continue to improve its financial and managerial controls, reporting systems and procedures. Palm has recently implemented new transaction processing, customer relationship management and data warehouse systems. This was a significant change to the previous systems, and Palm intends to continue to enhance and refine these new systems and processes. In addition, the fourth quarter of fiscal 2001 will be Palm's first quarter end utilizing the new systems. If the new systems, processes, or training are found to be inadequate, results of operations or the reporting of results could be negatively impacted.

   Palm has acquired four companies within the last 12 months and announced the agreement to acquire Extended Systems. Palm may make additional strategic acquisitions in the future. Acquisitions will make it more difficult to effectively manage its growth, due to a number of factors including: the addition of new employees, the expansion of operations into new geographic areas, the increased geographic dispersion of its personnel, and the expansion of its product and service offerings. If Palm is not able to successfully integrate acquired companies into its business, results of operations could be adversely impacted.

 The market for the delivery of Internet services through handheld devices is new and rapidly evolving, and Palm's business and its ability to generate revenues from handheld devices, its platform or Internet services could suffer if this market does not develop or if Palm fails to address this market effectively.

   Palm must continue to adapt its Internet services strategy to compete in the rapidly evolving Internet services market. Palm currently offers its Palm.Net service, a subscription-based wireless access service that enables users of the Palm VII family of handheld devices to access web-clipped content on the Internet. In addition, Palm offers its MyPalm portal which enables users to sync with a datebook on the web and provides other services to the handheld user. Competitors have introduced or developed, or are in the process of

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

introducing or developing, competing Internet services accessible through a variety of handheld devices and other information appliances. Palm cannot assure you that there will be demand for the Internet services provided or that individuals will widely adopt its handheld devices as a means of accessing Internet services. Accordingly, it is extremely difficult to predict which products and services will be successful in this market or the future size and growth of this market. In addition, given the limited history and rapidly evolving nature of this market, Palm cannot predict the price that wireless subscribers will be willing to pay for these products and services. If acceptance of Internet services and solutions is less than anticipated, Palm's ability to expand its business could be impacted.

 Palm may not be able to deliver or expand Internet access if its wireless carrier raises its rates, discontinues doing business with Palm or does not deliver acceptable service or if Palm fails to provide its services on additional carrier networks.

   The future success of the Internet services business substantially depends on the capacity, affordability, reliability and security of Palm's wireless networks. Only a small number of wireless providers offer the network services Palm requires. Palm currently relies on Cingular Wireless (formerly BellSouth Wireless Data) to provide all of its Palm VII and Palm VIIx handheld wireless network services pursuant to an agreement. Palm's agreement with Cingular Wireless permits each party to terminate the agreement on an annual basis. If Cingular Wireless failed to provide service at rates acceptable to Palm or at all, Palm may not be able to provide Internet access to its users. If Cingular Wireless delivers unacceptable service, the quality of Palm's Internet services would suffer and Palm would likely lose users who are dissatisfied with its service. For example, Palm is aware that Cingular Wireless, like other wireless carriers, has experienced service outages from time to time in their wireless data network. In addition, the Palm VII series of products are configured around the frequency standard used by Cingular Wireless. If Palm needed to switch to another wireless carrier, it would have to redesign significant portions of its software and hardware to permit transmission on a different frequency. Users of Palm VII series products existing before the redesign would not be able to access the service provided by the new wireless carrier. If Palm were required to redesign these elements, its business could be adversely affected.

   Palm's Internet services strategy depends on its ability to develop new wireless access devices that operate on additional wireless networks other than Cingular Wireless in the U.S. Palm may be unsuccessful at building relationships with additional carriers, and may not be successful at developing new devices that operate on other wireless networks. If Palm fails in either of these ways, its ability to expand the Internet services business, and, therefore, its results of operations will suffer.

 Palm may not be able to successfully expand its wireless Internet services into international markets.

   Cingular Wireless provides the wireless data services on which Palm VII series handhelds operate in the United States. Palm intends to expand its network services to support Internet services internationally, but doing so will require Palm to enter into new relationships with wireless providers abroad. Palm may not be able to enter into relationships on favorable terms with international wireless carriers. In addition, because many international wireless carriers use different standards and transmit data on different frequencies than Cingular Wireless, Palm is likely to incur incremental expenses related to the redesign of significant portions of its software and hardware. Products may be subject to a lengthy certification process with each wireless carrier with whom Palm seeks to enter into a relationship. These certification requirements could delay expanding the Palm wireless Internet services into international markets. In addition, in order to expand Internet services internationally, Palm needs to develop localized information and services that are appealing to users in each new geographic region. If Palm fails to develop localized content for its Internet services in an area, its ability to sell Internet services in that area will be seriously constrained.

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

 Palm's reputation and ability to generate revenues will be harmed if demand for its Internet services exceeds the telecommunications and network capacity.

   Palm may from time to time experience increases in its Internet services usage which exceed available telecommunications capacity and the capacity of third party network servers. As a result, users may be unable to register or log on to the Palm service, may experience a general slow-down in their Internet access or may be disconnected from their sessions. Excessive user demand could also result in system failures of third party network servers' networks. Inaccessibility, interruptions or other limitations on the ability to access Palm's service due to excessive user demand, or any failure of our third party network servers to handle user traffic, would have a material adverse effect on Palm's reputation and revenues.

 If the security of Palm's websites is compromised, Palm's reputation could suffer and customers may not be willing to use its Internet services, which could cause revenues to decline.

   A significant barrier to widespread use of electronic commerce sites and network services sites, such as the Palm.com and Palm.Net sites, is concern for the security of confidential information transmitted over public networks. Despite efforts to protect the integrity of the Palm.com and Palm.Net sites, a party may be able to circumvent Palm's security measures and could misappropriate proprietary information or cause interruptions in operations and damage Palm's reputation. Any such action could negatively affect customers' willingness to engage in online commerce with Palm. Palm may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.

 Palm may not be able to maintain compliance with the covenants contained in the operating lease agreement related to its new corporate headquarters.

   The operating lease agreement related to the new corporate headquarters contains covenants which require Palm to maintain certain financial ratios and adhere to a timeline in relation to the construction of the buildings. If Palm is unable to maintain compliance with these requirements, it may have to renegotiate the lease or cure it by exercising an option to purchase the land, which would require the use of restricted investments currently held as collateral for the lease.

 Palm may not be able to maintain and expand its business if it is not able to hire, retain and integrate sufficient qualified personnel.

   Palm's future success depends to a significant extent on the continued contribution of key executive, technical, sales, marketing, supply chain and administrative personnel. It also depends on Palm's ability to expand, integrate and retain its management team. The loss of services of key employees could adversely affect Palm's business, operating results or financial condition. Many members of senior management have been with the business only a short time. In addition, recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive, particularly in the San Francisco Bay Area where Palm is headquartered. Further, Palm's common stock price has been, and may continue to be, extremely volatile. When Palm's common stock price is less than the exercise price of stock options granted to employees, turnover may increase, which could harm the results of operations or financial condition. If Palm fails to retain, hire and integrate qualified employees and contractors, it will not be able to maintain and expand its business. In addition, Palm must carefully balance the growth of its employee base with the anticipated revenue base. If revenue growth or attrition levels vary significantly, results of operations or the financial condition of Palm could be adversely affected.

   In March 2001, Palm announced organizational changes to its business that are designed to improve its execution, that the current economic slowdown and declining consumer spending were impacting its business, and that it would reduce its workforce by approximately 10-15% including employees and contractors (approximately 250 people). These announcements will result in employee uncertainty. If Palm fails to effectively manage and motivate its workforce through this period, its results of operations could be adversely impacted.

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

 Third parties have claimed and may claim in the future that Palm is infringing their intellectual property, and Palm could suffer significant litigation or licensing expenses or be prevented from selling products if these claims are successful.

   In the course of business, Palm frequently receives claims of infringement or otherwise becomes aware of potentially relevant patents or other intellectual property rights held by other parties. Palm evaluates the validity and applicability of these intellectual property rights, and determines in each case whether it must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in its products. Third parties may claim that Palm or its customers or Palm platform licensees are infringing their intellectual property rights, and Palm may be found to infringe those intellectual property rights and require a license to use those rights. Palm may be unaware of intellectual property rights of others that may cover some of its technology, products and services.

   Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert management and key personnel from Palm's business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require Palm to enter into costly royalty or license agreements or indemnify its Palm platform licensees. However, Palm may not be able to obtain royalty or license agreements on terms acceptable to it, or at all. Palm also may be subject to significant damages or injunctions against development and sale of its products.

   Palm often relies on licenses of intellectual property for use in its business. Palm cannot assure you that these licenses will be available in the future on favorable terms or at all.

   On April 28, 1997, Xerox Corporation filed suit against U.S. Robotics Corporation and U.S. Robotics Access Corp. in the United States District Court for the Western District of New York. The case came to be captioned: Xerox Corporation v. U.S. Robotics Corporation, U.S. Robotics Access Corp., Palm Computing, Inc. and 3Com Corporation, Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, entitled "Unistrokes for Computerized Interpretation of Handwriting." The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In an Order entered on June 6, 2000, the U.S. District Court granted the defendants' motion for summary judgment of non-infringement and dismissed the case in its entirety. Xerox appealed the dismissal to the U.S. Court of Appeals for the Federal Circuit as Appeal No. 00-1464. The appeal has been fully briefed. No date for oral argument has been set.

   On December 13, 1999, WaveWare Communications, Inc. filed suit against 3Com, Palm and others in the Superior Court of California, San Mateo County. The case is captioned WaveWare Communications, Inc. v. 3Com Corporation, Palm Computing, Inc., and Mark Bercow, No. 411331. The complaint alleges breach of contract, constructive fraud, fraud and deceit, negligent misrepresentation, misappropriation of assets and trade secrets, unfair competition, unjust enrichment and intentional interference with economic advantage in connection with our and 3Com's discussions with WaveWare concerning WaveWare's potential acquisition by 3Com. On May 9, 2000, WaveWare filed a First Amended Complaint, which Palm answered on May 24, 2000, generally denying all allegations. In early February 2001, the parties executed a settlement agreement disposing of all claims. Palm is awaiting notice of final dismissal of the case from the Court.

   On December 27, 1999, Telxon Corporation and Penright! Corporation filed a complaint in the U.S. District Court for the Northern District of Ohio, Eastern Division (Case No. 1:99CV3157) against 3Com and Palm alleging copyright infringement, unfair competition and theft of trade secrets. The plaintiffs allege that the Palm OS operating system contains graphical user interface software copied from the plaintiffs' software. The complaint sought unspecified compensatory and treble damages and to enjoin, among other things, distribution and sales of the Palm OS operating system. In February 2001, the parties entered into a settlement disposing of all claims. Palm is awaiting notice of final dismissal of the case from the Court.

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

   On February 28, 2000, E-Pass Technologies, Inc. filed suit against "3Com, Inc." in the United States District Court for the Southern District of New York and later filed on March 6, 2000 an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc. (Civil Action No. 00 CIV 1523). The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, entitled "Method and Device for Simplifying the Use of Credit Cards, or the Like." The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the U.S. District Court for the Northern District of California. The U.S. District Court has scheduled a Markman hearing for May 2001 to determine the meaning of certain terms used in the claims of the patent in suit. No trial date has been set.

   On May 2, 2000, Rotis Technologies Corporation filed suit against Palm and two other defendants in the U.S. District Court for the Northern District of Texas. The case is captioned Rotis Technologies Corporation v. Track Data Corporation, Palm, Inc. and Sprint FON Group (Case No. 300CV-931-L). The complaint alleges infringement of U.S. Patent No. 4,473,824 entitled "Price Quotation System." The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. No trial date has been set.

   On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned NCR Corporation v. Palm, Inc. and Handspring, Inc. (Civil Action No. 01-169). The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, entitled, respectively, "Portable Personal Terminal for Use in a System for Handling Transactions" and "System for Handling Transactions Including a Portable Personal Terminal." The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. Palm has not yet filed an answer to the complaint.

   In connection with Palm's separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Xerox, WaveWare, Telxon and Penright!, E-Pass and Rotis litigation.

 If third parties infringe Palm's intellectual property, Palm may expend significant resources enforcing its rights or suffer competitive injury.

   Palm's success depends in large part on its proprietary technology. Palm relies on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect its proprietary rights. If Palm fails to protect or to enforce its intellectual property rights successfully, its competitive position could suffer, which could harm operating results.

   Palm's pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patent applications or trademark registrations. In addition, Palm's patents may not provide a significant competitive advantage.

   Palm may be required to spend significant resources to monitor and police its intellectual property rights. Palm may not be able to detect infringement and may lose competitive position in the market before it does so. In addition, competitors may design around Palm's technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

   On July 22, 1999, Palm filed a copyright infringement action against Olivetti Office USA, Inc. and CompanionLink Software, Inc. in the United States District Court for the Northern District of California alleging that Olivetti's "Royal daVinci" handheld device and the daVinci OS Software Development Kit (distributed by CompanionLink) contained source code copied from the Palm OS operating system. Palm obtained a preliminary injunction against further distribution, sale, import or export of any product containing

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

source code or object code copied or derived from the Palm OS operating system. The injunction is to remain in effect pending the outcome of the lawsuit. Palm also initiated a copyright infringement action in Hong Kong on July 21, 1999, against EchoLink Design, Ltd., the company responsible for developing the operating system software contained in the Olivetti daVinci devices that are the subject of the action against Olivetti in the Northern District of California. The High Court of the Hong Kong Special Administrative Region issued an order the same day restraining EchoLink from further copying, distribution, sale, import or export of Palm OS operating system source code or EchoLink's "NEXUS OS" source code, which Palm maintains infringes its copyrights. Kessel Electronics (H.K.), Limited, which supplied Olivetti with the daVinci devices, was subsequently added to the Hong Kong action. Kessel consented to an injunction against reproducing, copying, importing, exporting, distributing, or making available to the public any software contained in certain files of the Palm OS source code or object code. By letter dated October 7, 1999, 3Com notified certain third-party retailers about the preliminary injunction order issued against Olivetti and CompanionLink. Olivetti has filed an action against Palm and 3Com in the Superior Court of California, Santa Clara County, for unfair competition, intentional interference with potential economic advantage, libel and trade libel, based upon certain statements that were allegedly made, or that 3Com allegedly omitted to make, in the October 7, 1999 letter. In addition, Olivetti has filed the identical action, as counterclaims and third party claims against Palm and 3Com, in the United States District Court for the Northern District of California.

   In connection with Palm's separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Olivetti litigation.

   In the past, there have been thefts of computer equipment from Palm and its employees. This computer equipment has contained proprietary information. Palm has formulated a security plan to reduce the risk of any future thefts and have cooperated with state and federal law enforcement officials in an investigation of past incidents. Palm may not be successful in preventing future thefts, or in preventing those responsible for past thefts from using its technology to produce competing products. The unauthorized use of Palm technology by competitors could have a material adverse effect on its ability to sell products in some markets.

 Future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

   Since Palm sells its products worldwide, its business is subject to risks associated with doing business internationally. Palm anticipates that revenues from international operations will represent an increasing portion of its total revenues over time. In addition, several of the facilities where devices are manufactured are located outside the United States. Accordingly, future results could be harmed by a variety of factors, including:

  . changes in foreign currency exchange rates;

  . changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

  . trade protection measures and import or export licensing requirements;

  . potentially negative consequences from changes in tax laws;

  . difficulty in managing widespread sales and manufacturing operations; and

  . less effective protection of intellectual property.

   Although substantially all of Palm's revenues are denominated in U.S. dollars, it is subject to changes in demand for its products resulting from exchange rate fluctuations that make those products relatively more or less expensive in international markets. If exchange rate fluctuations occur, business could be harmed by decreases in demand for Palm products or reductions in gross margins.

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

 Palm intends to pursue strategic acquisitions and investments which could have an adverse impact on its business if unsuccessful.

   Within the last year Palm has acquired peanutpress.com, WeSync, AnyDay, and Actual Software. Palm often evaluates other acquisition opportunities that could provide it with additional product or services offerings or additional industry expertise. Acquisitions could result in difficulties assimilating acquired operations and products, and result in the diversion of capital and management's attention away from other business issues and opportunities. Integration of acquired companies may result in problems related to integration of technology and inexperienced management teams. Palm's management has had limited experience in assimilating acquired organizations and products into its operations. Palm may not successfully integrate operations, personnel or products that have been acquired or may acquire in the future. If Palm fails to successfully integrate acquisitions, its business could be materially harmed.

   In addition, Palm has designated up to $50 million for strategic venture investments in other companies which provide products and services which are complementary to Palm. If these investments are unsuccessful, this could have a material adverse impact on Palm's results of operations and financial position.

 Palm's ability to pursue mergers and acquisitions may be limited.

   3Com has obtained a ruling from the Internal Revenue Service that the distribution of 3Com's shares of Palm common stock to 3Com's stockholders will not be taxable. This ruling requires 3Com and Palm, through July 27, 2002, not to engage in certain transactions that would constitute a change of more than 50% of the equity interest in either company. Consequently, Palm's ability to engage in mergers and acquisitions will be limited by this requirement. If either 3Com or Palm fails to conform to requirements set forth in the ruling, there would be material adverse consequences, potentially including making the distribution taxable, and causing the company that was responsible for the non-conformance to indemnify the other company for any resulting damages.

Risks Related to Palm's Separation from 3Com

 Because Palm currently uses portions of 3Com's network infrastructure, real estate facilities, and related site services, its ability to operate its business could be impacted by disruptions in service levels from 3Com.

   Palm continues to rely upon the network infrastructure and certain other systems provided and maintained by 3Com. Palm is in the process of migrating to its own network infrastructure which it intends to outsource to a third party. Palm may experience network interruptions related to either the current 3Com network infrastructure or the migration to a new network infrastructure maintained by a third party.

   Any failure or significant downtime in 3Com's or Palm's own network or information systems could prevent Palm from taking customer orders, shipping products or billing customers and could harm business. In addition, network and information systems require the services of employees with extensive knowledge of these information systems and the business environment in which Palm operates. In order to successfully implement and operate systems, Palm must be able to attract and retain a significant number of highly skilled employees. If Palm fails to attract and retain the highly skilled personnel required to implement, maintain, and operate its information systems, business could suffer.

   The agreements with 3Com for these services were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of Palm's separation from 3Com. The prices charged to Palm under these agreements may be lower than the prices that may be required to pay third parties for similar services or the costs of similar services if Palm undertakes them itself.

   In addition, Palm currently leases office space from 3Com in Santa Clara and other locations. Palm has entered into arrangements with 3Com to lease its Santa Clara facilities under leases that expire beginning in September 2002 through August 2003. After this transition period, Palm will need to secure alternative

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

facilities. Palm recently announced that it has postponed construction of its new corporate headquarters, which was scheduled to begin in March 2001, and it is reevaluating its real estate alternatives. If Palm fails to secure additional space when its existing leases expire, its business will be harmed.

 Palm's historical financial information may not be representative of its results as a separate company.

   Through February 25, 2000, Palm's consolidated financial statements were carved out from the consolidated financial statements of 3Com using the historical results of operations and historical bases of the assets and liabilities of the 3Com handheld computing business that Palm comprised. Accordingly, the historical financial information does not necessarily reflect what the financial position, results of operations and cash flows would have been had Palm been a separate, stand-alone entity during the periods presented. Through February 2000, 3Com did not account for Palm and Palm was not operated as a separate, stand-alone entity for the periods presented.

   Historical costs and expenses include allocations from 3Com for centralized corporate services and infrastructure costs, including legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing and engineering. These allocations were determined on bases that 3Com and Palm considered to be reasonable reflections of the utilization of services provided to or the benefit received by Palm. The historical financial information is not necessarily indicative of what results of operations, financial position and cash flows will be in the future. Palm has not made adjustments to its historical financial information to reflect the many significant changes that have occurred and will occur in its cost structure, funding and operations as a result of the separation from 3Com, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from 3Com and increased costs associated with being a publicly traded, stand-alone company.

 Palm may have potential business conflicts of interest with 3Com with respect to its past and ongoing relationships and may not resolve these conflicts on the most favorable terms to it.

   Conflicts of interest may arise between 3Com and Palm in a number of areas relating to past and ongoing relationships, including:

  . labor, tax, employee benefit, indemnification and other matters arising from the separation from 3Com;

  . intellectual property matters;

  . employee retention and recruiting; and

  . the nature, quality and pricing of transitional services 3Com has agreed to provide to Palm.

   Nothing restricts 3Com from competing with Palm.

   Palm may not be able to resolve any potential conflicts, and even if Palm does, the resolution may be less favorable than if Palm was dealing with an unaffiliated party. The agreements Palm has entered into with 3Com may be amended upon agreement between the parties.

Risks Related to the Securities Markets and Ownership of Palm Common Stock

 Palm common stock has not been publicly traded very long, and Palm's stock price may be subject to significant fluctuations and volatility.

   Palm's common stock has been publicly traded only since March 2, 2000. The market price of Palm common stock has been subject to significant fluctuations since the date of its initial public offering. These fluctuations could continue. Among the factors that could affect the stock price are:

  . quarterly variations in operating results;

  . changes in revenues or earnings estimates or publication of research reports by analysts;

  . speculation in the press or investment community;

  . strategic actions by Palm or its competitors, such as new product announcements, acquisitions or restructuring;

  . actions by institutional stockholders

  . general market conditions; and

  . domestic and international economic factors unrelated performance.

   The stock markets in general, and the markets for high technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Palm common stock.

 Provisions in Palm's charter documents and Delaware Law and adoption of a stockholder rights plan may delay or prevent acquisition of Palm, which could decrease the value of your shares.

   Palm's certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire Palm without the consent of the board of directors. These provisions include a classified board of directors and limitations on actions by stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between Palm and any holder of 15% or more of outstanding common stock. In addition, the board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although Palm believes these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with Palm's board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

   Palm's board of directors adopted a stockholder rights plan, pursuant to which it declared and paid a dividend of one right for each share of common stock held by stockholders of record as of November 6, 2000. Unless redeemed by Palm prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise thereof shares of Palm preferred stock, or shares of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of Palm.

Risks Related to Extended Systems

 Reductions or deferrals of purchases of Extended Systems solutions by original equipment manufacturers and their customers could cause fluctuations in quarterly operating results.

   Historically, Extended Systems has derived a significant portion of its net revenue in any quarter from sales to a limited number of original equipment manufacturers. In the event that, original equipment manufacturers reduce their purchases of Extended Systems' solutions, operating results and future growth could be harmed. In addition, any significant deferral of purchases of Extended Systems' solutions by original equipment manufacturers could harm quarterly operating results.

   Sales to original equipment manufacturers frequently involve lengthy sales cycles, typically six to twelve months, and may be subject to a number of significant risks over which Palm has little or no control, including:

  . competing products or technology that customers may incorporate into their systems or internally develop;

  . customers' budgetary constraints and internal acceptance review procedures;

  . the timing of customers' budget cycles;

  . the timing of customers' competitive product evaluation processes; and

  . the effectiveness of customers' marketing efforts for their own products.

 Extended Systems depends on a number of key business relationships and, if the combined company fails to maintain these relationships or are unable to develop new relationships, its business will suffer.

   An important element of Extended Systems strategy involves entering into key business relationships with other companies that relate to product development, joint marketing and the development of protocols for mobile communications. If Palm fails to maintain Extended Systems' current relationships or it is unable to develop new relationships, its business will suffer. Some of these relationships impose substantial product support obligations, which may not be offset by significant revenue. The benefits to the combined company may not outweigh or justify the obligations in these relationships. Also, in order to meet current or future obligations to original equipment manufacturers, Palm may be required to allocate additional internal resources to original equipment manufacturers' product development projects, which may delay the completion dates of other current product development projects.

   Extended Systems existing key business relationships do not, and any future key business relationships may not, provide any exclusive rights. Many of the companies with which Extended Systems has established key business relationships have multiple strategic relationships, and these companies may not regard their relationships with Extended Systems or Palm as significant. In most of these relationships, either party may terminate the relationship with little notice. In addition, these companies may attempt to develop or acquire products that will compete with the combined company's products. They may do so on their own or in collaboration with others, including the combined company's competitors. Further, Extended Systems' existing business relationships may interfere with Palm's ability to enter into other potential relationships.

 If specific industry-wide standards and protocols, such as Bluetooth, SyncML and IrDA, upon which Extended Systems' products are or will be based, do not achieve widespread acceptance, Palm's business will be harmed.

   Extended Systems has designed a number of its current and upcoming products to conform to industry standards and protocols, such as:

  . Bluetooth, a short-range radio communication protocol;

  . SyncML, a data synchronization protocol; and

  . IrDA, a wireless communication protocol created by the Infrared Data
    Association.

   If these standards and protocols do not achieve acceptance, Palm's business will be harmed. Even if accepted, these industry-wide specifications may not be widely adopted, or competing specifications may emerge. In addition, technologies based on these standards and specifications may not be adopted as the standard or preferred technologies for wireless connectivity, thereby discouraging manufacturers of personal computers and mobile devices from bundling or integrating these technologies in their products.

 Markets for Extended Systems' products are becoming increasingly competitive, which could result in lower prices for the company's products or a loss of market share.

   Increased competition in the mobile data management market may result in price reductions, reduced margins, loss of market share and a change in the combined company's business and marketing strategies, any of which could harm its business. The competitive environment may necessitate changes in the combined company's products, pricing, licensing, services or marketing to maintain and extend the market acceptance of its products. Price concessions or the emergence of other pricing or distribution strategies by Palm or its competitors may diminish the portion of net revenue related to mobile data management products.

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

   Extended Systems competes with:

  . mobile data management companies, including Aether Software, Pumatech, fusionOne and Starfish Software, a subsidiary of Motorola;

  . client/server database providers, including Microsoft, Interbase, Pervasive Software and Oracle;

  . mobile connectivity companies, including Widcomm, Digianswer (a subsidiary of Motorola) and ACTiSYS; and

  . internal research and development departments of original equipment manufacturers, many of whom are Extended Systems' current customers.

   As the markets for mobile data management products grow, the company expects competition from existing competitors to intensify. Palm also expects new competitors, including original equipment manufacturers to which Extended Systems sells its products, to introduce products that compete with Extended Systems' products. If Palm is unable to compete effectively, the combined company may not realize the expected benefits of the merger.

 The complex computer software and hardware products that Extended Systems produces may contain defects for which the combined company may be liable.

   The complex software and computer hardware products the combined company will offer may contain undetected errors when first introduced or as new versions are released. These errors could result in dissatisfied customers, product liability claims and the loss of or delay in market acceptance of new or enhanced products, any of which could harm the business. Testing of Extended Systems' and the combined company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which customers may deploy its products. For example, mobile information management products are used in a wide variety of telecommunications environments. Changes in technology standards or an increase in the number of telecommunications technologies used in the marketplace may create compatibility issues with Extended Systems' and the combined company's products and customers' environments. Accordingly, despite testing by Palm and by current and potential customers, errors could be found after commencement of commercial shipment. A successful product liability claim brought against Palm could result in the payment of significant legal fees and damages, which would harm Palm's business and damage the reputation of the combined company.

              THE SPECIAL MEETING OF EXTENDED SYSTEMS STOCKHOLDERS

General

   Extended Systems is furnishing this proxy statement/prospectus to holders of Extended Systems common stock in connection with the solicitation of proxies by the Extended Systems board of directors for use at the special meeting of
Extended Systems stockholders to be held on         , 2001 and at any
adjournment or postponement thereof.

   This proxy statement/prospectus is first being mailed to stockholders of
Extended Systems on or about         , 2001. This proxy statement/prospectus is
also being furnished to Extended Systems stockholders as a prospectus in connection with the issuance by Palm of shares of Palm common stock as contemplated by the merger agreement.

Date, Time and Place

   The special meeting will be held on           , 2001 at 10:00 a.m., local
mountain time, at                 .

Purpose of the Special Meeting

   At the special meeting and any adjournment or postponement thereof, Extended Systems stockholders will be asked:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization dated as of March 6, 2001 by and between Extended Systems and Palm, pursuant to which Extended Systems will be merged with and into Palm, and to authorize the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Extended Systems stockholders are encouraged to read the merger agreement in its entirety; and

     2. To consider and transact other business that may properly come before the special meeting and at any adjournment or postponement of the special meeting.

   A copy of the merger agreement is attached to this document as Annex A. Extended Systems stockholders are encouraged to read the merger agreement in its entirety.

Record Date for the Special Meeting

   Extended Systems' board of directors has fixed the close of business on
        , 2001, as the record date for determination of Extended Systems stockholders entitled to notice of and to vote at the special meeting.

Voting of Proxies at the Special Meeting

   Extended Systems requests that all holders of Extended Systems common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Extended Systems. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxy cards that Extended Systems receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and authorize the merger. Extended Systems' board of directors does not currently intend to bring any other business before the special meeting and, to the knowledge of Extended Systems' board of directors, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

   Stockholders may revoke their proxy at any time prior to its use:

  . by delivering to the Secretary of Extended Systems a signed notice of revocation

  . by delivering to the Secretary of Extended Systems a later-dated, signed proxy card; or

  . by attending the special meeting and voting in person.

   Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Votes Required for Adoption of the Merger Agreement and Authorization of the Merger

   In order for the merger to be effective, the holders of a majority of the shares of Extended Systems common stock outstanding as of record date must vote to adopt the merger agreement and authorize the merger. As of the close of
business on the record date, approximately          shares of Extended Systems
common stock were issued and outstanding, and there were approximately stockholders of record. Extended Systems is authorized to issue 5,000,000 shares of preferred stock and no such shares were issued or outstanding as of the record date. Each share of Extended Systems common stock outstanding on the record date is entitled to one vote at the special meeting on each matter to be voted on.

   As of March 31, 2001, Extended Systems' directors and officers and their affiliates beneficially owned approximately 1,752,755 shares of Extended Systems common stock (excluding options to purchase shares of Extended Systems common stock), or approximately 16.3% of the shares of Extended Systems common stock entitled to vote at the special meeting. These officers and directors have entered into voting agreements and irrevocable proxies, pursuant to which they have agreed to vote their Extended Systems shares in favor of the adoption of the merger agreement and approval of the merger, in favor of each of the other actions contemplated by the merger agreement, against any proposal made in opposition to, or in competition with, the merger, and against any other action that is intended to, or that could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger. As
of         , 2001, no director or executive officer of Palm owned any shares of
Extended Systems common stock. See "The Merger and Related Transactions-- Interests of Directors and Officers of Extended Systems in the Merger."

Quorum, Abstentions and Broker Non-Votes

   A majority of all shares of Extended Systems common stock outstanding as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Extended Systems has appointed Robert G. Hamlin, General Counsel and Secretary of Extended Systems, to function as the inspector of elections of the special meeting. The inspector of elections, with the assistance of Extended Systems' transfer agent, will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to Extended Systems stockholders at the special meeting. If a quorum is not obtained, or fewer shares of Extended Systems common stock are voted for the adoption of the merger agreement and the authorization of the merger than a majority of the shares eligible to vote at the special meeting, the special meeting may be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the special meeting.

   If you submit a proxy that indicates an abstention from voting in all matters, your shares will be counted as present for the purpose of determining the existence of a quorum, but they will not be voted on any matter at the special meeting. Consequently, your abstention will have the same effect as a vote against the proposal.

   Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption of the merger agreement and the authorization of the merger at the special meeting are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A "broker non-vote" occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for the purpose of determining the number of votes cast for adoption of the merger agreement and authorization of the merger. Accordingly, at the special meeting, broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement and to authorize the merger. Consequently, Extended Systems stockholders are urged to return the enclosed proxy card marked to indicate their vote.

Solicitation of Proxies and Expenses

   Extended Systems has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies from Extended Systems stockholders. The fees to be paid to the firm by Extended Systems for these services are not expected to exceed $10,000 plus reasonable out-of-pocket expenses. Extended Systems will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that Extended Systems and Palm will share equally all printing and filing costs and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with this joint proxy statement/prospectus and the registration statement.

   In addition to solicitation by mail, directors, officers and employees of Extended Systems may solicit proxies from stockholders by or in person. No additional compensation will be paid to these individuals for any such services. Some of these individuals may have interests in the merger that are different from, or in addition to, the interests of Extended Systems stockholders generally. See "The Merger and Related Transactions--Interests of Directors and Officers of Extended Systems in the Merger." Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

No Appraisal Rights

   Extended Systems is a Delaware corporation. Appraisal rights are not available under Delaware law to stockholders of a corporation, such as Extended Systems, whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or NASD. Because Extended Systems common stock is traded on such a system, the Nasdaq National Market, stockholders of Extended Systems will not have appraisal rights with respect to the merger.

Board Recommendations

   The Extended Systems board of directors has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Extended Systems and its stockholders. Accordingly, the Extended Systems board of directors has unanimously approved the merger agreement and unanimously recommends that stockholders vote "FOR" adoption of the merger agreement and authorization of the merger. In considering such recommendation, Extended Systems stockholders should be aware that some Extended Systems directors and officers have interests in the merger that are different from, or in addition to, those of Extended Systems stockholders, and that Palm has agreed to provide indemnification arrangements to directors and officers of Extended Systems. See "The Merger and Related Transactions--Interests of Directors and Officers of Extended Systems in the Merger."

   THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF EXTENDED SYSTEMS. ACCORDINGLY, EXTENDED SYSTEMS STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

   EXTENDED SYSTEMS STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR EXTENDED SYSTEMS COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER. FOR MORE INFORMATION REGARDING THE PROCEDURES FOR EXCHANGING EXTENDED SYSTEMS STOCK CERTIFICATES FOR PALM STOCK CERTIFICATES, SEE THE SECTION ENTITLED "THE MERGER AGREEMENT-- EXCHANGE OF EXTENDED SYSTEMS STOCK CERTIFICATES FOR PALM STOCK CERTIFICATES" ON PAGE 62 OF THIS PROXY STATEMENT/PROSPECTUS .

                      THE MERGER AND RELATED TRANSACTIONS

   The following is a description of the material aspects of the proposed merger and related transactions, including the merger agreement and certain other agreements in connection therewith. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger and the related transactions.

Background to the Merger

   Palm and Extended Systems have an existing business relationship. Counterpoint Systems Foundry, Inc., a wholly-owned subsidiary of Extended Systems, entered into a software license agreement with 3Com Corporation in 1997 to develop and license certain infrared protocol software to 3Com. This license was assigned to Palm as part of the separation of Palm from 3Com in 1999. An additional software license agreement was entered into by Counterpoint Systems Foundry and 3Com in 1999 for the license of certain Bluetooth protocol software for the Palm OS. Palm anticipates that this license will be assigned to Palm by 3Com.

   By September of 1999, Palm recognized the need to enhance its ability to synchronize information on handheld devices with corporate servers, and to address the limitations presented by handheld device to personal computer synchronization. Initially, Palm addressed this need through an OEM license arrangement with another party. After some experience with the OEM relationship, Palm decided it needed to own its server synchronization technology. In the late Summer of 2000, Palm established an internal project to pursue acquisition of a company in the enterprise data synchronization business.

   On September 26, 2000, Dave Vadasz, Director, Corporate Development, and Griff Coleman, Product Manager of Palm had a preliminary meeting with Don Baumgartner, Universal Mobile Connectivity Business Unit Manager of Extended Systems to discuss Palm's interest in evaluating alternatives to its existing OEM arrangement, Palm's technology needs and initiatives, and to be informed of Extended Systems' corporate strategy and future product plans.

   On October 15, 2000, Palm and Extended Systems signed a mutual non-disclosure agreement to cover their strategic and technology discussions.

   On October 27, 2000, Alan Kessler, Chief Operating Officer, Platform and Products, Barry Cottle, Chief Operating Officer, Content and Access, Doug Solomon, Senior Vice President and Chief Strategy Officer, Philippe Morali, Vice President, Affiliations and Mergers & Acquisitions, Mr. Coleman and Mr. Vadasz of Palm met with Steven Simpson, President and Chief Executive Officer, Holmes Lundt, Vice President Business Development and Corporate Research & Development, Mark Willnerd, Mobile Data Management Product Marketing Manager, and Senthil Krishnapillai, Mobile Data Management Product Marketing Manager, of Extended Systems to discuss Extended Systems' product capability, market position, and vision and strategy for future development. At this meeting, Mr. Kessler raised the possibility of various strategic relationships, including the potential acquisition of Extended Systems.

   On November 2, 2000, Mr. Vadasz and a technical team from Palm met with Mike Evans, Research and Development Manager, Pat Sheridan, Mobile Data Management Business Unit Manager, Mr. Lundt and a technical team from Extended Systems for a due diligence meeting concerning Extended Systems' technology. There were follow-up meetings and conversations over the next week.

   On November 16, 2000, the Extended Systems board of directors held a special meeting at which Extended Systems' management gave a report regarding discussions with Palm.

   On November 30, 2000, a senior management team from Palm, including Mr. Kessler, Judy Bruner, Chief Financial Officer, Mr. Morali, Jerry Jalaba, Vice President, Enterprise Palm Computing, Stewart Gill, Vice President, Human Resources, and Mr. Vadasz met with the senior management of Extended Systems, including Mr. Simpson, Karla Rosa, Vice President, Finance and Chief Financial Officer, Debbie Kaylor, Human Resources Manager, Mr. Evans, Mr. Lundt and Mr. Sheridan. Each team gave a presentation on its business.

   On December 6, 2000, the Extended Systems board of directors held a special meeting at which they discussed Extended Systems' strategic alternatives, the trend toward consolidation in the industry, and the degree and timing of potential interest in a business combination from Palm and third parties.

   On December 8 and 11, 2000, senior technical teams from both companies met to and held further technical due diligence discussions.

   On December 14, 2000, Mr. Kessler, Mr. Gill, Mr. Morali and Mr. Vadasz from Palm met with Mr. Simpson, Ms. Rosa, Mr. Lundt, Mr. Sheridan and Ms. Kaylor of Extended Systems to discuss organizational issues.

   On December 19, 2000, Mr. Morali of Palm gave a general update to the Palm board of directors on discussions with Extended Systems.

   On December 21, 2000, representatives of senior management and the board of directors of Extended Systems met with representatives of Chase to discuss the potential for a business combination with Palm, third parties who might have potential interest and strategic alternatives for Extended Systems.

   On December 21, 2000, the Extended Systems board of directors held a special meeting to approve engaging Chase as its financial advisor, and to discuss Extended Systems' alternatives to a potential business combination with Palm.

   On December 22, 2000, the Extended Systems board of directors held a special meeting at which management gave an update on the status of discussions with Palm, including recent due diligence meetings.

   In early January 2001, Ray Smelek, Chairman of the board of directors, and Mr. Simpson of Extended Systems met with Carl Yankowski, Chief Executive Officer, and Eric Benhamou, Chairman of the board of directors of Palm, to discuss the potential business combination.

   Also in early January 2001, Mr. Smelek and Mr. Simpson met via teleconference with Sue Swenson, a director of Palm.

   On January 23, 2001, the Extended Systems board of directors held a regular meeting at which the strategic alternatives for Extended Systems, including a potential merger with Palm, were discussed.

   On February 6, 2001, Morgan Stanley & Co. Incorporated delivered to Chase a preliminary outline of terms for a business combination between Palm and Extended Systems, and the parties held a conference call including their financial advisors and outside counsel, for Palm to present and explain the proposed outline of terms.

   On February 7 and 8, 2001, the Extended Systems board of directors held special meetings at which the board reviewed the outline of terms and discussed the proposed transaction and alternatives with management, representatives of Chase and outside legal counsel, and the Chase representatives presented a preliminary financial analysis of the Palm proposal.

   On February 13 and 14, 2001, members of senior management of Extended Systems, including Mr. Simpson, Ms. Rosa, Mr. Lundt and Mr. Sheridan, met with the transaction team for Palm, including Mr. Morali, Mr. Jalaba, and Mr. Vadasz, along with representatives of Morgan Stanley & Co. Incorporated and Chase and outside legal counsel for Palm and Extended Systems, to discuss the transaction schedule. Members of Extended Systems' management gave presentations to Palm regarding the business.

   During the weeks of February 12 and 19, 2001, Palm conducted legal and financial due diligence on Extended Systems, and the parties and their financial and legal advisors reviewed and negotiated terms of a proposed definitive merger agreement.

   On February 23, 2001, the Extended Systems board of directors held a special meeting to receive an update on the status of negotiations with Palm, including the ongoing discussion of an appropriate exchange ratio, to review with management, representatives of Chase and outside legal counsel the terms of the draft merger agreement and related agreements, and to discuss Palm's request that Extended Systems enter into an interim no-shop agreement, which the board of directors authorized. Later on February 23, 2001, Extended Systems executed a binding no-shop agreement with Palm expiring on March 6, 2001.

   During the week of February 26, 2001, the parties and their financial and legal advisors continued to negotiate the terms of the final agreements, and substantially completed their due diligence reviews.

   Between March 1 and March 3, 2001, representatives of Morgan Stanley & Co. Incorporated and representatives of Chase had a series of discussions concerning the exchange ratio and conveyed a series of proposals and counterproposals.

   On March 2, 2001, the Palm board of directors held a special meeting at which members of Palm management, representatives of Morgan Stanley & Co. Incorporated and outside legal counsel were present to review the proposed terms of the merger. The Palm board of directors unanimously approved the transaction.

   On March 3 and 4, 2001, the Extended Systems board of directors held special meetings to discuss the status of exchange ratio negotiations and the most recent proposals from Palm, to review other open issues, and to hear reports from members of Extended Systems' management, representatives of Chase and outside legal counsel.

   On the morning of March 6, 2001, the Extended Systems board of directors held a special meeting at which management, representatives of Chase and outside legal counsel reported on the finalized terms of the merger agreement and related agreements. Representatives of Chase reviewed their financial analyses with respect to the proposed merger and delivered an oral opinion (subsequently confirmed in writing) that the exchange ratio was fair to the Extended Systems stockholders from a financial point of view. After consideration of these presentations, the Extended Systems board of directors unanimously approved the merger and the merger agreement, concluding that the business combination with Palm was in the best interests of the Extended Systems stockholders.

   Later on March 6, 2001, Palm and Extended Systems executed the definitive merger agreement and stock option agreement and issued a press release announcing the proposed transaction.

Consideration of the Merger by Extended Systems' Board of Directors

 Extended Systems' Reasons for the Merger and Recommendation of Extended Systems' Board of Directors

   Extended Systems' board of directors and management have considered a number of alternatives for enhancing its competitive position and stockholder value. The Extended Systems board of directors believes that the combined strength and potential of Extended Systems and Palm presents a significant opportunity for its stockholders, customers and employees. The Extended Systems board of directors unanimously approved the merger agreement and determined to recommend that its stockholders approve the merger. The decision by Extended Systems' board was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company and to the value received by stockholders of Extended Systems. These potential benefits include:

  . the unique synergy of this combination, which brings together Palm's leadership in handheld computing and mobile information access, and Extended Systems' leading technology for mobile information management;

  . the ability of the combined companies to more comprehensively address the mobile information needs of enterprises, and the resulting opportunity to expand the customer base;

  . the significantly greater resources, marketing power and brand strength of Palm and the combined company, which should strengthen the competitive position of Extended Systems' business;

  . the complementary strategy and technological resources of the combining companies;

  . the presence of complementary customers and strategic relationships with strong cross-selling opportunities; and

  . providing Extended Systems' stockholders with shares of Palm common stock in a tax-free exchange.

   In the course of its deliberations regarding the merger, the Extended Systems board of directors reviewed with Extended Systems' management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for Extended Systems. The Extended Systems board of directors also considered the following potentially positive factors, among others, in connection with its review and analysis of the merger. The conclusions of the Extended Systems board of directors with respect to each of these factors supported its determination that the merger is fair to, and in the best interests of, Extended Systems stockholders:

  . historical information concerning Palm's and Extended Systems' respective businesses, financial performance and condition, operations, technology, management and competitive position;

  . current stock market conditions and historical market prices, volatility and trading information with respect to Palm common stock and Extended Systems common stock, which supported a favorable view of Palm's stock market presence and positive reputation with investors;

  . at the time the parties signed the merger agreement the exchange ratio represented a premium over the 5, 20 and 30 day average closing price for Extended Systems common stock;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

  . the financial analysis and opinion of Chase dated March 6, 2001 to the Extended Systems board of directors to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of Extended System common stock;

  . the impact of the merger on Extended Systems' customers and employees;
    and

  . the results of the due diligence review as to Palm conducted by Extended
    Systems' management and its financial and legal advisors.

   The Extended Systems board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the Extended Systems board of directors included:

  . the risk that because the exchange ratio only provides for limited adjustment for changes in the market price of Palm common stock, the per share value of the consideration to be received by Extended Systems stockholders might be less than the price per share implied by the exchange ratio immediately before the announcement, or on the date of closing, of the merger due to fluctuations in the market value of Palm common stock;

  . the risk that the merger might not be completed in a timely manner or at all;

  . the potential negative impact of any customer or supplier confusion after announcement of the proposed merger;

  . the challenges relating to the integration of the two companies;

  . the possibility of management and employee disruption associated with the proposed merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Extended Systems might not continue with the combined company;

  . terms of the merger agreement, the stock option agreement and related agreements that prohibit Extended Systems and its representatives from soliciting third party bids and from accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms would reduce the likelihood that a third party would make a higher bid for Extended Systems;

  . the fact that the execution of voting agreements by the executive officers and directors of Extended Systems might reduce the likelihood that a third party would make a bid for Extended Systems;

  . the fact that the execution of a stock option agreement by Palm and Extended Systems might reduce the likelihood that a third party would make a bid for Extended Systems;

  . the risks relating to Palm's business and how they would affect the operations of the combined company; and

  . the other risks set out in the section entitled "Risk Factors."

   The foregoing discussion of information and factors considered by the Extended Systems board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Extended Systems board of directors. In view of the wide variety of factors considered by the Extended Systems board of directors, the Extended Systems board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Extended Systems board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Extended Systems board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Extended Systems board of directors unanimously agreed that the merger is fair to, and in the best interests of, Extended Systems' stockholders and that Extended Systems should proceed with the merger.

   For the reasons discussed above, the Extended Systems board of directors has unanimously approved the merger agreement and has unanimously determined that the merger is fair to, and in the best interests of, extended systems and its stockholders and unanimously recommends that Extended Systems stockholders vote to adopt the merger agreement and authorize the merger.

   In considering the recommendation of the Extended Systems board of directors with respect to the merger agreement, Extended Systems stockholders should be aware that certain directors and officers of Extended Systems have interests in the merger that are different from, or are in addition to, the interests of Extended Systems stockholders generally. Please see "The Merger and Related Transactions--Interests of Directors and Officers of Extended Systems in the Merger."

 Opinion of Extended Systems' Financial Advisor

   Chase has acted as financial advisor to Extended Systems in connection with the merger. On March 6, 2001, Chase delivered its oral opinion, subsequently confirmed in writing, to the Extended Systems board of directors that, based upon the facts and circumstances as they existed at that time, and based upon the assumptions made, matters considered and limits of review described in the written opinion, as of the date of such opinion, the exchange ratio was fair from a financial point of view to the holders of Extended Systems common stock.

     The full text of the written opinion of Chase, dated as of March 6, 2001, is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Chase in rendering its opinion. We urge you to read the entire opinion carefully.

     Chase's opinion is directed to Extended Systems' board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to holders of shares of Extended Systems common stock as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Extended Systems common stock as to how to vote at the Extended Systems special meeting. The summary of the opinion of Chase set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Chase, among other things:

  . reviewed the merger agreement;

  . reviewed certain publicly available information concerning the business of Extended Systems and of certain other companies engaged in businesses comparative to those of Extended Systems, and the reported market prices for certain other companies' securities deemed comparative;

  . reviewed current and historical market prices of the common stock of Extended Systems and Palm;

  . reviewed the audited financial statements of Extended Systems for the fiscal year ended June 30, 2000 and Palm for the fiscal year ended June 2, 2000, and the unaudited financial statements of Extended Systems for the period ended December 31, 2000 and Palm for the period ended December 1, 2000;

  . reviewed certain internal financial analyses and forecasts of Extended
    Systems prepared by Extended Systems and its management;

  . reviewed certain information regarding financial forecasts about Palm from its management;

  . reviewed the terms of other business combinations that it deemed relevant;

  . held discussions with certain members of the management of Extended
    Systems and Palm with respect to certain aspects of the merger, and the past and current business operations of Extended Systems and Palm, the financial condition and future prospects and operations of Extended Systems and Palm, the effects of the merger on the financial condition and future prospects of Extended Systems and Palm, and certain other matters it believed necessary or appropriate to its inquiry;

  . visited certain representative facilities of Extended Systems and Palm;
    and

  . reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

   In arriving at its opinion, Chase relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to Chase by Extended Systems and Palm or otherwise reviewed by Chase, and Chase did not assume any responsibility or liability therefore. Chase did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to it. In relying on financial analyses and forecasts provided to Chase, Chase assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Extended Systems and Palm to which such analyses or forecasts relate. Chase also assumed that the merger will have the tax consequences described in its discussions with, and materials furnished to it by, representatives of Extended Systems, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. Chase relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

   Chase's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, March 6, 2001. Subsequent developments may affect Chase's opinion, and Chase does not have any obligation to update, revise or reaffirm its opinion. Chase did not express an opinion as to the price at which Palm's stock will trade at any future time.

   In accordance with customary investment banking practice, Chase employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Chase in connection with rendering its opinion.

  Analysis of Extended Systems

     Selected Publicly Traded Companies Analysis

   Chase prepared an analysis of the equity value of Extended Systems and of Extended Systems' continuing operations on a stand-alone basis based upon its analyses of Aether Systems, Inc., Avantgo, Inc. and Pumatech, Inc. Extended Systems' continuing operations included the XTNDConnect, Advantage and Universal Mobile Connectivity businesses. The equity value of a company is equal to its enterprise value plus cash, minus debt. The enterprise value of a company is equal to its equity value plus debt, minus cash.

   Chase calculated the equity value of each of the comparable companies as a multiple of calendar year 2000 revenues and projected calendar year 2001 revenues, based on publicly available historical and projected financial results for each company. Based on the closing stock price of each company on March 5, 2001, Chase determined that the 2000 revenue multiple for the group ranged between 5.5x and 8.6x. Using the same closing stock price, Chase determined that the estimated 2001 revenues multiple for the group ranged between 3.1x and 4.9x, with a mean and median of 4.0x. Using publicly available information to determine Extended Systems' calendar year 2000 revenues and revenue estimates provided by Extended Systems' management to estimate 2000 revenues for Extended Systems' continuing operations and projected 2001 revenues, Chase then calculated the implied equity value of Extended Systems and of Extended Systems' continuing operations on a stand-alone basis as multiples of calendar year 2000 revenues and projected calendar year 2001 revenues. Chase assumed that Extended Systems had net cash of approximately $4.8 million and that there were approximately 12.0 million fully diluted outstanding shares of common stock. The results of this analysis were as follows:

                                         Multiple   Equity Value  Equity Value
                                          Range     (in millions)   per Share
                                         ---------  ------------- -------------
                                         Low  High   Low    High   Low    High
                                         ---  ----  ------ ------ ------ ------
Extended Systems
  2000 Revenues......................... 5.5x 8.6x  $302.9 $470.9 $25.22 $39.21
  2001E Revenues........................ 3.1x 4.9x  $175.9 $275.3 $14.65 $22.92
Extended Systems' Continuing Operations
  2000 Revenues......................... 5.5x 8.6x  $188.5 $292.0 $15.69 $24.31
  2001E Revenues........................ 3.1x 4.9x  $139.7 $218.0 $11.63 $18.15

   Because of the inherent differences between the businesses, operations and prospects of Extended Systems and the comparable companies used in these analyses, Chase believes that a purely quantitative analysis of the selected companies without considering complex qualitative judgments concerning differences between the financial and operating characteristics of Extended Systems and the selected companies would not be meaningful in the context of the merger.

  Comparable Transactions Equity Value Analysis

   Chase then calculated the implied equity value of Extended Systems and of Extended Systems' continuing operations on a stand-alone basis as a multiple of calendar year 2000 revenues and estimated calendar year 2001 revenues based upon an analysis of three selected merger and acquisition transactions in the wireless infrastructure industries announced between December 9, 1999 and January 15, 2001. Using publicly available information and published equity analyst research reports, Chase calculated the implied equity value of the acquired company in each transaction as a multiple of the company's revenue for the last twelve months and one-year forward revenue. This resulted in multiples ranging between 0.9x and 1.8x for last twelve months revenue and multiples ranging between 0.8x and 1.7x for one year forward revenue.

   Chase then calculated the implied equity value of Extended Systems and of Extended Systems' continuing operations on a stand-alone basis using Extended Systems' actual calendar year 2000 revenues and management estimates of calendar year 2000 revenue for Extended Systems' continuing operations and estimated 2001 revenues. In each case, Chase assumed net cash of approximately $4.8 million and approximately 12.0 million fully diluted outstanding shares. The results of this analysis were as follows:

                                                                      Equity
                                          Multiple    Equity Value   Value per
                                           Range     (in millions)     Share
                                          ---------  -------------- -----------
                                          Low  High   Low    High    Low  High
                                          ---  ----  ------ ------- ----- -----
Extended Systems
  2000 Revenues.......................... 0.9x 1.8x  $ 53.6 $ 102.4 $4.46 $8.52
  2001E Revenues......................... 0.8x 1.7x  $ 49.0 $  98.6 $4.08 $8.21
Extended Systems' Continuing Operations
  2000 Revenues.......................... 0.9x 1.8x  $ 34.9 $  64.9 $2.90 $5.40
  2001E Revenues......................... 0.8x 1.7x  $ 39.6 $  78.8 $3.30 $6.56

   Chase noted that no company or transaction used in the foregoing analysis is directly comparable to Extended Systems or the merger. Chase also noted that none of these transactions took place under market conditions or competitive conditions or circumstances that were directly comparable to the merger. Accordingly, Chase did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning the differences in financial and operating characteristics and prospects of these companies and transactions and other factors and issues that could affect the value of the companies or transactions to which Extended Systems or the merger are being compared. Chase believes that a purely quantitative analysis of the selected companies without considering these complex qualitative judgments concerning differences between the financial and operating characteristics of Extended Systems would not be meaningful in the context of the merger.

   Comparable Transactions Premiums Paid Analysis

   Chase reviewed four merger and acquisition transactions in the wireless infrastructure industries announced between December 9, 1999 and January 15, 2001 in which the consideration paid was 100% stock and noted the following premiums to the closing stock price of the acquired company for the periods indicated prior to the announcement of the transaction:

                                                                      Twenty Day
                                                              One Day  Average
                                                              ------- ----------
     Mean....................................................  24.2%     33.9%
     Median..................................................  22.3%     33.5%

   Chase calculated the implied equity value of Extended Systems based upon the closing price of Extended Systems common stock on March 5, 2001 and the average closing price of Extended Systems for the twenty trading days prior to the announcement of the merger. A premium range of between 22.3% and 33.9% resulted in an implied equity value range of between approximately $288.3 million and $315.7 million based upon the closing price of Extended Systems common stock on March 5, 2001 and of between $240.1 million and $263.0 million based upon the average closing price of Extended Systems common stock for the preceding twenty trading days.

   Discounted Cash Flow Analysis

   Chase performed a discounted cash flow analysis of Extended Systems for the fiscal years 2002 through 2006 using publicly available equity analyst research reports, industry growth forecasts and guidance from Extended Systems' management. Utilizing this information, Chase calculated a present value of Extended Systems' future streams of the unlevered free cash flows.

   Chase assumed discount rates of between 20.0% and 30.0% and calendar year 2001 terminal multiples ranging from 1.5x to 3.5x. These analyses implied an equity value for Extended Systems of between approximately $227.2 million to $376.8 million, or $18.91 per share to $31.37 per share, assuming approximately
12.0 million fully diluted shares outstanding.

   Transaction Analysis

     Historical Stock Price and Premiums Analysis

   Chase reviewed the historical high, low and average closing stock price of Extended Systems for the sixty, twenty and five trading days preceding March 5, 2001, the last trading day prior to the announcement of the merger, and calculated the premium to such prices represented by the transaction price of $22.00 per share. These results are set forth below:

                                                        High     Low    Average
                                                       ------   ------  -------
     5-Day Closing Stock Price........................ $19.63   $15.00  $16.49
       % premium at $22.00 per share..................   12.1 %   46.7%   33.4%
     20-Day Closing Stock Price....................... $20.50   $11.19  $16.35
       % premium at $22.00 per share..................    7.3 %   96.6%   34.6%
     60-Day Closing Stock Price....................... $28.50   $10.25  $17.85
       % premium (discount) at $22.00 per share.......  (22.8)%  114.6%   23.2%

     Historical Exchange Ratio and Premium Analysis

   Chase then reviewed the high, low and average historical exchange ratios of Extended Systems common stock and Palm common stock for the sixty, twenty and five trading days preceding the announcement of the merger and compared this information to the exchange ratio of between 1.000x and 1.325x implied in the merger. This analysis indicated the results set forth below:

                                                       High     Low    Average
                                                      ------   ------  -------
     5-Day Closing Stock Price....................... 1.134x   0.763x  0.920x
       % premium (discount) at 1.000x exchange
        ratio........................................  (11.8)%   31.0%    8.7%
       % premium at 1.325x exchange ratio............   16.9 %   73.6%   44.0%
     20-Day Closing Stock Price...................... 1.134x   0.536x  0.777x
       % premium (discount) at 1.000x exchange
        ratio........................................  (11.8)%   86.6%   28.8%
       % premium at 1.325x exchange ratio............   16.9 %  147.2%   70.6%
     60-Day Closing Stock Price...................... 1.143x   0.269x  0.672x
       % premium (discount) at 1.000x exchange
        ratio........................................  (12.5)%  272.0%   48.7%
       % premium at 1.325x exchange ratio............   15.9 %  392.8%   97.1%

     Accretion/(Dilution) Analysis

   Chase analyzed the expected pro forma impact of the merger of Extended Systems' continuing operations on Palm's estimated earnings per share for fiscal year 2002. Chase prepared this analysis assuming that each share of Extended Systems common stock was exchanged for (i) 1.000 share of Palm stock,
(ii) $22.00 of Palm stock and (iii) 1.325 shares of Palm stock (based upon Palm's closing stock price on March 5, 2001). The pro forma earnings per share were calculated using Extended Systems management projections for 2002, estimated results of Extended Systems' continuing operations, and publicly available equity analyst research reports for 2002 estimated results of Palm. This analysis indicated the following:

                                   Potential
                                  Transaction
                              ------------------------
                               1.000x  $22.00    1.325x
     Palm stand-alone fiscal
      year 2002 Cash EPS..... $ 0.20   $ 0.20   $ 0.20
     Palm pro forma fiscal
      year 2002 Cash EPS..... $ 0.20   $ 0.20   $ 0.20
     Dilution %..............   (0.1)%   (0.7)%   (0.8)%

     Pro Forma Contribution and Ownership Analysis

   Chase analyzed the relative contribution of Extended Systems and Extended Systems' continuing operations to Palm on a pro forma basis using information contained in publicly available equity analyst research reports and management estimates received from Extended Systems. For the fiscal year 2001, Chase calculated that Extended Systems would contribute approximately 2.6% of Palm's estimated pro forma revenue and the continuing operations of Extended Systems would contribute approximately 1.8% of estimated pro forma revenue. For fiscal year 2002, Chase calculated that Extended Systems would contribute approximately 2.3% to Palm's estimated pro forma revenue and that Extended Systems' continuing operations would contribute approximately 2.0% to Palm's estimated pro forma revenue. Chase then calculated the Extended Systems shareholders' fully diluted ownership percentage of the combined entity, assuming that each share of Extended Systems common stock was exchanged for (i)
1.000 share of Palm stock, (ii) $22.00 of Palm stock and (iii) 1.325 shares of Palm stock (based upon Palm's closing stock price on March 5, 2001). This analysis indicated that if Extended Systems shareholders received 1.000 share of Palm stock, Palm stock worth $22.00 and 1.325 shares of Palm stock, they would own 2.1%, 2.6% and 2.8%, respectively, of Palm on a pro forma basis.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary set forth above is not a complete description of the analyses performed by Chase in coming to its opinion. Chase believes that its analyses must be considered as a whole, and that selecting portions of the analyses and of factors considered by them, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying Chase's opinion. In arriving at its fairness determination, Chase considered the results of all of its analyses as a whole and did not attribute particular weight to any one analysis, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The factors considered by Chase in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Extended Systems' and Palm's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analysis performed by Chase are not necessarily indicative of actual past or future values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and these estimates are inherently subject to uncertainty.

   These analyses were prepared solely for purposes of Chase's providing its opinion to the Extended Systems board of directors as to the fairness to the Extended Systems stockholders, from a financial point of view, of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Extended Systems, Palm, Chase nor any other person assumes responsibility if future results are materially different from those forecast. As described above, Chase's opinion to the Extended Systems board of directors was one of many factors taken into consideration by the board of directors of Extended Systems in making its determination to approve the merger agreement.

   As a part of its investment banking services, Chase is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and other transactions. Chase and its affiliates and successors, in the ordinary course of business, may in the future provide, for customary compensation, commercial and investment banking services to Extended Systems and Palm. In the ordinary course of business, Chase or its affiliates may trade or act as a market maker in the debt and equity securities of Extended Systems or Palm for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to a letter agreement dated January 2, 2001, Extended Systems engaged Chase to act as its exclusive financial advisor in connection with the merger. In the event the merger is consummated, Extended Systems will be obligated to pay a fee to Chase equal to the greater of (i) 1.25% of the first $280,000,000 of the purchase price based upon the closing price of Palm's common stock as reported on the Nasdaq National Market on the day of the closing, in addition to 2.5% of the purchase price in excess of $280,000,000; or (ii) $1,000,000. Extended Systems has also agreed to reimburse Chase for its reasonable out-of-pocket expenses, including the fees and disbursements of counsel, and to indemnify Chase against certain liabilities relating to or arising out of its engagement. To the extent that such indemnification includes liabilities arising under the federal securities laws, it may not be enforceable as it may be determined to be against public policy.

   THE FULL TEXT OF THE OPINION DELIVERED BY CHASE TO THE EXTENDED SYSTEMS BOARD OF DIRECTORS, DATED MARCH 6, 2001, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY CHASE IN RENDERING ITS OPINION, IS ATTACHED TO THIS DOCUMENT AS ANNEX D AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. CHASE'S OPINION IS DIRECTED TO THE EXTENDED SYSTEMS BOARD OF DIRECTORS IN CONNECTION WITH AND FOR THE PURPOSES OF ITS EVALUATION OF THE PROPOSED TRANSACTION. CHASE'S OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF COMMON STOCK OF EXTENDED SYSTEMS. CHASE'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO THE EXTENDED SYSTEMS BOARD OF DIRECTORS OR ANY EXTENDED SYSTEMS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. IN FURNISHING ITS OPINION, CHASE DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE SUMMARY OF CHASE'S OPINION DESCRIBED ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. EXTENDED SYSTEMS STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

Interests of Directors and Officers of Extended Systems in the Merger

   In considering the recommendation of the Extended Systems board of directors with respect to the adoption of the merger agreement and authorization of the merger, Extended Systems stockholders should be aware that certain members of the management of Extended Systems and the Extended Systems board of directors may have interests in the merger that are different from, or in addition to, the interests of Extended Systems stockholders generally. The Extended Systems board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement and the merger.

   As of March 31, 2001, directors and executive officers of Extended Systems (and their respective affiliates) collectively beneficially owned an aggregate of approximately 2,362,136 shares of Extended Systems common stock, including unexercised options to purchase 609,381 shares of Extended Systems common stock. Upon completion of the merger, it is anticipated that the former directors and executive officers of Extended Systems (and their respective affiliates) collectively will beneficially own in the aggregate less than one percent of the outstanding shares of Palm common stock.

   Upon the completion of the merger, the options to purchase an aggregate of 609,381 shares of Extended Systems common stock that are held by Extended Systems' officers, directors and their affiliates will be assumed by Palm in accordance with the merger agreement. An aggregate of approximately 30,000 shares of such outstanding stock options are held by Extended Systems' non-employee directors under Extended Systems' 1998 director stock option plan. Under this 1998 plan, if a current Extended Systems non-employee director is terminated as a director following the completion of the merger, all remaining unvested shares subject to options held by such non-employee director fully vest and such options become exercisable immediately upon such termination. Extended Systems will no longer exist as a separate entity upon completion of the merger, and no director of Extended Systems will continue to serve as a director of Palm. Accordingly, the following directors hold options under which the indicated number of shares will be subject to acceleration under the 1998 director stock option plan:

                                                  Number of Shares
                                               Subject to Acceleration Per Share
                                               Under the 1998 Director Exercise
        Director                                  Stock Option Plan      Price
        --------                               ----------------------- ---------
        John Katsaros.........................         15,000           $ 50.06
        John Russell..........................          7,500             35.50
        Scott Wald............................          7,500             35.50

   In addition, Mr. Wald holds options to purchase 1,617 shares of Extended Systems common stock at an exercise price per share of $8.36 granted under our 1987 stock option plan, the terms of which provide for full acceleration of vesting upon a change in control.

   See the section entitled "The Merger Agreement--Treatment of Extended Systems Employee Stock Options" beginning on page 67 of this document, for a further description of the assumption of Extended Systems options by Palm and for a description of the outstanding Extended Systems options that will become options to purchase Palm common stock upon completion of the merger.

   Extended Systems officers and employee directors who hold less than five percent of Extended Systems' outstanding common stock are eligible to participate in Extended Systems' employee stock purchase plan. The employee stock purchase plan permits eligible Extended Systems employees to purchase common stock through payroll deductions, which may not exceed the lesser of 15% of an employee's compensation or $25,000 per annum. The current purchase period under Extended Systems' employee stock purchase plan began on January 1, 2001 and, in the absence of this merger, would end on June 30, 2001. The next purchase period under the plan would begin on July 1, 2001. Through March 31, 2001, Extended Systems' officers, including Steven Simpson, who is also a director, currently participating in this program have committed an aggregate of approximately $23,422.50 in payroll deductions during the current offering period. The purchase price of Extended Systems' common stock under its employee stock purchase plan is 85 percent of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period. Under the merger agreement, outstanding purchase rights under the plan will be exercised immediately prior to the completion of the merger and each share purchased under such exercise will be converted into the right to receive the appropriate amount of shares for which an individual share of outstanding Extended Systems common stock is to be exchanged for shares of Palm common stock pursuant to the merger agreement.

   Certain officers and key employees, including Steven Simpson, Extended Systems' President and Chief Executive Officer and the employees listed on
Schedule 5.13 to the merger agreement, have negotiated, or will be negotiating, agreements with Palm regarding employment after the effective time of the merger. The terms of the agreement offered by Palm will provide for "at-will employment", be market competitive, and will include title, base salary and benefits commensurate with the key employee's employment history. The terms offered by Palm in the employment agreements for these employees will include noncompetition and nonsolicitation provisions prohibiting the employee from engaging in specified competitive activities or making specified investments, and from soliciting Palm employees, for a period which may last for the longer of a two year period following the effective time of the merger or a one year period following the employee's

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termination with Palm. Under previously existing employment agreements with
Extended Systems, Mr. Simpson and certain officers and key employees of Extended Systems are entitled in some instances to severance benefits or payments following the merger.

   Palm has agreed to fulfill and honor in all respects the indemnification agreements that Extended Systems and its subsidiaries have previously entered into with their respective officers and directors and to fulfill and honor any indemnification provisions of Extended Systems' and its subsidiaries' applicable charter documents. The merger agreement provides that all rights to indemnification for present and former officers and directors of Extended Systems will survive the merger and continue in full force and effect. Palm also has agreed to maintain insurance for Extended Systems' directors and officers that is no less favorable than Extended Systems' current directors' and officers' liability insurance for actions or omissions occurring on or prior to the date of the completion of the merger for a period of not less than six years after the completion of the merger, subject to limitations.

   As a result of these interests, these directors and officers of Extended Systems could be more likely to vote to adopt the merger agreement and authorize the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as your interests. Extended Systems stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Consideration of the Merger by Palm's Board of Directors

 Palm's Reasons for the Merger

   The Palm board of directors approved the merger agreement and the merger because it determined that the combined company would have the potential to realize a stronger competitive position and improved long-term operating and financial results. In particular, the Palm board of directors believes that the merger will allow Palm and Extended Systems the opportunity to:

  . integrate Extended Systems server synchronization technology with Palm's platform to allow Palm to move beyond the limitations of a PC-centric architecture to include server-based synchronization; and

  . enhance the opportunity for Palm to realize its strategic objectives, to satisfy the growing demand for enhanced-enterprise data synchronization and to provide end-to-end solutions to its customers.

   The Palm board of directors also believes that the merger will contribute to the success of the combined companies because it removes the need for Palm to rely on an original equipment manufacturer solution for our server synchronization:

  . the combined company will have needed flexibility to enhance time-to-market;

  . the combined company will be able to provide end-to-end solutions to improve integration of the XTNDConnect server with the Palm OS platform and Palm-branded devices resulting in enhanced usability of the integrated solution; and

  . the combined company will be in a position to increase revenue in software and services.

   After taking into account these and other factors, the Palm board of directors unanimously determined that the merger agreement and the merger were in the best interests of Palm and its stockholders and that Palm should enter into the merger agreement and complete the merger.

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                              THE MERGER AGREEMENT

Structure of the Merger

   The merger agreement provides for the merger of Extended Systems with and into Palm. The separate corporate existence of Extended Systems will cease and Palm shall continue as the surviving corporation. The discussion of the merger in this proxy statement/prospectus and the description of the principal terms of the merger agreement are subject to and qualified in their entirety by reference to the merger agreement which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein.

Completion and Effectiveness of the Merger

   We will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement and authorization of the merger by the stockholders of Extended Systems. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

   We are working towards completing the merger as quickly as possible. We
currently plan to complete the merger in   , 2001.

Conversion of Extended Systems Common Stock in the Merger

   At the effective time of the merger, by virtue of the merger and without any action on the part of Palm, Extended Systems or any of their securityholders, each share of common stock of Extended Systems issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive a number of shares of common stock, par value $0.001 per share, of Palm based on the average closing price for Palm on the Nasdaq National Market System for the 10 trading days ending two (2) business days prior to the Extended Systems stockholders meeting. If the average closing price of Palm common stock is between $16.60 and $22.00 per share, Extended Systems stockholders will receive a number of shares equal to $22.00 per share divided by the Palm average closing price. If the average price is at or above $22.00, Extended Systems stockholders will receive 1.000 Palm share for each Extended Systems share and if the average closing price is at or below $16.60, Extended Systems stockholders will receive 1.325 Palm shares for each Extended Systems share. Palm will not issue fractional shares. You will receive cash in lieu of any fractional share based on the average closing price of Palm common stock on the Nasdaq National Market System for the 10 trading days ending on the last trading day prior to the closing.

   Each share of Extended Systems issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive the appropriate number of shares of Palm common stock upon surrender of the certificate representing such share of Extended Systems common stock in the manner provided in the merger agreement, or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required by Extended Systems in its discretion.

   The exchange ratio (between 1.000 and 1.325 shares of Palm common stock for each share of Extended Systems common stock) in the merger will also be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Palm common stock or Extended Systems common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Palm common stock or Extended Systems common stock occurring subsequent to March 6, 2001 and prior to the closing date of the merger.

   Each share of Extended Systems common stock held by Extended Systems or owned by Palm or any direct or indirect wholly-owned subsidiary of Extended Systems or Palm immediately prior to the effective time of the merger will be cancelled and extinguished.

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Fluctuations in Market Price

   Because the average price per share of Palm common stock used to calculate the exchange ratio is an average of closing prices, it might be different from the actual market value of a share of Palm's common stock on the date it issues shares to the Extended Systems stockholders. In addition, prior to the consummation of the merger, the fraction of a share of Palm common stock that you will receive for each share of Extended Systems common stock will change as the trading price of Palm common stock changes.

More Information About the Final Exchange Ratio

   Palm will notify you by issuing a press release announcing the final exchange ratio and filing that press release with the Securities and Exchange Commission. Extended Systems stockholders can call Amy Bailey at (208) 322-7575 x6200 to request information about the Palm average closing price, including the final exchange ratio, once determined.

Transfer Charges

   If you tender your shares following completion of the merger, you will not be obligated to pay any charges or expenses of the exchange agent. If you own your shares through a broker or other nominee, and your broker exchanges the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Stockholders List

   We have relied on the Extended Systems stockholders list and security position listings to communicate with you and to distribute the offer to you. We may send this prospectus, related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Extended Systems' stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Exchange of Extended Systems Stock Certificates For Palm Stock Certificates

   When the merger is completed, the exchange agent will mail to you instructions for surrendering your Extended Systems stock certificates in exchange for Palm stock certificates. When you deliver your Extended Systems stock certificates to the exchange agent along with any required documents, your Extended Systems stock certificates will be canceled and you will receive Palm stock certificates representing the number of full shares of Palm common stock to which you are entitled under the merger agreement.

YOU SHOULD NOT SUBMIT YOUR EXTENDED SYSTEMS STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE INSTRUCTIONS FROM THE EXCHANGE ACT

Fractional Shares

   No fractional shares of Palm common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of Palm common stock equal to the product obtained by multiplying such fraction by the average closing price for Palm on the Nasdaq National Market System for the 10 trading days ending on the last trading day prior to the closing date of the merger.

Distributions With Respect to Unexchanged Shares

   You are not entitled to receive any dividends or other distributions on Palm common stock until the merger is completed and you have surrendered your Extended Systems stock certificates in exchange for Palm stock certificates. You will receive payment for any dividend or other distribution on Palm common stock with

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a record date after the merger and a payment date prior to the date you surrender your Extended Systems stock certificates promptly after your Palm stock certificates are issued. You will receive payment for any dividend or other distribution on Palm common stock with a record date after the merger and a payment date after the date you surrender your Extended Systems stock certificates promptly after the payment date.

Transfers of Ownership and Lost Stock Certificates

   Palm will only issue a Palm stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Extended Systems stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes. If your Extended Systems stock certificate has been lost, stolen or destroyed, you may need to deliver an affidavit and bond prior to receiving your Palm stock certificate.

Extended Systems' Representations and Warranties

   Extended Systems made a number of representations and warranties to Palm in the merger agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the merger. These representations and warranties include representations as to:

  . Extended Systems' corporate organization and its qualification to do business;

  . the effectiveness of Extended Systems' Restated Certificate of
    Incorporation and Bylaws;

  . Extended Systems' capitalization and obligations related thereto;

  . Extended Systems' authorization to enter into the merger agreement and the stock option agreement;

  . regulatory approvals required to complete the merger;

  . Extended Systems' requisite filings and reports with the Securities and Exchange Commission;

  . Extended Systems' financial statements;

  . changes in Extended Systems' business since December 31, 2000 and certain actions taken by Extended Systems since December 31, 2000;

  . Extended Systems' taxes;

  . Extended Systems' title to the properties it owns and leases;

  . intellectual property owned and used by Extended Systems;

  . Extended Systems' compliance with applicable laws;

  . permits required to conduct Extended Systems' business and compliance with those permits;

  . litigation involving Extended Systems;

  . payments, if any, required to be made by Extended Systems to brokers and agents on account of the merger;

  . Extended Systems' transactions with affiliates;

  . Extended Systems' employee benefit plans and compliance therewith;

  . Extended Systems' labor relations;

  . environmental matters pertaining to Extended Systems;

  . existence of any year 2000 compliance warranties or indemnities;

  . Extended Systems' material contracts;

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  . payments, if any, owing to current or former employees and directors following a change of control of Extended Systems;

  . accuracy of the information supplied by Extended Systems in this proxy statement/prospectus and the related registration statement filed by Palm;

  . approval by the Extended Systems board;

  . the fairness opinion received by Extended Systems from its financial advisor; and

  . the inapplicability of state takeover statutes.

  The representations and warranties of Extended Systems expire upon the closing of the merger.

Palm's Representations and Warranties

   Palm has made a number of representations and warranties to Extended Systems in the merger agreement regarding aspects of Palm's business, financial condition, structure and other facts pertinent to the merger. These representations and warranties include representations as to:

  . Palm's corporate organization and its qualification to do business;

  . the effectiveness of Palm's Amended and Restated Certificate of Incorporation and Bylaws;

  . Palm's capitalization;

  . Palm's authorization to enter into the merger agreement and stock option agreement;

  . regulatory approvals required to complete the merger;

  . Palm's requisite filings and reports with the Securities and Exchange
    Commission;

  . Palm's financial statements;

  . changes in Palm's business since December 1, 2000;

  . accuracy of the information supplied by Palm in this proxy statement/prospectus and the related registration statement filed by Palm;

  . litigation involving Palm;

  . approval by the Palm board;

  . certain actions affecting the tax treatment of the merger; and

  . payments, if any, required to be made by Palm to brokers and agents on account of the merger.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent."

Extended Systems' Conduct of Business Before Completion of the Merger

   Under the terms of the merger agreement, Extended Systems agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Palm consents in writing, Extended Systems will use its commercially reasonable efforts consistent with past practices and policies to:

  . preserve intact its present business organization;

  . keep available the services of its present officers and employees; and

  . preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

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   Extended Systems also agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless Palm consents in writing, Extended Systems would conduct its business in compliance with specific restrictions relating to the following:

  . treatment of restricted stock and stock options;

  . employees and employee benefits, including severance and termination payments;

  . Extended Systems' intellectual property;

  . the issuance of dividends or other distributions;

  . the issuance and redemption of securities;

  . modification of Extended Systems' Restated Certificate of Incorporation and Bylaws;

  . the acquisition of assets or other entities;

  . the sale, lease, license, disposition or revaluation of assets;

  . the incurrence of indebtedness;

  . the adoption or amendment of employee benefit plans;

  . settlement of tax liabilities;

  . entrance into, modification, or termination of contracts;

  . incurrence of obligations to make certain expenditures;

  . change in accounting policies and procedures;

  . action that would cause Extended Systems' representations and warranties to be untrue; and

  . agreement to take actions listed above.

   The agreements related to the conduct of Extended Systems' business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Conduct Prior to the Effective Time."

Palm's Conduct of Business Before and Following Completion of the Merger

   Palm agreed that prior to or following the completion of the merger, Palm will not engage in any action that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under the Internal Revenue Code.

No Solicitation by Extended Systems; Limited Right to Pursue Alternative
Proposals

   Extended Systems has further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Acquisition Proposal.

   As used herein, an ACQUISITION PROPOSAL is any offer or proposal providing for any Acquisition Transaction, other than an offer or proposal from Palm.

   An ACQUISITION TRANSACTION is any transaction or series of related transactions, other than the merger, involving any of the following:

  . the acquisition or purchase by any person or group of more than a 10% interest in the total outstanding voting securities of Extended Systems or any of its subsidiaries;

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

  . any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of Extended Systems or any of its subsidiaries;

  . any merger, consolidation, business combination or similar transaction involving Extended Systems;

  . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 10% of the assets of Extended Systems; and

  . any liquidation or dissolution of Extended Systems.

   Until the merger is completed or the merger agreement is terminated, Extended Systems has agreed that neither it nor any of its subsidiaries will, directly or indirectly:

  . solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

  . participate in any discussions or negotiations regarding, or furnish non-public information with respect to, any Acquisition Proposal;

  . take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

  . engage in discussions with any person with respect to any Acquisition
    Proposal, except as to the existence of the provisions in the merger agreement limiting Extended Systems' actions with respect to Acquisition Proposals;

  . subject to certain limited exceptions in the event of a Superior Offer
    (as defined below), approve, endorse or recommend any Acquisition Proposal; and

  . enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

   For purposes of the foregoing, any violation of any of the restrictions in the immediately preceding paragraph by any officer, director, affiliate or employee of Extended Systems or any investment banker, attorney or other advisor or representative of Extended Systems is deemed to be a breach of the relevant restriction by Extended Systems.

   A SUPERIOR OFFER is an unsolicited, bona fide written offer made by a reputable and responsible third party to acquire directly or indirectly more than 80% of the total outstanding voting securities of Extended Systems or all or substantially all of the assets of Extended Systems on the terms that the board of directors of Extended Systems determines in its reasonable judgment after considering the advice of a financial advisor of nationally recognized reputation to be more favorable to Extended Systems stockholders than the terms of the merger.

   However, an offer will not be considered a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not either committed or in the good faith judgment of the board of directors of Extended Systems reasonably likely to be obtained.

   Between the date of the merger agreement and the date, if any, that the merger is consummated or the merger agreement is terminated, the merger agreement allows Extended Systems to furnish information regarding Extended Systems and its subsidiaries, and to submit written questions, the sole purpose of which is to clarify terms of an Acquisition Proposal, to any third party in response to an unsolicited, bona fide written Acquisition Proposal from a reputable and responsible third party for a Company Acquisition that is reasonably expected to lead to a Superior Offer submitted by the third party, and not withdrawn, if all of the following conditions are met:

  . the board of directors of Extended Systems concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Extended Systems board of directors to comply with its fiduciary obligations under applicable law;

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  . concurrently with furnishing any such nonpublic information or written questions to the person or group, Extended Systems gives Palm written notice of its intention to furnish information or written questions to such person or group and Extended Systems receives from such person or group, an executed confidentiality agreement at least as restrictive as the Confidential Agreement between Extended Systems and Palm; and

  . contemporaneously with furnishing any information to the person or group, Extended Systems furnishes the same information to Palm, to the extent the information has not been previously furnished by Extended Systems to Palm.

   In addition, between the date of the merger agreement and the date, if any, that the merger is consummated or the merger agreement is terminated, the merger agreement allows Extended Systems to engage in negotiations with any third party making an unsolicited, bona fide written Acquisition Proposal that constitutes a Superior Offer if all of the following conditions are met:

  . the board of directors of Extended Systems concludes in good faith after consultation with its outside legal counsel, that such action is required in order for the Extended Systems board of directors to comply with its fiduciary obligations under applicable laws; and

  . concurrently with entering into negotiations with a third party, Extended
    Systems gives Palm written notice of its intention to do so.

   Extended Systems has agreed to inform Palm, within 24 hours, of any request for information that Extended Systems reasonably believes is likely to lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which Extended Systems reasonably believes would lead to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Extended Systems further agreed to keep Palm informed in all material respects of the status and details, including material amendments or proposed amendments of any such request, Acquisition Proposal or inquiry.

   Under the merger agreement, the board of directors of Extended Systems is allowed to withhold, withdraw, amend or modify their unanimous recommendation in favor of the merger, or to recommend a Superior Offer, if a Superior Offer is made and not withdrawn, written notice has been provided to Palm advising Palm of receipt of the Superior Offer specifying the material terms and conditions of such Superior Offer and the identity of the person or entity making such Superior Offer, neither Extended Systems nor any of its representatives has breached the stockholders' meeting or non-solicitation provisions of the merger agreement, Extended Systems has not received a timely offer from Palm following notice of the Superior Offer at least as favorable to Extended Systems' stockholders as such Superior Offer as determined by a majority vote of the board of directors of Extended Systems in its good faith judgement, and the board of directors of Extended Systems concludes in good faith, after consultation with its outside counsel that, in light of the Superior Offer, the withholding, withdrawal, amendment or modification of its recommendation is required in order for the Extended Systems directors to comply with their fiduciary obligations to Extended Systems stockholders under applicable law.

   Regardless of whether there has been a Superior Offer, Extended Systems is obligated under the merger agreement to hold and convene the Extended Systems special meeting of stockholders.

Treatment of Extended Systems Employee Stock Option, Employee Stock Purchase and 401(k) Plans

   At the time of the merger, each outstanding option to purchase shares of Extended Systems common stock issued under Extended Systems' stock option plans will be assumed by Palm regardless of whether the options are exercisable and regardless of the respective exercise price therefor. Each outstanding option to purchase Extended Systems common stock will be converted into an option to purchase the number of shares of Palm common stock adjusted based on the exchange ratio, rounded down to the nearest whole number of shares. The

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exercise price per share will be equal to the exercise price per share of
Extended Systems common stock divided by the exchange ratio, rounded up to the nearest whole cent. All other terms of each outstanding option will be unchanged by the merger.

   Prior to the completion of the merger, outstanding purchase rights under Extended Systems' Employee Stock Purchase Plan will be exercised, and the resulting Extended Systems common stock purchased will be converted into the right to receive a number of shares of Palm common stock equal to the exchange ratio as stipulated in the merger agreements.

   Prior to completion of the merger, Extended Systems will terminate any and all employee stock purchase and 401(k) plans.

   Palm intends for the Extended Systems stock options which are assumed to qualify as incentive stock options to the extent the stock option qualified as an incentive stock option prior to the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, but in no event later than 30 business days after the effective time, Palm shall file a registration statement on Form S-8 that will register the Palm common stock subject to the assumed Extended Systems stock options unless Palm provides written notice to Extended Systems that the 401(k) plans should be terminated.

Conditions to Completion of the Merger

   The obligations of Palm and Extended Systems to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

  . the merger agreement must be approved and adopted and the merger must be approved by the requisite holders of Extended Systems common stock;

  . Palm's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission;

  . no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement;

  . all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

  . Palm and Extended Systems must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  . the shares of Palm common stock to be issued in the merger must be authorized for listing on Nasdaq National Market System, subject to notice of issuance.

   Extended Systems' obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Palm's representations and warranties must be true and correct as of March 6, 2001 and as of the date the merger is to be completed as if made at and as of such time, except:

   . to the extent Palm's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

   . if any of these representations and warranties are not true and correct but the inaccuracies of these representations and breaches of these warranties does not have a material adverse effect on Palm, then this condition will be deemed satisfied;

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  . Palm must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Palm at or before completion of the merger; and

  . no material adverse effect with respect to Palm shall have occurred since
    March 6, 2001 and be continuing.

   Palm's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Extended Systems' representations and warranties must be true and correct as of March 6, 2001 and at and as of the date the merger is to be completed as if made at and as of such time, except:

   . to the extent Extended Systems' representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

   . if any of these representations and warranties are not true and correct but the inaccuracies of these representations and breaches of these warranties does not have a material adverse effect on Extended Systems, then this condition will be deemed satisfied; and

  . Extended Systems must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Extended Systems at or before completion of the merger;

  . no material adverse effect with respect to Extended Systems shall have occurred since March 6, 2001 and be continuing;

  . at least 75% of the certain key employees, as listed in the merger agreement, shall have accepted an offer of employment with Palm and have executed and delivered employment, noncompetition and nonsolicitation agreements with Palm; and

  . Palm shall have received all consents, waivers, approvals and assignments listed on Schedule 6.3(e) to the merger agreement.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the authorization adoption of the merger agreement and authorization of the merger by Extended Systems stockholders, upon delivery of a valid written notice:

  . by mutual consent of Palm and Extended Systems;

  . by Palm or Extended Systems, subject to certain limitations, if the merger is not completed before August 31, 2001;

  . by Palm or Extended Systems, if there is a final and nonappealable order of a court or governmental authority prohibiting the merger;

  . by Palm or Extended Systems, subject to certain limitations, if the merger agreement fails to receive the requisite vote for approval and adoption and the merger fails to receive the requisite vote for approval by the stockholders of Extended Systems at the Extended Systems special meeting;

  . by Extended Systems, upon a breach of any representation, warranty, covenant or agreement on the part of Palm in the merger agreement that is not cured prior to August 31, 2001;

  . by Palm, upon a breach of any representation, warranty, covenant or agreement on the part of Extended Systems in the merger agreement that is not cured prior to August 31, 2001; and

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  . by Palm if a Triggering Event (as defined below) has occurred or Extended
    Systems has entered into negotiations with respect to an Acquisition Proposal and negotiations were not terminated prior to the eighth (8th) business day following commencement of such negotiations or Extended Systems has otherwise engaged in negotiations with respect to any Acquisition Proposal for an aggregate of more than seven (7) business days.

   Under the terms of the merger agreement, a TRIGGERING EVENT is deemed to have occurred if:

  . Extended Systems' board of directors withdraws or amends or modifies in a manner adverse to Palm its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

  . Extended Systems fails to include in this proxy statement/prospectus the unanimous recommendation of Extended Systems' board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

  . Extended Systems' board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within 10 business days after Palm requests in writing that such recommendation be reaffirmed;

  . Extended Systems' board of directors or any committee of the board approves or recommends any Acquisition Proposal; and

  . a tender or exchange offer relating to the securities of Extended Systems is commenced by a person unaffiliated with Palm, and Extended Systems does not send to its securityholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Extended Systems recommends rejection of such tender or exchange offer.

Payment of Termination Fee

   Extended Systems will pay to Palm within two (2) business days of the termination of the merger agreement a termination fee of $11 million if the merger agreement is terminated by Palm or Extended Systems:

    . after March 6, 2001 and prior to the termination of the merger agreement, a third party has announced an Acquisition Proposal and within 12 months following the termination of the merger agreement a Company Acquisition is consummated;

    . following termination due to the occurrence of a Triggering Event or Extended Systems entering into negotiations with respect to an Acquisition Proposal and negotiations have not been terminated prior to the eighth (8th) business day following commencement of such negotiations of Extended Systems shall have otherwise engaged in negotiations with respect to any Acquisition Proposal for an aggregate of more than seven (7) business days, a Company Acquisition is consummated; or

    . the merger agreement is terminated by Palm because of the occurrence of a Triggering Event and Extended Systems enters into an agreement providing for a Company Acquisition within nine (9) months following the termination.

   A COMPANY ACQUISITION is any of the following:

  . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Extended Systems pursuant to which the stockholders of Extended Systems immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction;

  . a sale or other disposition by Extended Systems of assets representing in excess of 40% of the aggregate fair market value of Extended Systems' business immediately prior to such sale; or

  . the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Extended Systems, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Extended Systems.

Extension, Waiver and Amendment of the Merger Agreement

   Palm and Extended Systems may amend the merger agreement before completion of the merger by mutual written consent.

   Either Palm or Extended Systems may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Definition of Material Adverse Effect

   Under the terms of the merger agreement, a MATERIAL ADVERSE EFFECT on either Palm or Extended Systems is defined to mean any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries except to the extent that any such change, event, violation, inaccuracy, circumstance of effect directly and primarily results from:

  . changes in general economic conditions or changes affecting the industry generally in which such entity operates;

  . changes in trading prices for such entity's capital stock or failure to meet analysts' expectations in and of itself;

  . a shortfall in revenue caused by the delay or deferral of customer orders or the failure to sign new customers, in any event, caused by the announcement or pendency of the merger or the disposition of Extended Systems' assets as contemplated by the merger agreement; or

  . shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement.

Material Federal Income Tax Considerations

   In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Palm, and Gray Cary Ware & Freidenrich LLP, counsel to Extended Systems, the following discussion sets forth the material U.S. federal income tax consequences of the merger to Extended Systems stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Palm, Extended Systems or Extended Systems' stockholders as described herein.

   We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

  . whether you are a dealer in securities;

  . whether you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . whether you are a non-U.S. person or entity;

  . whether you are a financial institution or insurance company;

  . whether you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  . whether you hold Extended Systems common stock as part of an integrated investment, including a "straddle," comprised of shares of Extended Systems common stock and one or more other positions; and

  . whether you hold Extended Systems common stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code.

   This discussion assumes you hold your Extended Systems shares as capital assets.

   In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Extended Systems shares are acquired or shares of Palm common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Extended Systems common stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

   Completion of the merger is conditioned upon receipt by Palm and Extended Systems of opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gray Cary Ware & Freidenrich LLP, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In the event that this opinion requirement is waived a revised tax consequences section will be prepared and distributed to Extended Systems stockholders as part of a revised proxy statement/prospectus in connection with resoliciting stockholder approval for the merger.

   The tax opinions referred to above and the opinions set forth herein will be rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions. In rendering these tax opinions, tax counsel will require and will rely upon representations contained in certificates of officers of Palm and Extended Systems. These tax opinions will also be based upon the Internal Revenue Code, existing treasury regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

   Qualification of the merger as a reorganization within the meaning of
Section 368 of the Internal Revenue Code will result in the following federal income tax consequences:

  . you will not recognize any gain or loss upon your receipt of Palm common stock in the merger, except on cash received for a fractional share of Palm common stock;

  . the aggregate tax basis of the Palm common stock received by you in the merger, including any fractional share of Palm common stock not actually received, will be the same as the aggregate tax basis of the Extended Systems common stock surrendered in exchange therefor;

  . the holding period of the Palm common stock received by you in the merger will include the period for which the Extended Systems common stock surrendered in exchange therefor was considered to be held;

  . cash payments received by you for a fractional share of Palm common stock will be treated as if such fractional share had been issued in the merger and then redeemed by Palm. You will recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share;

  . Palm and Extended Systems will not recognize gain or loss solely as a result of the merger; and

  . Even if the merger qualifies as a reorganization, you could recognize gain to the extent that shares of Palm common stock are considered to be received in exchange for services or property, other than solely for Extended Systems common stock. All or a portion of such gain may be taxable as ordinary income. Gain may also have to be recognized to the extent that you are treated as receiving, directly or indirectly, consideration other than Palm common stock in exchange for your Extended Systems common stock.

   Neither Palm nor Extended Systems will request a ruling from the Internal Revenue Service in connection with the merger. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion.

Accounting Treatment of the Merger

   Palm intends to account for the merger using the purchase method of accounting. The purchase price will be allocated to assets and liabilities of Extended Systems and these assets and liabilities will be recorded on Palm's books at their respective fair values upon completion of the merger. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to Palm's operations in the quarter the merger is completed and the purchase accounting and valuation amounts are finalized. Furthermore, a portion of the purchase price equal to the intrinsic value of the unvested options assumed in the merger will be allocated to deferred stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price will be recorded as goodwill and other intangible assets and will be amortized over the useful lives of such assets.

Regulatory Filings and Approvals Required to Complete the Merger

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, under which a transaction cannot be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the waiting period expires or is terminated. Palm and Extended Systems have made the required filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and will not be permitted to complete the merger until the applicable waiting period has expired or has been terminated. In addition, the merger may be subject to various foreign antitrust laws, some of which may require us to make filings with foreign authorities. For example, in Germany the merger cannot be consummated until either the Federal Cartel Office clears the merger or the relevant waiting period has expired without the Federal Cartel Office having prohibited the merger.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Restrictions on Sales of Shares by Affiliates of Extended Systems and Palm

   The shares of Palm common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Palm common stock issued to any person who is deemed to be an "affiliate" of either Palm or Extended Systems. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of Palm common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act;
    and

  . any other applicable exemption under the Securities Act.

   Palm's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Palm common stock to be received by our affiliates in the merger.

Listing on the Nasdaq National Market of Palm Common Stock to be Issued in the Merger

   Palm has agreed to take all commercially reasonable efforts to cause the shares of Palm common stock to be issued in the merger to be listed on the Nasdaq National Market System before the completion of the merger.

Delisting and Deregistration of Extended Systems Common Stock After the Merger

   When the merger is completed, Extended Systems common stock will be delisted from the Nasdaq National Market System and Extended Systems will be deregistered under the Securities Exchange Act of 1934, as amended.

Appraisal Rights

   You are not entitled to appraisal rights in connection with the merger under
Section 262 of the Delaware General Corporation Law.

Other Material Agreements Relating to the Merger

 The Stock Option Agreement

   A description of certain terms of the stock option agreement between Palm and Extended Systems follows. The full text is attached as Annex B to this proxy statement/prospectus. We encourage you to read the entire stock option agreement.

   The stock option agreement grants Palm the right to acquire up to a number of shares of Extended Systems common stock equal to 19.9% of the issued and outstanding Extended Systems common stock, as of the first date, if any, upon which the option is exercisable. The exercise price of the option is $22.00 per share of Extended Systems common stock, payable in cash. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of Extended Systems common stock outstanding on March 31, 2001, the option would be exercisable for approximately 2,142,755 shares of Extended Systems common stock. Palm required Extended Systems to enter into the stock option agreement as a condition to entering into the merger agreement.

   The option is intended to increase the likelihood that the merger will be completed. Certain aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Extended Systems or its assets before completion of the merger.

   Exercise Events. Palm may exercise the option, in whole or part, at any time or from time to time, upon the occurrence of any of the following events:

  . the occurrence of a Triggering Event under the merger agreement; or

  . the time immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of Extended Systems' capital stock.

   Termination. The option will terminate and not become exercisable upon the earliest of any of the following:

  . completion of the merger;

  . if the merger agreement is terminated by mutual written consent by the boards of directors of Palm and Extended Systems, by either Palm or Extended Systems if there is any order of a court or governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable, or by either Palm or Extended Systems upon a breach of a representation, warranty, covenant or agreement by the other party;

  . if the merger agreement is terminated by either Palm or Extended Systems based on the failure of the merger to be completed by August 31, 2001 or the failure to obtain the required approval of Extended Systems stockholders if no event causing the option to become exercisable has occurred; or

  . 12 months after termination of the merger agreement based on the occurrence of any other circumstances.

   Economic Benefit to Palm is Limited. The stock option agreement limits the net proceeds retained by Palm from the sale of any Extended Systems stock acquired under the option together with the amount, if any, paid to Palm as a termination fee under the merger agreement, to $11 million.

   Registration Rights. The stock option agreement grants certain registration rights to Palm with respect to the shares of Extended Systems stock purchased upon exercise of the option.

   Repurchase at the Option of Extended Systems; Restrictions on
Transfer. Extended Systems has a right to repurchase shares of stock purchased by Palm, beginning one year after exercise of the option, and transfers of the shares of stock by Palm are subject to a right of first refusal in favor of Extended Systems for sales of significant blocks of stock.

 Voting Agreements

   As a condition to Palm's entering into the merger agreement, Extended Systems directors and officers entered into voting agreements. By entering into the voting agreements these Extended Systems stockholders have irrevocably appointed Palm as their lawful attorney and proxy. These proxies give Palm the limited right to vote the shares of Extended Systems common stock beneficially owned by these Extended Systems stockholders, including shares of Extended Systems common stock acquired after the date of the voting agreements, in favor of the approval and adoption of the merger agreement, in favor of the merger and in favor of each other action contemplated by the merger agreement and proxy and any action required in furtherance of the merger agreement and proxy. These proxies also give Palm the limited right to vote the shares of Extended Systems common stock beneficially owned by these Extended Systems stockholders against any proposal made in opposition to, or in competition with, completion of the merger. Extended Systems stockholders may vote their shares of Extended Systems common stock on all other matters.

   As of March 6, 2001, the Extended Systems directors and officers collectively beneficially owned 1,704,489 shares of Extended Systems common stock which represented approximately 15.8% of the outstanding Extended Systems common stock. None of the Extended Systems stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

   Pursuant to these voting agreements, and except as otherwise waived by Palm, Extended Systems directors and officers agreed not to sell the Extended Systems stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement and delivers a proxy to Palm.

   These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of voting agreement is attached to this proxy statement/prospectus as Annex C, and you are urged to read it in its entirety.

 Extended Systems Affiliate Agreements

   As a condition to Palm's entering into the merger agreement, each member of the Extended Systems board of directors, each officer of Extended Systems and certain other stockholders have executed affiliate agreements. Under the affiliate agreements, Palm will be entitled to place appropriate legends on the certificates evidencing any Palm common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the Palm common stock. Additionally, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Palm common stock to be received by them in the merger.

                          OPERATIONS AFTER THE MERGER

   Following the merger, the membership of Palm's board of directors will remain unchanged as a result of the merger. The stockholders of Extended Systems will become stockholders of Palm, and their rights as stockholders will be governed by the Palm Amended and Restated Certificate of Incorporation, as currently in effect, the Palm Bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of Extended Systems Common Stock and Palm Common Stock" on page 79 of this proxy statement/prospectus.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EXTENDED
                                    SYSTEMS

   The following table sets forth information regarding beneficial ownership of Extended Systems common stock as of March 31, 2001. The table includes:

  . each person or entity known to beneficially own more than 5% of the outstanding shares of Extended Systems common stock on an as-converted basis;

  . each of Extended Systems' current directors;

  . the chief executive officer and other highly compensated officers of Extended Systems; and

  . all directors and executive officers of Extended Systems as a group.

   In addition, because of Palm's option to purchase a number of shares of Extended Systems common stock equal to 19.9% of Extended Systems' outstanding common stock at the time of exercise, Palm may be deemed to beneficially own approximately 2,142,775 shares of Extended Systems common stock assuming the option was exercised on March 31, 2001.

   Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Extended Systems Incorporated, 5777 North Meeker Avenue, Boise, Idaho 83713. Except as indicated by footnote, to Extended Systems' knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

   Shares of Extended Systems common stock that are subject to options are currently exercisable or exercisable within 60 days of March 31, 2001, are deemed outstanding for computing the percentages of the person holding such options but are not deemed outstanding for computing the percentages of any other person. Percentage ownership before the merger is based on 10,767,713 shares of common stock outstanding as of March 31, 2001, excluding shares issuable upon the exercise of vested options, which are deemed outstanding for purposes of calculating individual beneficial ownership.

                                                    Amount and     Percent of
                                                    Nature of        Common
                                                    Beneficial        Stock
                                                    Ownership      Outstanding
                                                    ----------     -----------
   Charles M. Jopson............................... 1,225,596(1)      11.4%
   Douglas B. Winterrowd........................... 1,148,202(2)      10.7
   Ted L. Wimer....................................   973,480(3)       9.0
   FMR Corp........................................   803,300(4)       7.5
    82 Devonshire Street,
    Boston, Massachusetts 02109
   Raymond A. Smelek...............................   338,830(5)       3.1
   Holmes T. Lundt.................................   347,154(6)       3.2
   Steven D. Simpson...............................   224,921(7)       2.1
   Karla K. Rosa...................................    77,670(8)        *
   S. Scott Wald...................................    75,880(9)        *
   Scott J. Ritchie................................    55,025(10)       *
   Bradley J. Surkamer.............................    54,454(11)       *
   John M. Russell.................................    40,000(12)       *
   John J. Katsaros................................       --            *
   All directors and executive officers as a group
    (10 persons)................................... 2,362,136(13)     20.8

--------
  *  Less than 1%.
 (1) Includes 6,000 shares held of record by Mr. Jopson's daughter and 588 shares held of record by Mr. Jopson's son. Mr. Jopson is an Extended Systems employee.

 (2) Includes 699 shares held of record by the Extended Systems Incorporated Employee Stock Ownership Plan for which Mr. Winterrowd serves as trustee. Mr. Winterrowd disclaims any beneficial interest in all shares held by the plan. Mr. Winterrowd is Chief Engineer and a director of Extended Systems.
 (3) Includes 2,032 shares held of record by Mr. Wimer's spouse. Mr. Wimer is an Extended Systems employee.
 (4) According to a Schedule 13G/A filed with the Securities and Exchange Commission, on February 14, 2001, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. is the beneficial owner of 596,100 shares. Edward C. Johnson III (Chairman of FMR Corp), FMR Corp. (through its control of Fidelity Management & Research Company) and the funds each has sole power to dispose of the 592,100 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the funds.
     Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 190,400 shares. Edward C. Johnson III and FMR Corp. (through its control of Fidelity Management Trust Company) each has sole power to dispose of the 190,300 shares and sole power to vote or to direct the voting of the 190,300 shares. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., does not have sole power to vote or direct the voting of shares of certain securities held for clients and has sole power to dispose of these securities. As such, FMR Corp.'s beneficial ownership may include shares beneficially owned through Strategic Advisers, Inc.
     Edward C. Johnson III, Chairman of FMR Corp., owns 12.0% and Abigail Johnson, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Members of the Edward C. Johnson III family, which collectively control approximately 49% of the voting power of FMR Corp., may be deemed, under the Investment Company Act of 1940, to form a "controlling group" with respect to FMR Corp.
     Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, is the beneficial owner of 16,900 shares and has sole power to dispose of and vote 16,900 shares. Fidelity International Limited operates as an entity independent of FMR Corp., however, a partnership controlled by Edward C. Johnson III and members of his family owns shares of Fidelity International Limited voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of Fidelity International Limited voting stock. Edward C. Johnson III is also the Chairman of Fidelity International Limited. FMR Corp. and Fidelity International Limited do not believe that they are acting as a "group" under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation. Therefore, they believe that the shares held by the other corporation need not be aggregated. FMR Corp. included the shares in its Schedule 13G filing on a voluntary basis as if FMR Corp. and Fidelity International Limited beneficially owned all of the shares on a joint basis.
 (5) Includes 1,942 shares held of record by Smelek & Associates, a business owned by Mr. Smelek's spouse, 20,029 shares held of record by Mr. Smelek's spouse and 221,927 shares subject to options exercisable within 60 days of March 31, 2001. Mr. Smelek is the Chairman of Extended Systems' board of directors.
 (6) Includes 16,770 shares subject to options exercisable within 60 days of March 31, 2001. Mr. Lundt is Vice President of Research and Development and Business Development of Extended Systems.
 (7) Includes 173,778 shares subject to options exercisable within 60 days of March 31, 2001. Mr. Simpson is President, Chief Executive Officer and a director of Extended Systems.
 (8) Includes 46,333 shares subject to options exercisable within 60 days of March 31, 2001. Ms. Rosa is Vice President of Finance and Chief Financial Officer of Extended Systems.
 (9) Includes 61,880 shares subject to options exercisable within 60 days of March 31, 2001. Mr. Wald is a director of Extended Systems.
(10) Includes 13,431 shares subject to options exercisable within 60 days of March 31, 2001. Mr. Ritchie is Vice President of Operations of Extended Systems.
(11) Includes 45,262 shares subject to options exercisable within 60 days of March 31, 2001. Mr. Surkamer is Vice President of International Sales and Marketing of Extended Systems.
(12) Includes 30,000 shares subject to options exercisable within 60 days of March 31, 2001. Mr. Russell is a director of Extended Systems.
(13) Assuming the closing of the merger, directors and executive officers of Extended Systems will in the aggregate beneficially own less than one percent of Palm's outstanding common stock.

   COMPARISON OF RIGHTS OF HOLDERS OF EXTENDED SYSTEMS COMMON STOCK AND PALM
                                  COMMON STOCK

   This section of the proxy statement/prospectus describes material differences between the rights of holders of Extended Systems common stock and Palm common stock.

   Extended Systems' certificate of incorporation and bylaws, each as currently in effect, govern your rights as a stockholder of Extended Systems. After completion of the merger, you will become a stockholder of Palm. Palm's certificate of incorporation and bylaws will govern your rights as a stockholder of Palm. Each company is incorporated under the laws of the State of Delaware. Accordingly, the Delaware General Corporation Law will continue to govern your rights as a stockholder after completion of the merger. A number of provisions of Palm's charter documents may have the effect of delaying, deferring or preventing a change in control of Palm.

   The following summary does not purport to be a complete statement of the rights of holders of shares of Palm's common stock under applicable Delaware law, Palm's certificate of incorporation and bylaws or a comprehensive comparison with the rights of the holders of shares of Extended Systems common stock under applicable Delaware law, Extended Systems' certificate of incorporation and Extended Systems bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the governing corporate documents of Palm and Extended Systems, to which holders of shares of Extended Systems common stock are referred.

Classes of Common Stock of Extended Systems and Palm

   Each company has one class of common stock issued and outstanding. Holders of Palm common stock and holders of Extended Systems common stock are each entitled to one vote for each share held.

Board of Directors

   Palm's board of directors currently consists of seven (7) directors. The number of directors on Palm's board shall be fixed from time to time by resolution of a majority of the board of directors. Palm's directors are classified into three classes, each serving for a term of three (3) years and until their successors are elected and qualified.

   Extended Systems' board of directors currently consists of six (6) directors. The number of directors on Extended Systems' board may be changed by a duly adopted amendment to Extended Systems' certificate of incorporation or bylaws. Extended Systems' directors are divided into three classes and are elected for a term of three (3) years.

Removal of Directors

   Palm's directors, or the entire Palm board, may be removed only for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of Palm entitled to vote in the election of directors. "Cause" is not defined in the Palm bylaws.

   Any director of Extended Systems or the entire board of directors can be removed only for cause and only by the affirmative vote of the holders of two-thirds of the common stock outstanding and entitled to vote in the election of directors. "Cause" is defined as (i) continued willful failure to perform the obligations of a director, (ii) gross negligence by the director, (iii) engaging in transactions that defraud the corporation, (iv) fraud or intentional misrepresentation, including falsifying use of funds and intentional misstatements made in financial statements, books, records or reports to stockholders or governmental agencies, (v) material violation of any

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agreement between the director and the corporation, (vi) knowingly causing the corporation to commit violations of applicable law (including by failure to act), (vii) acts of moral turpitude or (viii) conviction of a felony.

Filling Vacancies on the Board of Directors

   Any newly created directorships in Palm's board of directors, resulting from any increase in the number of authorized directors or any vacancies, may be filled by a majority of the remaining members of the board of directors, even though less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes may be filled by a majority of the directors elected by such class or classes. If the remaining members of the board who fill such vacancy are less than a majority of the board (as constituted immediately prior to such increase), any Palm stockholder or stockholders holding at least ten percent of the outstanding shares of Palm entitled to vote may request that the Delaware Court of Chancery order an election to fill any such vacancy or newly created directorships or to replace the directors chosen by the remaining board members to fill such newly created directorships. Any director elected to fill a vacancy to the Palm board of directors may hold office only for the remainder of the full term of the class to which the director was appointed or until a successor is elected and qualified. The bylaws of Extended Systems provide identical mechanics in the process of filling vacancies to the board of directors provided, however, any director elected to fill a vacancy on the Extended Systems board of directors may hold office only until the next election of directors by the stockholders.

Stockholder Action by Written Consent

   Palm's stockholders may take action at annual or special meetings of stockholders, but may not take action by written consent.

   Extended Systems' stockholders also may take action only at annual or special meetings of stockholders. They may not take action by written consent.

Ability to Call Special Meetings

   Only Palm's board of directors or the chairman of the board may call special meetings of Palm's stockholders.

   A majority of Extended Systems' board of directors, the chairman of the board, the President, or a majority of the holders of outstanding stock and entitled to vote at a meeting, may call special meetings of Extended Systems stockholders at any time and for any purpose. In the event the meeting is called by the holders of Extended Systems stock, their request must be in writing and delivered to the Secretary of Extended Systems who shall fix the date of the meeting and provide notice of same.

Advance Notice Provisions for Stockholder Nominations and Proposals

   The Palm bylaws allow stockholders to nominate candidates for election to Palm's board of directors at any annual meeting at which the board of directors has determined that directors will be elected. In addition, the Palm bylaws allow stockholders to propose business to be brought before any annual meeting. However, nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of Palm before the annual meeting.

   Under Palm's bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by the Secretary of Palm no less than 90 days in advance of the first anniversary of the preceding year's annual meeting. If Palm did not have an annual meeting the previous year or if the annual meeting date for the current year has been changed by more than 30 days from the date of the

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previous year's annual meeting, notice will be timely if received by Palm no earlier than the later of 10 days after the day Palm publicly announces the date of the annual meeting for the current year or 90 days in advance of such meeting.

   A stockholder's notice regarding business proposed to be brought before the meeting must set forth all of the following:

  . a brief description of the business the stockholder proposes to bring before the meeting;

  . any material interest of the stockholder in the business proposed;

  . the stockholder's name and address as they appear on Palm's books;

  . the class and number of shares of Palm which are beneficially owned by the stockholder; and

  . any other information required to be provided by the stockholder pursuant to the Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act).

   In addition to the information required in a notice proposing business to be brought before an annual meeting, in connection with a stockholder's nomination of persons for election to the board of directors, the stockholder must provide:

  . name, age, business address and residence address, if known, of each nominee proposed in the notice;

  . the principal occupation or employment of the nominee;

  . the class and number of shares of Palm stock beneficially owned by the nominee;

  . a description of all arrangements or understandings between the stockholder and each nominee and any other persons pursuant to which the stockholder is making the nomination; and

  . any other information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required pursuant to Regulation 14A under the Exchange Act, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder nominations and proposals will not be brought before any Palm annual meeting unless the nomination or proposal was brought before the meeting in accordance with Palm's stockholder advance notice procedure.

   The Extended Systems bylaws allow stockholders to propose business to be brought before an annual or a special stockholder meeting. In addition, the Extended Systems bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to Extended Systems' board of directors at a meeting of stockholders. However, proposals and nominations may only be made by a stockholder who has given timely written notice to the Secretary of Extended Systems before the stockholder meeting.

   Under Extended Systems' bylaws, to be timely, notice of stockholder proposals or nominations to be made at a stockholder meeting must be received by the Secretary of Extended Systems no less than 120 days before the date specified in Extended Systems' proxy statement sent to stockholders in connection with the previous year's annual meeting. If Extended Systems did not have an annual meeting the previous year or if the annual meeting date for the current year has been changed by more than 30 days from the date specified at the time of the previous year's proxy statement, notice will be timely if received by Extended Systems within a reasonable time before proxies are solicited.

   A stockholder's notice to Extended Systems regarding the proposal of business for an annual meeting must set forth all of the following:

  . a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

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  . the stockholder's name and address, as they appear on Extended Systems'
    books;

  . the class and number of shares of Extended Systems stock beneficially owned by the stockholder;

  . any material interest that the stockholder has in the proposed business;
    and

  . any other information that is required to be provided by the stockholder in the capacity as a proponent to a stockholder proposal pursuant to Regulation 14A under the Exchange Act.

   In addition to the information required in a notice proposing business to be brought before an annual meeting, a stockholder's notice to Extended Systems regarding the nomination of a director must set forth all of the following information regarding the person nominated:

  . the name, age, business address and residence address of the nominee;

  . the principal occupation or employment of the nominee;

  . the class and number of shares of Extended Systems stock beneficially owned by the nominee;

  . a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nominations are to be made by the stockholder; and

  . any other information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act.

   Stockholder proposals and nominations will not be brought before any Extended Systems stockholder meeting unless the proposal or nomination was brought before the meeting in accordance with Extended Systems' stockholder notice procedure.

Preferred Stock

   The certificate of incorporation of both Palm and Extended Systems provide that their respective boards of directors are authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

Amendment of Certificate of Incorporation

   The Delaware General Corporation Law allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the Delaware General Corporation Law, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number of proportion than is required by the Delaware General Corporation Law and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote. Extended Systems' certificate of incorporation does not contain any provisions requiring a vote greater than that required by Delaware law to amend Extended Systems' certificate of incorporation.

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

   Palm's certificate of incorporation requires that any amendment or repeal of Articles V or VII (dealing with special meetings and indemnification respectively) requires an affirmative vote of the holders of at least 80% of the voting power of all shares of Palm entitled to vote generally in the election of directors, voting together as a single class.

Amendment of Bylaws

   Palm's board of directors is expressly authorized to adopt, amend and repeal Palm's bylaws. Palm's stockholders may also adopt, amend or repeal Palm's bylaws in accordance with Delaware law, except that any proposed alteration or repeal of, or adoption of any bylaw provision inconsistent with existing Palm bylaw provisions relating to annual meetings and notice provisions dealing with the appointment of directors, shall require the affirmative vote of at least 80% of the outstanding shares entitled to vote.

   Extended Systems' board of directors is expressly authorized to adopt, amend or repeal Extended Systems' bylaws. Extended Systems' stockholders may also amend or repeal Extended Systems' bylaws in accordance with Delaware law.

Liability and Indemnification of Officers and Directors

   Palm's board of directors is expressly authorized to adopt, amend and repeal Palm's bylaws. Palm's stockholders may also adopt, amend or repeal Palm's bylaws in accordance with Delaware law, except that any proposed alteration or repeal of, or adoption of any bylaw provision inconsistent with, existing Palm bylaw provisions relating to annual meetings and notice provisions dealing with the appointment of directors, shall require the affirmative vote of at least 80% of the outstanding shares entitled to vote.

   Extended Systems' board of directors is expressly authorized to adopt, amend or repeal Extended Systems' bylaws. Extended Systems' stockholders may also amend or repeal Extended Systems' bylaws in accordance with Delaware law.

State Anti-Takeover Statutes

   Both companies are subject to Section 203 of the Delaware General Corporation Law which under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, with respect to either Palm or Extended Systems, to effect various business combinations with either of the companies for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.

Limitation of Liability of Directors

   The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Extended Systems' and Palm's certificates of incorporation include such a provision to the maximum extent permitted by law.

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   While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

Indemnification of Directors and Officers

   The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

   Palm's bylaws provide that the corporation shall indemnify its directors and officers against expenses, including attorney's fees, judgments, fines and amounts paid in settlement arising by reason of the fact that such person is or was an agent of the corporation; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers and the corporation is not required to indemnify any director or officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (iv) such indemnification is required under an individual contract.

   None of the rights conferred under the indemnification provisions are exclusive of any other rights. Palm is entitled to maintain insurance on the behalf of any director, officer, employee, or agent of the corporation.

   Extended Systems' bylaws provide that Extended Systems shall, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Extended Systems.

Stockholder Rights Plan

   Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

   Palm has entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of Palm's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Palm's common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read Palm's rights agreement, which is incorporated by reference into this proxy statement/prospectus in its entirety.

   Palm's rights agreement provides that each share of Palm's common stock outstanding will have the right to purchase one one-thousandth of a preferred share of Palm attached to it. The purchase price per one one-thousandth of a preferred share of Palm under the agreement is $370, subject to adjustment. Each share of Palm common stock issued in the merger will have one right attached.

   Initially, the rights under Palm's rights agreement are attached to outstanding certificates representing Palm common stock and no separate certificates representing the rights will be distributed. The rights will separate from Palm common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of the outstanding Palm common stock.

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

   After the rights separate from Palm's common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

   All shares of Palm common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on November 6, 2010, unless earlier redeemed or exchanged by Palm.

   If an acquiror obtains or has the right to obtain 15% or more of Palm common stock, then each right will entitle the holder to purchase a number of shares of Palm common stock having a then current market value equal to two times the exercise price.

   Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of Palm common stock and any of the following occurs:

  . Palm merges into another entity;

  . an acquiring entity merges into Palm; or

  . Palm sells more than 50% of its assets or earning power.

   Under Palm's rights agreement, any rights that are or were owned by an acquiror of more than 15% of Palm's respective outstanding common stock will be null and void.

   Palm's rights agreement contains exchange provisions which provide that after an acquiror obtains 15% or more of Palm capital stock, but less than 50% of Palm's outstanding common stock, Palm's boards of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

   The Palm board of directors may, at its option, redeem all of the outstanding rights under the Palm rights agreement prior to the earlier of (1) 5 days after the time that an acquiror obtains 15% or more of Palm's outstanding common stock, or (2) the final expiration date of the rights agreement. The redemption price under Palm's rights agreement is $0.001 per right. The right to exercise the rights will terminate upon the action of Palm's board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

   Holders of rights will have no rights as stockholders of Palm, including the right to vote or receive dividends, simply by virtue of holding the rights.

   Palm's rights agreement provides that the provisions of the rights agreement may be amended by the board of directors prior to the date any person acquires 15% of Palm's common stock without the approval of the holders of the rights. However, after the date any person acquires 15% of Palm common stock, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of any acquiror.

   Palm's rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Palm without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of Palm's board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

   Extended Systems does not have a stockholder rights agreement.

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                                 LEGAL OPINION

   The validity of the shares of Palm common stock offered by this proxy statement/prospectus will be passed upon for Palm by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Extended Systems is represented in connection with the merger by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date of this proxy statement/prospectus, attorneys at Gray Cary Ware & Freidenrich LLP did not beneficially own any shares of Extended Systems common stock. It is a condition to the completion of the merger that Extended Systems receive an opinion from Gray Cary Ware & Freidenrich LLP and Palm receive an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, in each case to the effect that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code. See the section entitled "The Merger Agreement--Material Federal Income Tax Considerations" beginning on page 71 of this proxy statement/prospectus.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Palm, Inc.'s Annual Report on Form 10-K for the year ended June 2, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference into this proxy statement/prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Extended Systems' Annual Report on Form 10-K for the year ended June 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

   Any proposal of stockholders intended to be presented at any annual meeting of stockholders of Extended Systems must be received by Extended Systems at its offices at 5777 N. Meeker Avenue, Boise, Idaho 83713, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Extended Systems' proxy statement for the meeting and the other requirements contained in Extended Systems' bylaws. Extended Systems has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of Extended Systems. A stockholder proposal to be timely must be received at Extended Systems' principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Extended Systems' proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that
(i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. The proxy statement for Extended Systems' 2000 annual meeting was mailed to its stockholders on September 20, 2000.

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

                      WHERE YOU CAN FIND MORE INFORMATION

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT/ PROSPECTUS.

   All reports, proxy and information statements and other information filed by Palm pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into and to be a part of this proxy statement/prospectus from the date of filing of those documents.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their financial performance.

Palm's Securities and Exchange Commission Filings

  Registration Statement on Form 8-A filed with the SEC on February 18, 2000

  Annual Report on Form 10-K for the fiscal year ended June 2, 2000 filed with the SEC on August 16, 2000

  Current Report on Form 8-K filed with the SEC on October 3, 2000

  Quarterly Report on Form 10-Q for the quarter ended September 1, 2000, filed with the SEC on October 12, 2000

  Registration Statement on Form 8-A filed with the SEC on October 23, 2000

  Current Report on Form 8-K filed with the SEC on November 22, 2000

  Current Report on Form 8-K filed with the SEC on December 1, 2000

  Quarterly Report on Form 10-Q for the quarter ended December 1, 2000, filed with the SEC on January 12, 2001

Extended Systems' Securities and Exchange Commission Filings

  Registration Statement on Form 8-A filed with the SEC on January 7, 1998

  Annual Report on Form 10-K for the fiscal year ended June 30, 2000 filed with the SEC on September 21, 2000

  Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1999 filed with the SEC on September 28, 2000

  Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1999 filed with the SEC on September 28, 2000

  Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000 filed with the SEC on September 28, 2000

  Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 filed with the SEC on November 14, 2000

  Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 filed with the SEC on February 14, 2001

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

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

   The reports incorporated by reference into this document are available from Palm upon request. Palm will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request to the following address and
telephone number. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY        , 2001 TO
ENSURE TIMELY DELIVERY.

                                   Palm, Inc.
                           5470 Great America Parkway
                             Santa Clara, CA 95052
                                 (408) 326-9000

   Palm and Extended Systems file reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

   Judiciary Plaza          Citicorp Center           Seven World Trade Center
   Room 1024                500 West Madison Street   13th Floor
   450 Fifth Street, N.W.   Suite 1400                New York, New York 10048
   Washington, D.C. 20549   Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of Palm and Extended Systems. The address of the Securities and Exchange Commission Website is http://www.sec.gov.

   Reports, proxy and information statements and other information concerning Extended Systems and Palm may be inspected at:

                 The National Association of Securities Dealers
                              1735 K Street, N.W.
                             Washington, D.C. 20006

   Palm has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Palm's common stock to be issued to Extended Systems stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of Palm filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

   Extended Systems stockholders should call Karla K. Rosa or Amy P. Bailey at Extended Systems at (208) 322-7575 with any questions about the merger.

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

   THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO EXTENDED SYSTEMS AND ITS SUBSIDIARIES WAS PROVIDED BY EXTENDED SYSTEMS AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO PALM WAS PROVIDED BY PALM.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   Certain statements contained in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including statements as to the anticipated closing and tax treatment of the merger, the benefits Palm expects to receive from the merger, anticipated product developments and releases, the future performance of the combined company, the anticipated growth of Extended Systems following the merger, dispositions of any assets of the combined company following the merger, anticipated costs of the merger, expectations for product demand and gross margins, potential strategic acquisitions and investments, anticipated benefits and anticipated attributes of future products are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

   These statements are subject to risks and uncertainties that could cause actual results and events to differ materially. For a detailed discussion of these risks and uncertainties and to evaluate the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 22 of this proxy statement/prospectus.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                                   PALM, INC.

                                      AND

                         EXTENDED SYSTEMS INCORPORATED

                           Dated as of March 6, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

   ARTICLE I THE MERGER..................................................  A-1

    1.1  The Merger.....................................................   A-1
    1.2  Effective Time; Closing........................................   A-1
    1.3  Effect of the Merger...........................................   A-2
    1.4  Certificate of Incorporation; Bylaws...........................   A-2
    1.5  Directors and Officers.........................................   A-2
    1.6  Effect on Capital Stock........................................   A-2
    1.7  Surrender of Certificates......................................   A-3
    1.8  No Further Ownership Rights in Company Common Stock............   A-5
    1.9  Lost, Stolen or Destroyed Certificates.........................   A-5
    1.10 Tax Consequences...............................................   A-5
    1.11 Taking of Necessary Action; Further Action.....................   A-5

   ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  A-5

    2.1  Organization of the Company....................................   A-5
    2.2  Company Capital Structure......................................   A-6
    2.3  Obligations With Respect to Capital Stock......................   A-7
    2.4  Authority; Non-Contravention...................................   A-7
    2.5  SEC Filings; Company Financial Statements......................   A-8
    2.6  Absence of Certain Changes or Events...........................   A-9
    2.7  Taxes..........................................................  A-10
    2.8  Title to Properties; Absence of Liens and Encumbrances.........  A-11
    2.9  Intellectual Property..........................................  A-12
    2.10 Compliance; Permits; Restrictions..............................  A-14
    2.11 Litigation.....................................................  A-14
    2.12 Brokers' and Finders' Fees.....................................  A-15
    2.13 Transactions with Affiliates...................................  A-15
    2.14 Employee Benefit Plans.........................................  A-15
    2.15 Environmental Matters..........................................  A-18
    2.16 Year 2000 Compliance...........................................  A-19
    2.17 Agreements, Contracts and Commitments..........................  A-19
    2.18 Change of Control Payments.....................................  A-20
    2.19 Disclosure.....................................................  A-20
    2.20 Board Approval.................................................  A-20
    2.21 Fairness Opinion...............................................  A-20
    2.22 Section 203 of the Delaware General Corporation Law Not
         Applicable.....................................................  A-20

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT.................. A-21

    3.1  Organization, Standing and Power...............................  A-21
    3.2  Capital Structure..............................................  A-21
    3.3  Authority; Non-Contravention...................................  A-22
    3.4  SEC Filings; Parent Financial Statements.......................  A-22
    3.5  No Material Adverse Effect.....................................  A-23
    3.6  Disclosure.....................................................  A-23
    3.7  Litigation.....................................................  A-23
    3.8  Board Approval.................................................  A-24
    3.9  Taxes..........................................................  A-24
    3.10 Brokers' and Finders' Fees.....................................  A-24

                               TABLE OF CONTENTS
                                  (continued)

                                                                          Page
                                                                          ----

   ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME........................ A-24

    4.1  Conduct of Business by the Company.............................  A-24

   ARTICLE V ADDITIONAL AGREEMENTS....................................... A-26

    5.1  Prospectus/Proxy Statement; Registration Statement; Other
         Filings; Board Recommendations.................................  A-26
    5.2  Meeting of Company Stockholders................................  A-26
    5.3  Confidentiality; Access to Information.........................  A-28
    5.4  No Solicitation................................................  A-28
    5.5  Public Disclosure..............................................  A-30
    5.6  Reasonable Efforts; Notification...............................  A-30
    5.7  Third Party Consents...........................................  A-31
    5.8  Stock Options and Employee Benefits............................  A-31
    5.9  Form S-8.......................................................  A-32
    5.10 Indemnification................................................  A-32
    5.11 Nasdaq Listing.................................................  A-32
    5.12 Company Affiliate Agreement....................................  A-32
    5.13 Employment of Key Employees....................................  A-33
    5.14 Treatment as Reorganization....................................  A-33

   ARTICLE VI CLOSING CONDITIONS......................................... A-33

    6.1  Conditions to Obligations of Each Party to Effect the Merger...  A-33
    6.2  Additional Conditions to Obligations of the Company............  A-34
    6.3  Additional Conditions to the Obligations of Parent.............  A-34

   ARTICLE VII TERMINATION, AMENDMENT AND WAIVER......................... A-35

    7.1  Termination....................................................  A-35
    7.2  Notice of Termination; Effect of Termination...................  A-36
    7.3  Fees and Expenses..............................................  A-36
    7.4  Amendment......................................................  A-37
    7.5  Extension; Waiver..............................................  A-37

   ARTICLE VIII GENERAL PROVISIONS....................................... A-38

    8.1  Non-Survival of Representations and Warranties.................  A-38
    8.2  Notices........................................................  A-38
    8.3  Interpretation; Knowledge......................................  A-39
    8.4  Counterparts...................................................  A-39
    8.5  Entire Agreement; Third Party Beneficiaries....................  A-39
    8.6  Severability...................................................  A-39
    8.7  Other Remedies; Specific Performance...........................  A-40
    8.8  Governing Law..................................................  A-40
    8.9  Rules of Construction..........................................  A-40
    8.10 Assignment.....................................................  A-40
    8.11 WAIVER OF JURY TRIAL...........................................  A-40

                               INDEX OF EXHIBITS

   Exhibit A Company Voting Agreement

   Exhibit B Stock Option Agreement

   Exhibit C List of Company Affiliates

   Exhibit D Company Affiliates Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

   This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of March 6, 2001, (this "Agreement"), between Palm, Inc., a Delaware corporation ("Parent") and Extended Systems Incorporated, a Delaware corporation (the "Company").

                                    RECITALS

   A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Parent and the Company intend to enter into a business combination transaction.

   B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) subject to the terms and conditions of this Agreement, has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

   C. The Board of Directors of Parent (i) has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's respective willingness to enter into this Agreement, certain stockholders of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Company Voting Agreements").

   E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company is executing and delivering a Stock Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit B (the "Stock Option Agreement"). The Board of Directors of the Company has approved the Stock Option Agreement.

   F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, the Company shall be merged with and into Parent (the "Merger"), the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation. Parent as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

     (b) The Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

   1.5 Directors and Officers. The directors of the Surviving Corporation shall be the directors of Parent immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the officers of Parent immediately prior to the Effective Time.

   1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any of the following securities, the following shall occur:

     (a) Conversion of Company Common Stock. Each share of Common Stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.6(b), will be automatically converted (subject to Section 1.6(d)) into the right to receive the Exchange Ratio (as defined below) upon surrender of the Certificate (as defined in Section 1.7(c)) representing such share of the Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). For purposes of this Agreement, the "Exchange Ratio" is a number of shares of Common Stock, par value of $0.001 per share of Parent ("Parent Common Stock") equal to $22 divided by the Average Parent Common Stock Price; provided, however, that if such quotient is greater than 1.325, the Exchange Ratio will equal 1.325, and if such quotient is less than 1.0, the Exchange Ratio will equal
  1.0. The "Average Parent Common Stock Price" is the simple average of the closing stock price of the Parent Common Stock as reported by the Nasdaq National Market System ("Nasdaq") for the ten trading days ending two business days prior to (but not including) the date of the Company Stockholders' Meeting (as defined in Section 5.2). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (except as otherwise provided in such restricted stock purchase agreement or other agreement) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The parties shall take all action that may be reasonably necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1984 Incentive Stock Option ("ISO") Plan, as amended (the "1984 Plan"), Company's 1987 Restricted Stock Purchase Plan, as amended (the "1987 Plan"), Company's 1994 ISO Plan (the "1994 Plan"), Company's 1998 Stock Plan (the "1998 Plan"), Company's Approved Share Option Scheme ("UK Plan") and Company's 1998 Directors Option Plan (the "Director Plan" and, together with the 1984 Plan, 1987 Plan, 1994 Plan, 1998 Plan and UK Plan, the "Company Stock Option Plans") shall be assumed by Parent in accordance with Section 5.8 hereof. At the Effective Time, rights outstanding under the Company's 1998 Employee Stock Purchase Plan (the "Company Purchase Plan") shall be treated as set forth in Section 5.8 hereof.

     (d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded, ending on the last trading day prior to the Closing Date, as reported on the Nasdaq.

     (e) No Effect on Parent Stock. Each share of Parent Common Stock and any other shares of Parent capital stock or securities convertible into Parent capital stock issued and outstanding immediately prior the Effective Time, will remain issued and outstanding without change.

     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

   1.7 Surrender of Certificates.

     (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for the shares of Company Common Stock that were outstanding immediately prior to the Effective Time and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
  Section 1.6(d) and for payment of any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to
  Section 1.7(d).

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(d) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal for their certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(d) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
  Section 1.6(d) and any dividends or distributions payable pursuant to
  Section 1.7(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(d) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) No Liability. Notwithstanding anything to the contrary in this
  Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(d) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

   1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title to and possession of all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   As of the date hereof and as of the Closing Date, the Company represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "Company Disclosure Schedule"), as follows:

   2.1 Organization of the Company.

     (a) The Company has no subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule, except for passive investments in equity interests of public companies as part of the cash management program of the Company. Neither the Company nor any subsidiary thereof has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("Contract") under which Contract it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company, nor any subsidiary thereof, has, at any time, been a general partner of any general partnership, limited partnership or other entity.

     (b) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

     (c) The Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

     (d) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents. None of the Company's subsidiaries is in violation of any provision of its Articles or Certificate of Incorporation or Bylaws or other similar governing instruments.

   2.2 Company Capital Structure.

     (a) The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock, par value $0.001 per share, of which 10,759,249 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock ("Company Preferred Stock"), par value $0.001 per share, of which no shares are outstanding as of the date of this Agreement. The Company has no convertible promissory notes outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract.

     (b) As of the date of this Agreement: (i) 2,591,519 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans; and
  (ii) 700,000 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan. (Stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "Company Options"). Part 2.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of any such acceleration. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound, obligating the Company to accelerate the vesting of any Company Option as a result of the Merger, other than Company Options issued to directors pursuant to the Director Plan which provides that the options granted under such plan shall become fully exercisable if, following a merger, the optionee's status as a director of the Company or of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the optionee.

     (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with
  (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

   2.3 Obligations With Respect to Capital Stock. Except as set forth in Part
2.3 of the Company Disclosure Schedule, there are no equity securities, partnership interests or similar ownership interests of any class of any Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.3 of the Company Disclosure Schedule or as set forth in Section 2.2 hereof and except for the Stock Option Agreement, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Company Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

   2.4 Authority; Non-Contravention.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Stock Option Agreement have each been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, constitute(s) valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement and the Stock Option Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4(a) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

   2.5 SEC Filings; Company Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since March 2, 1998 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2000 is hereinafter referred to as the "Company Balance Sheet."

     (c) Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

     (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

   2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its subsidiaries of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or independent contractors following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

   2.7 Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

     (b) Tax Returns and Audits.

       (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

       (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes (including foreign Taxes) required to be withheld.

       (iii) Neither the Company nor any of its subsidiaries is currently delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

       (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

       (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof which has not yet been finally resolved.

       (vi) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

       (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

       (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
    Section 341(f)(2) of the Code apply to any disposition of a subsection
    (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

       (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

       (x) Except as may be required as a result of the Merger, the Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

       (xi) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

       (xii) Part 2.7 of the Company Disclosure Schedule lists (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting the Company or any of its subsidiaries. The Company and each of its subsidiaries are in full compliance with each such holiday, agreement, arrangement, program or policy. The consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such holiday, agreement, arrangement, program or policy relative to any government authority.

       (xiii) Neither the Company nor any subsidiary of the Company has participated as either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

       (xiv) To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstances that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   2.8 Title to Properties; Absence of Liens and Encumbrances.

     (a) Part 2.8(a) of the Company Disclosure Schedule lists the real property interests owned by the Company and its subsidiaries as of the date of this Agreement. Part 2.8(a)(i) of the Company Disclosure Schedule lists all real property leases to which the Company or any of its subsidiaries is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. Except as disclosed on Schedule 2.8(a)(i), all such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the ownership interests disclosed in Schedule 2.8(a) and the leaseholds created under the real property leases identified in Part 2.8(a)(i) of the Company Disclosure Schedule, the Company and its subsidiaries do not own or lease any other interest in real property.

     (b) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other customary encumbrances of any sort ("Liens"), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

   2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

       "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

       "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its subsidiaries.

       "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

       "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

     (a) No material Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which could reasonably be anticipated to affect the validity, use or enforceability of such Company Intellectual Property.

     (b) Part 2.9(b) of the Company Disclosure Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

     (c) The Company or one of its subsidiaries owns and has good and exclusive title to, or has joint ownership or license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property or other Intellectual Property used by the Company free and clear of any lien or encumbrance (excluding licenses and related restrictions); and the Company is the exclusive owner of all trademarks, trade names and service marks used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

     (d) The Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company or any of its subsidiaries otherwise expressly purports to own.

     (e) To the extent that any Intellectual Property has been developed or created for the Company or any of its subsidiaries by a third party for the Company or any of its subsidiaries, the Company or one of its subsidiaries has a written agreement with such third party with respect thereto and the Company or such subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

     (f) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the Company Intellectual Property, to any third party.

     (g) Part 2.9(g) of the Company Disclosure Schedule lists all material contracts, licenses and agreements to which the Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company or any of its subsidiaries.

     (h) All material contracts, licenses and agreements listed in Part 2.9(g) of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company and each of its subsidiaries is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of any such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

     (i) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

     (j) The Company has not received written notice, or to the Company's knowledge, oral notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (k) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

     (l) The Company has taken commercially reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to counsel to Parent and all current and former employees and contractors of the Company and its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

   2.10 Compliance; Permits; Restrictions.

     (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective businesses or properties is, or the Company believes is reasonably likely to be, bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to the Company, against the Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

     (b) The Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of the Company as currently conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not be material to the Company.

   2.11 Litigation. Except as disclosed in Part 2.11 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company.

   The Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "Government Audit"), to the Company's knowledge no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the knowledge of the Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Schedule pursuant to this Section 2.11, a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

   2.12 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   2.13 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.13 of the Company Disclosure Schedule identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

   2.14 Employee Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

      (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee;

      (iii) "COBRA" shall mean the Consolidated Omnibus Budget
   Reconciliation Act of 1985, as amended;

      (iv) "DOL" shall mean the Department of Labor;

      (v) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

      (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

      (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

      (x) "IRS" shall mean the Internal Revenue Service;

      (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

      (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

      (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Part 2.14(b) of the Company Disclosure Schedule contain an accurate and complete list of each Company Employee Plan and each material Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events, any of which would result in any material liability to the Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
  Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
  Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (h) No Violations. Neither the Company nor any Affiliate has, prior to the Effective Time, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction. (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee; and (ii) no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(B)(2) of the Code.

     (j) Employment Matters. The Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

     (k) Labor. No general work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and its subsidiaries are not presently, nor has any of them been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.

     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

   2.15 Environmental Matters.

     (a) Hazardous Material. Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate) (i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Company Environmental Permits") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental

  Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

   2.16 Year 2000 Compliance. Neither the Company nor any of its subsidiaries has given any warranties or indemnities that remain outstanding and that pertain to products or technology sold by the Company or any subsidiary under which claims have been made that such products or technology fail to correctly handle date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, or date data interface values that reflect the century. Additionally, neither the Company nor any of its subsidiaries have any outstanding warranty or indemnification obligation under which claims have been made that the Company's products and technology fail to correctly manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, or that they cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

   2.17 Agreements, Contracts and Commitments. Except as otherwise set forth in
Part 2.17 of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its subsidiaries is a party to or is bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

     (b) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software or hardware products in the ordinary course of business;

     (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

     (e) any joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less; or

     (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole.

   Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through
(f) above or pursuant to Section 2.9 hereof or are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

   2.18 Change of Control Payments. Part 2.18 of the Company Disclosure Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company or any of its subsidiaries as a result of or in connection with the Merger.

   2.19 Disclosure. None of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

   2.20 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) approved the Stock Option Agreement and the transactions contemplated thereby,
(iii) determined that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders, and (iv) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

   2.21 Fairness Opinion. The Company's Board of Directors has received a written opinion from J.P. Morgan H & Q, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

   2.22 Section 203 of the Delaware General Corporation Law Not Applicable. The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Stock Option Agreement.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT

   As of the date hereof and as of the Closing Date, Parent represents and warrants to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Schedule"), as follows:

   3.1 Organization, Standing and Power.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

     (b) Parent is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified (either individually or collectively) would have a Material Adverse Effect on Parent.

     (c) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents.

   3.2 Capital Structure.

     (a) The authorized capital stock of Parent consists of: (i) 2,000,000,000 shares of Common Stock, $0.001 par value, of which 566,512,760 shares have been issued and are outstanding as of March 2, 2001; and (ii) 125,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares have been issued or are outstanding as of the date of this Agreement. All of the outstanding shares of Parent's Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

     (b) As of the date of this Agreement: (i) 18,987,717 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under Parent's 1999 Stock Plan and Amended and Restated 1999 Director Option Plan; and (ii) 14,863,914 shares of Common Stock are reserved for future issuance under Parent's 1999 Employee Stock Purchase Plan (the "Parent Purchase Plan"). (Stock options granted by Parent pursuant to Parent's stock option plans and stock options assumed by Parent pursuant to various corporate transactions collectively are referred to in this Agreement as "Parent Options"). Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which Parent has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     (c) All outstanding shares of Parent Common Stock, and all outstanding Parent Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

     (d) Except for Parent Options, warrants disclosed in Parent SEC Reports that have not been subsequently cancelled and shares of Parent Common Stock reserved for issuance under Parent's 1999 Stock Plan, Amended and Restated 1999 Director Option Plan and Parent Purchase Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or conditionally or absolutely obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent or its subsidiaries. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.

   3.3 Authority; Non-Contravention.

     (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. The Board of Directors of Parent has approved the Merger and this Agreement. This Agreement and the Stock Option Agreement have each been duly executed and delivered by Parent and, assuming the due execution and delivery by the Company, constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Stock Option Agreement by Parent do not, and as of the Effective Time, the performance of this Agreement and the Stock Option Agreement by Parent will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent or any of its properties are bound or affected except where such conflict or violation would not have a material adverse effect on Parent, or (iii) except as would not have a material adverse effect on Parent, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent is a party or by which Parent or its assets are bound or affected.

     (b) No consent, waiver approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, (iii) filing of the Registration Statement and the Prospectus/Proxy Statement and a Schedule 13D with regard to the Company Voting Agreement and the Stock Option Agreement in accordance with the Securities Act and the Exchange Act, as the case may be, and the effectiveness of the Registration Statement and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a Material Adverse Effect (as defined in Section 8.3(c)) on the ability of the parties hereto to consummate the Merger.

   3.4 SEC Filings; Parent Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since March 2, 2000 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports". As of their respective dates, Parent SEC Reports
  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
  (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Report as of December 1, 2000 is hereinafter referred to as the "Parent Balance Sheet". Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

     (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

   3.5 No Material Adverse Effect. Since the date of the Parent Balance Sheet and through the date hereof, there has not been any Material Adverse Effect on Parent.

   3.6 Disclosure. None of the information supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

   3.7 Litigation. Except as disclosed in Part 3.7 of the Parent Disclosure Schedule or as contained in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

   3.8 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, approved this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby.

   3.9 Taxes. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstances that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   3.10 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by the Company. Except as specifically provided by this Agreement (including without limitation the actions contemplated by Schedule 4.1(i) hereto), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

   In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4 of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Grant any severance or termination pay (whether in cash, equity-based or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

     (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

     (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) issuance of shares of the Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (ii) issuance of shares of the Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof;

     (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

     (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic partnerships or alliances;

     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except (i) sales of inventory and used equipment in the ordinary course of business consistent with past practice,
  (ii) disposition of assets and other actions as set forth on Schedule 4.1(i) hereto in the manner set forth therein, and (iii) the granting of non-exclusive licenses in the ordinary course of business and consistent with past practice;

     (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities or equipment leasing arrangements in the ordinary course of business;

     (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

     (l) Make or change any Tax election, settle or compromise any material Tax liability, or consent to any extension or waiver of any limitations period with respect to Taxes.

     (m) Modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

     (n) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of the Company's products or products licensed by the Company other than in the ordinary course of business consistent with past practice;

     (o) Enter into any licensing, distribution, sponsorship, advertising, merchant program or similar contracts, agreements, or obligations other than in the ordinary course of business consistent with past practice;

     (p) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

     (q) Take any action (including any action by its Board of Directors) to cause the Company's representation set forth in Section 2.22 hereof to be untrue in any respect; or

     (r) Agree in writing or otherwise to take any of the actions described in (a) through (q) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   5.1 Prospectus/Proxy Statement; Registration Statement; Other Filings; Board Recommendations. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file the Prospectus/Proxy Statement with the SEC and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and the Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

   5.2 Meeting of Company Stockholders.

     (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Company Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to
  Section 5.2(c) hereof, the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq and to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time at which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, the Company's Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger and/or this Agreement.

     (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

     (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from recommending a Superior Offer (as defined below) or withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if at any time prior to the Effective Time (i) a Superior Offer is made to the Company or its stockholders and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within three (3) (which shall include at least two (2) business days) days of Parent's receipt of the Notice of Superior Offer, made an offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment (based on, among other things, the advice of a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law and (v) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 or this Section 5.2. The Company shall provide Parent with such prior notice (both in time and form) as is provided to the members of the Company's Board of Directors of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Transaction (as defined below). Nothing contained in this Section 5.2(c) shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement "Superior Offer" shall mean an unsolicited, bona fide written offer made by a reputable and responsible third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 80% of the total outstanding voting securities of the Company or all or substantially all the assets of the Company on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on, among other things, the advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" unless any financing required to consummate the transaction contemplated by such offer is either committed or in the good faith judgment of the Board of Directors of the Company, capable of and reasonably likely to be obtained.

     (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or as otherwise required by applicable law.

   5.3 Confidentiality; Access to Information.

     (a) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated as of October 15, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Access to Information. The Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 No Solicitation.

     (a) Subject to the provisions of Section 5.2(c), from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that nothing contained in this Section 5.4 shall prohibit the Board of Directors of the Company from (i) in response to an unsolicited, bona fide written Acquisition Proposal from a reputable and responsible third party for a Company Acquisition that the Board of Directors of the Company has reasonably concluded (based on, among other things, the advice of a financial advisor of nationally recognized reputation), is reasonably expected to lead to a Superior Offer, furnishing nonpublic information to the party making such Acquisition Proposal, and submitting to the party making such Acquisition Proposal written questions, the sole purpose of which is to elicit clarifications as to the material terms of such Acquisition Proposal so as to enable the Board of Directors of the Company to make a determination whether to construe such Acquisition Proposal as a Superior Offer, to the extent that (A) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that its fiduciary obligations under applicable law require it to do so, (B) (x) concurrently with furnishing any such nonpublic information to, or written questions to such party, the Company gives Parent written notice of the Company's intention to furnish nonpublic information, or written questions to such party and (y) the Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party on behalf of the Company, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (C) contemporaneously with furnishing any such nonpublic information to such party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) and (ii) in response to an unsolicited, bona fide written Acquisition Proposal that constitutes a Superior Offer, engaging in negotiations with the party making such Acquisition Proposal to the extent that (A) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that its fiduciary obligations under applicable law require it to do so, (B) (x) concurrently with entering into negotiations with such party, the Company gives Parent written notice of the Company's intention to enter into negotiations with such party and (y) the Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party on behalf of the Company, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from the Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (ii) any sale, lease (other than in the ordinary course of business or as contemplated by Schedule 4.1(i)), exchange, transfer, license (other than in the ordinary course of business or as contemplated by Schedule 4.1(i)), acquisition or disposition of more than 10% of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

     (b) In addition to the obligations of the Company set forth in paragraph
  (a) of this Section 5.4, the Company as promptly as practicable (but in any event within twenty-four (24) hours) shall advise Parent orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which the Company reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, or request or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Additionally, as promptly as practical (but in any event within twenty-four
  (24) hours) the Company shall provide to Parent all written materials received from or sent to any person or entity making an Acquisition Proposal and written summaries of any oral modifications to such written materials. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

   5.5 Public Disclosure. Parent and the Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.6 Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied,
  (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Parent shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   5.8 Stock Options and Employee Benefits.

     (a) At the Effective Time, each outstanding Company Option, whether or not exercisable and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option and Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
  Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

     (c) Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the Company Purchase Plan, and each share of Company Common Stock purchased or to be purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company Purchase Plan. The rights of participants in the Company Purchase Plan with respect to any offering then underway under the Company Purchase Plan shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Company Purchase Plan. As of the Effective Time, the Company Purchase Plan shall be terminated. Employees of the Company who become employees of Parent shall be eligible to participate in the employee stock purchase plan of Parent (the "Parent ESPP") (subject to such plan's terms and conditions) at the next regularly scheduled offering period under the Parent ESPP.

     (d) Effective as of the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) plan(s) as Parent may reasonably request.

   5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time, and in any event not more than thirty (30) business days thereafter, and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

   5.10 Indemnification.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the existing obligations of the Company pursuant to any indemnification agreements and obligations (including obligations arising under the Company's Certificate of Incorporation or Bylaws) between the Company and its current and former directors and officers as of the Effective Time (the "Indemnified Parties").

     (b) For a period of six years after the Effective Time, Parent will use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).

     (c) This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.10.

   5.11 Nasdaq Listing. Parent agrees to take all commercially reasonable efforts and to submit all appropriate filings and applications to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, to be approved for listing on Nasdaq upon official notice of issuance.

   5.12 Company Affiliate Agreement. Set forth on Exhibit C is a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "Company Affiliate"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit D (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

   5.13 Employment of Key Employees. Promptly following the date hereof, Parent shall endeavor to negotiate in good faith with each of the employees of the Company set forth on Schedule 5.13 hereof (the "Key Employees") regarding the terms of employment with Parent of the Key Employees following the Effective Time. Parent shall consult with the Chief Executive Officer of the Company regarding appropriate terms of such employment. The terms offered by Parent shall provide for "at-will employment", be market competitive (taking into account the skill set of the Key Employee and the market for these skills in the geographic location such Key Employee is employed) and shall include title, base salary (which shall not be less than the base salary in effect for such Key Employee at the Company as of the date hereof) and benefits (including stock options, if appropriate) that are commensurate with such Key Employee's employment history with the Company and that take into account the acquisition of the Company by Parent and the integration of the Company's operations into Parent's business organization. The terms of offers of employment shall also include noncompetition and nonsolicitation provisions to be binding on the Key Employees which provisions shall be customary for transactions similar to the Merger. Without limiting the foregoing, in particular, the noncompetition and nonsolicitation provisions may last for the longer of (i) a two-year period following the Effective Time and (ii) a one year period following termination of the Key Employee's service with Parent. In the event of the Key Employee's termination of employment by Parent without cause (as opposed to voluntary termination or termination with cause), Parent shall have the unilateral right to terminate the noncompetition provisions (with no payment obligations to the Key Employee) or to continue the noncompetition provisions provided that the Key Employee is paid an amount equal to the Key Employee's periodic base salary (as in effect immediately prior to termination of employment without cause) during all or part of the duration of the noncompetition provisions, in which case such provisions shall continue in effect during the duration of such payments.

   5.14 Treatment as Reorganization. Neither Parent or the Company, nor any of their respective affiliates, will take any action prior to or following the Closing that would reasonably be expected to jeopardize the status of the Merger as a reorganization with the meaning of Section 368(a) of the Code.

   5.15 Asset Dispositions. As soon as reasonably practicable after the date hereof, the Company shall commence and complete those actions as are set forth in Schedule 4.1(i) to this Agreement.

                                   ARTICLE VI
                               CLOSING CONDITIONS

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

     (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

     (c) No Prohibition; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     (d) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gray Cary Ware & Freidenrich LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such customary representations as requested by such counsel for the purpose of rendering such opinions.

     (e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

   6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. Except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all material respects as of such date), each representation and warranty of Parent contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date, except with respect to clauses (i) and (ii) above where the failure to be true and correct does not constitute a Material Adverse Effect on Parent (disregarding for purposes of evaluating whether this condition is satisfied, any "Material Adverse Effect" or other materiality qualifications contained in the representations and warranties), provided, however, such Material Adverse Effect qualification shall be inapplicable to the representations and warranties contained in Sections 3.3 and 3.8. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

     (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

   6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations and Warranties. Except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all material respects as of such date), each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date, except with respect to clauses (i) and (ii) above where the failure to be true and correct does not constitute a Material Adverse Effect on the Company (disregarding for purposes of evaluating whether this condition is satisfied, any "Material Adverse Effect" or other materiality qualifications contained in the representations and warranties), provided, however, such Material Adverse Effect qualification shall be inapplicable to the representations and warranties contained in Sections 2.20, 2.21 and 2.22 and the first four sentences of Section 2.4. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement and be continuing.

     (d) Employment Matters. At least 75% of the Key Employees shall have accepted an offer of employment with Parent to be effective at the Effective Time and shall have executed and delivered employment, noncompetition and nonsolicitation agreements with Parent in form and substance reasonably acceptable to Parent consistent with the terms described in Section 5.13. In the event Parent breaches its obligations under Section 5.13 in any material respect the condition set forth in this
  Section 6.3(d) shall be deemed satisfied.

     (e) Third Party Consents. Parent shall have received all consents, waivers, approvals and assignments listed on Schedule 6.3(e) to this Agreement.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of the Company:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

     (b) by either the Company or Parent if the Merger shall not have been consummated by August 31, 2001 (the "End Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

     (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been primarily caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of any Company Voting Agreement by any party thereto other than Parent;

     (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) (i) if a Company Triggering Event (as defined below) shall have occurred or (ii) the Company shall have entered into negotiations with respect to an Acquisition Proposal pursuant to Section 5.4(a) hereof and such negotiations shall not have been terminated prior to the eighth (8th) business day following commencement of such negotiations or the Company shall have otherwise engaged in negotiations with respect to any Acquisition Proposal for an aggregate of more than seven (7) business days;

     (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if Parent shall have materially breached this Agreement or if such breach by the Company is cured prior to the End Date).

     (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(g) prior to the End Date, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (g) if Company shall have materially breached this Agreement or if such breach by Parent is cured prior to the End Date).

   For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger;
(ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger;
(iii) the Board of Directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

   7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice from the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) Company Payments. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d) or
  (e), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to eleven million U.S. Dollars ($11,000,000) in immediately available funds (the "Termination Fee"); provided, however, that in the case of termination under Section 7.1(b) or 7.1(d), such payment shall be made only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal and within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated, and provided, further that in the case of termination under Section 7.1(e), such payment shall be made only if within nine (9) months following termination of this Agreement, a Company Acquisition is consummated or the Company enters into an agreement providing for a Company Acquisition. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this
  Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America in effect on the date such payment was required to be made. Payment of the fees described in this
  Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 40% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Company.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company and Parent contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        (a) if to Parent, to:
            Palm, Inc.
            5470 Great America Parkway
            Santa Clara, CA 95052
            Attention: Douglas S. Solomon, Ph.D.
            Tel.: (408) 326-7487
            Fax: (408) 326-9770

            with a copy to:
            Palm, Inc.
            5470 Great America Parkway
            Santa Clara, CA 95052
            Attention: General Counsel
            Tel.: (408) 326-9000
            Fax: (408) 326-9003

            and a copy to:
            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            650 Page Mill Road
            Palo Alto, California 94304-1050
            Attention: Katherine A. Martin
            Martin W. Korman
            Robert Sanchez
            Tel.: (650) 493-9300
            Fax: (650) 493-6811

        (b) if to the Company, to:
            Extended Systems Incorporated
            5777 N. Meeker Avenue
            Boise, ID 83713
            Attention: Steve Simpson
            Tel.: (208) 322-7575 ext. 6056
            Fax: (208) 377-1906

            with a copy to:
            Gray Cary Ware & Freidenrich
            400 Hamilton Avenue
            Palo Alto, California 94301
            Attention: Bradley J. Rock
            Tel.: (650) 833-2111
            Fax: (650) 833-2001

   8.3 Interpretation; Knowledge.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement the term "knowledge" means with respect to Parent, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of Parent, has actual knowledge of such matter, and with respect to the Company, with respect to any matter in question that any of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, General Counsel, Controller or any Vice President of the Company has actual knowledge of such matter.

     (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner), (ii) changes in trading prices for such entity's capital stock or failure to meet analysts' expectations in and of itself, (iii) a shortfall in revenue caused by the delay or deferral of customer orders or the failure to sign new customers, in any event, caused by the announcement or pendency of the Merger, (iv) the disposition or the public announcement of the disposition of Company assets as contemplated by Section 4.1(i) of this Agreement, or (v) shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

     (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

   8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this

Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section
8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.11 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
                  [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          PALM, INC.

                                                 /s/ Carl J. Yankowski
                                          By: _________________________________

                                                 Carl J. Yankowski
                                          Name: _______________________________

                                                 CEO
                                          Title: ______________________________

                                          EXTENDED SYSTEMS INCORPORATED

                                                 /s/ Steven D. Simpson
                                          By: _________________________________

                                                 Steven D. Simpson
                                          Name: _______________________________

                                                 CEO/President
                                          Title: ______________________________



                 **** AGREEMENT AND PLAN OF REORGANIZATION ****

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

   THIS STOCK OPTION AGREEMENT dated as of March 6, 2001 (the "Agreement") is entered into by and between Extended Systems Incorporated, a Delaware corporation (the "Company"), and Palm, Inc., a Delaware corporation ("Parent"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS

   A. Concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into an Agreement and Plan of Reorganization (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, the Company and Parent will enter into a business combination transaction (the "Merger").

   B. As a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has so agreed, to grant to Parent an option to acquire shares of the Company's Common Stock, $0.001 par value (the "Company Shares"), upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

   NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

   1. Grant of Option.

   The Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to a number of Company Shares equal to 19.9% of the issued and outstanding shares of common stock of the Company as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "Option Shares"), in the manner set forth below by paying cash at a price of $22.00 per share (the "Exercise Price").

   2. Exercise of Option; Maximum Proceeds.

     (a) For all purposes of this Agreement, an "Exercise Event" shall mean the occurrence of either: (i) a Company Triggering Event (as such term is defined in the Merger Agreement) or (ii) the time immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of the Company's capital stock.

     (b) Parent may deliver to the Company a written notice (an "Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares at any time following the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire. Provided that the conditions set forth in Section 3 to the Company's obligation to issue the Option Shares to Parent hereunder have been satisfied or waived, and unless such Exercise Notice is withdrawn by Parent, the closing of a purchase of Option Shares (a "Closing") specified in such Exercise Notice shall take place at the principal offices of the Company upon such date prior to the termination of the Option as may be designated by Parent in writing. Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 25% or more of any class of the Company's capital stock (and/or during any time which such a tender or exchange offer remains open), Parent may deliver to the Company an Exercise Notice (a "Conditional Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares immediately prior to the consummation of such tender or exchange offer. Unless the

  Conditional Exercise Notice is withdrawn by Parent, the Closing of the purchase of Options Shares specified in a Conditional Exercise Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Exercise Notice shall be void and of no further force and effect.

     (c) The Option shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) termination of the Merger Agreement pursuant to any of Section 7.1(a), 7.1(c), 7.1(f) or 7.1(g) thereof, (iii) termination of the Merger Agreement pursuant to either of Section 7.1(b) or 7.1(d) thereof if prior thereto no Exercise Event shall have occurred, or (ii) 12 months following the termination of the Merger Agreement under any other circumstances; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act (as such term is defined in the Merger Agreement) shall not have expired or been terminated, or because any other condition to closing has not been satisfied, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

     (d) If Parent receives proceeds in connection with any sales or other dispositions of Option Shares or this Option (including by selling Option Shares to the Company pursuant to Sections 7(a), 7(f) or 8(c) hereof), which when aggregated with the amount of any dividends (or equivalent distributions under Section 9(a) hereof) received by Parent declared on Option Shares and the aggregate fees paid to Parent pursuant to Section 7.3 of the Merger Agreement, exceed the sum of (x) $11,000,000 plus (y) the Exercise Price multiplied by the number of Company Shares purchased by Parent pursuant to the Option, then all proceeds to Parent in excess of such sum shall be promptly remitted by Parent to the Company.

   3. Conditions to Closing.

   The obligation of the Company to issue Option Shares to Parent hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Parent shall be entitled to deliver to the Company an Exercise Notice, the parties will use their respective reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, subject to Section 2(b).

   4. Closing.

   At any Closing, (a) the Company shall deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice consistent with this Agreement, such certificate to be registered in the name of Parent and to bear the legend set forth in
Section 10 hereof, against delivery of (b) payment by Parent to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by wire transfer of immediately available funds to the account or accounts designated in writing by the Company.

   5. Representations and Warranties of the Company.

   The Company represents and warrants to Parent that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as enforceability may be limited by principles of public policy, bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and by rules of law governing specific performance, injunctive relief and other equitable remedies; (d) except for any filings, authorizations, approvals or orders required under the HSR Act and any other applicable laws, the Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 9(a) hereof upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement and payment therefor by Parent, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent and restrictions under applicable securities laws; (f) the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any order applicable to the Company or any of its subsidiaries or by which they or any of their material property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any material property or assets of the Company or any of its subsidiaries pursuant to, any material contract or agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their material property is bound or affected; and (g) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity (as such term is defined in the Merger Agreement) except pursuant to the HSR Act.

   6. Representations and Warranties of Parent. Parent represents and warrants to the Company that:

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

     (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent and no action of its stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought;

     (c) the execution and delivery of this Agreement by Parent does not, and (except for the expiration or early termination of the waiting period under the HSR Act) the performance of this Agreement by

  Parent and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority; and

     (d) Parent is an "accredited investor" as defined in Rule 501 under the Securities Act. Any Company Shares acquired by Parent upon exercise of the Option will be acquired for Parent's own account, for investment purposes only and will not be, and the Option is not being, acquired by Parent with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

   7. Registration Rights.

     (a) Following the termination of the Merger Agreement, Parent (sometimes referred to herein as the "Holder") may by written notice (sometimes referred to herein as the "Registration Notice") to the Company (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 5% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act or at such time as all of the Registrable Securities may be sold in any three month period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of internationally recognized standing reasonably acceptable to the Company (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all (but not less than all) of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and
  (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

     (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder, provided however, that if the Registrant withdraws a filed registration statement at the request of the Holder (other than as the result of a material change in the Registrant's business or the Holder's learning of new material information concerning the

  Registrant), then such filing shall be deemed to have been an effective registration for purposes of this clause (i), (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 45 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant and
  (iii) the Registrant will not be required to maintain the effectiveness of any such registration statement for a period greater than 60 days. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 shall again be applicable to any proposed registration. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions until the Holder has sold or otherwise disposed of all of the securities subject to the registration statement, but not for a period greater than 60 days; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder shall provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder, including the identity of the Holder and the Holder's plan of distribution.

     (d) A registration effected under this Section 7 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall use all reasonable efforts to provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (e) Indemnification.

       (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of

    Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by the Holder or director or officer or controlling person or underwriter seeking indemnification, provided, however, that the indemnity agreement contained in this subsection 7(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrant, which consent shall not be unreasonably withheld.

       (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder expressly for use therein, provided that in no event shall any indemnity under this Section 7(e) exceed the gross proceeds of the offering received by the Holder and provided further that the indemnity agreement contained in this subsection 7(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

       (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

     (f) Repurchase at the Election of the Company.

       (i) Except to the extent that Parent shall have previously exercised its rights under Section 7(a), at the request of the Company during the six-month period beginning one year following the Parent's exercise of the Option, the Company may repurchase from Parent, and Parent shall sell to the Company, all (but not less than all) the Company Shares acquired by Parent pursuant hereto and with respect to which Parent has beneficial ownership at the time of such repurchase, at a price equal to the sum of the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 7(f)(iii)) or (II) the sum of (X) the Exercise Price in respect of the shares so acquired plus (Y) Parent's Pre-Tax Carrying Cost (as defined in Section 7(f)(iii)), multiplied in either case by the number of shares so acquired (the "Section 7(f) Repurchase Consideration"); provided, that the Company's rights under this Section 7(f) shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject Parent to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

       (ii) If the Company exercises its rights under this Section 7(f), the Company shall, within ten (10) business days pay the Section 7(f) Repurchase Consideration in immediately available funds and Parent shall surrender to the Company certificates evidencing the Company Shares purchased hereunder with respect to which Parent then has beneficial ownership, and Parent shall warrant that it has sole beneficial ownership of such shares and that all such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

       (iii) As used in Section 7(f)(i), (A) "Current Market Price" shall mean the average of the last sale prices per share of the Company Shares on The Nasdaq National Market for the ten (10) trading days immediately preceding the date of the Company's request for repurchase pursuant to this Section 7(f), and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to interest on the aggregate purchase price paid by Parent for the Company Shares purchased pursuant to the Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

   8. Restrictions on Transfer.

     (a) Restrictions on Transfer. Prior to the Expiration Date (as defined in Section 8(c)), Parent shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the Company acquired pursuant to this Agreement ("Restricted Shares") beneficially owned by Parent, other than
  (i) pursuant to Section 7, or (ii) in accordance with Sections 8(b) and 8(c).

     (b) Permitted Sales. Following the termination of the Merger Agreement, Parent shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of common stock of the Company, by a majority of the members of the Board of Directors of the Company.

     (c) Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four (24) months immediately following the first purchase of Option Shares pursuant to this Agreement ("Expiration Date"), if Parent shall desire to sell, assign, transfer or otherwise dispose of all or any of the Company Shares or other securities acquired by it pursuant to this Agreement, it shall give the Company written notice of the proposed transaction (a "Parent Offer Notice"), identifying the proposed transferee, accompanied by a copy of an offer to purchase such shares or other securities signed by such transferee (if Parent shall have received such a written offer) and setting forth the terms of the proposed transaction. A Parent Offer Notice shall be deemed an offer by Parent to the Company, which may be accepted within five (5) business days of the receipt of such Parent Offer Notice, on the same terms and conditions and at the same price at which Parent is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Parent in immediately available funds. In the event of the failure or refusal of the Company to purchase all the shares or other securities covered by a Parent Offer Notice, Parent may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Parent Offer Notice; provided that the provisions of this sentence shall not limit the rights Parent may otherwise have in the event the Company has accepted the offer contained in the Parent Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8(c) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than four percent (4%) of the outstanding voting power of the Company, (ii) any disposition of the Company Shares or other securities by a person to whom Parent has assigned its rights under the Option with the consent of the Company, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Parent which agrees in writing to be bound by the terms hereof.

   9. Adjustment Upon Changes in Capitalization; Rights Plans.

     (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Prior to such time as the Option is terminated, and at any time after the Option is exercised (in whole or in part, if at all), the Company shall not adopt (nor permit the adoption of) a stockholders rights plan unless such rights plan exempts from the distribution or exercise of rights thereunder this acquisition by Parent or any affiliate or transferee of the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or the Parent beneficially owning shares issuable in respect of any Option Shares).

   10. Restrictive Legends.

   Each certificate representing Option Shares issued to Parent hereunder shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF MARCH 6, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

   11. Listing and HSR Filing.

   The Company, upon the request of Parent, shall promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

   12. Binding Effect.

   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Certificates representing shares sold in a registered public offering pursuant to Section 7 hereof shall not be required to bear the legend set forth in Section 10 hereof.

   13. Specific Performance.

   The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

   14. Entire Agreement.

   This Agreement and the Merger Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

   15. Further Assurances.

   Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   16. Validity.

   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

   17. Notices.

   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a) if to the Company, to:

       Extended Systems Incorporated
       5777 N. Meeker Avenue
       Boise, ID 83713
       Attention: Steve Simpson
       Telephone: (208) 322-7575 ext. 6056
       Facsimile: (208) 377-1906

       with a copy to:

       Gray Cary Ware & Freidenrich
       400 Hamilton Avenue
       Palo Alto, California 94301
       Attention: Bradley J. Rock
       Telephone: (650) 833-2111
       Facsimile: (650) 327-3699

      (b) if to Parent, to:

       Palm, Inc.
       5470 Great America Parkway
       Santa Clara, CA 95052
       Attention: Douglas S. Solomon, Ph.D.
       Tel.: (408) 326-7487
       Fax: (408) 326-9770

       with a copy to:

       Palm, Inc.
       5470 Great America Parkway
       Santa Clara, CA 95052
       Attention: General Counsel
       Tel: (408) 326-9000
       Fax: (408) 326-9003

       with a copy to:

       Wilson Sonsini Goodrich & Rosati
       650 Page Mill Road
       Palo Alto, CA 94304-1050
Attention:Katharine A. Martin Martin W. Korman Robert Sanchez
       Telephone:(650) 493-9300
       Facsimile:(650) 493-6811

   18. Governing Law.

   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

   19. Counterparts.

   This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

   20. Expenses.

   Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   21. Amendments; Waiver.

   This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

   22. Assignment.

   The Company may not sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of Parent. The rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          EXTENDED SYSTEMS INCORPORATED

                                                 /s/ Steven D. Simpson
                                          By: _________________________________

                                                 Steven D. Simpson
                                          Name: _______________________________

                                                 CEO/President
                                          Title: ______________________________

                                          PALM, INC.

                                                 /s/ Carl J. Yankowski
                                          By: _________________________________

                                                 Carl J. Yankowski
                                          Name: _______________________________

                                                 CEO
                                          Title: ______________________________



                         *** STOCK OPTION AGREEMENT ***

                                                                        ANNEX C

                           COMPANY VOTING AGREEMENT

   This Company Voting Agreement ("Agreement") is made and entered into as of March 6, 2001, between Palm, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Extended Systems Incorporated, a Delaware corporation (the "Company").

                                   RECITALS

   A. Parent and the Company have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of the Company with and into Parent, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement.

   B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

   C. In consideration of the execution of the Reorganization Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has voting power, so as to facilitate consummation of the Merger.

   NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

    1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

     1.1 "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

     1.2 "Person" shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

     1.3 "Shares" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

     1.4 Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

   2. Transfer of Shares.

     2.1 Transferee of Shares to be Bound by this Agreement. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, unless each Person to which any such Shares, or any interest therein, is or may be Transferred shall have executed a binding counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request).

     2.2 Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

   3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

     3.1 in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

     3.2 against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

     3.3 against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

     3.4 in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

   Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

   4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

   5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date, the Stockholder (i) is (and will be, unless Transferred pursuant to Section 2(a) hereof) the beneficial owner of the shares of Company Common Stock, and the options, warrants and other rights to purchase shares of Company Common Stock, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be, unless Transferred pursuant to Section 2(a) hereof) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature; (iii) does not beneficially own any securities of the Company other than the shares of Company Common Stock, and options, warrants and other rights to purchase shares of Company Common Stock, set forth on the signature page of this Agreement; and (iv) has (and will have, unless Transferred pursuant to Section 2(a) hereof) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

   6. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, the Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

   7. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

   8. Miscellaneous.

     8.1 Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

     8.2 Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

     8.3 Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Parent.

     8.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     8.5 Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

     8.6 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     8.7 Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Parent and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Parent and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

     8.8 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

       (a) if to Parent, to:

                          Palm, Inc.
                          5470 Great America Parkway
                          Santa Clara, CA 95052
                          Attention: Douglas S. Solomon, Ph.D.
                          Tel.: (408) 326-7487
                          Fax: (408) 326-9770

                          with a copy to:
                          Palm, Inc.
                          5470 Great America Parkway
                          Santa Clara, CA 95052
                          Attention: General Counsel
                          Tel.: (408) 326-9000
                          Fax: (408) 326-9003

                          and a copy to:
                          Wilson Sonsini Goodrich & Rosati
                          Professional Corporation
                          650 Page Mill Road
                          Palo Alto, California 94304-1050
                          Attention: Katherine A. Martin
                                  Martin W. Korman
                                  Robert Sanchez
                          Tel.: (650) 493-9300
                          Fax: (650) 493-6811

       (b) if to Stockholder, to the address for notice set forth on the last page hereof,

    or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     8.9 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both oral and written, between the parties with respect to such subject matter.

     8.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.11 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties have caused this Company Voting Agreement to be duly executed on the date and year first above written.

                                          PALM, INC.

                                          By: _________________________________
                                            (Signature)

                                          Name: _______________________________
                                            (Print Name)

                                          Title: ______________________________

                                          STOCKHOLDER:

                                          _____________________________________
                                            (Print Stockholder Name)

                                          By: _________________________________
                                            (Signature)

                                          Name: _______________________________
                                            (Print Name)

                                          Title: ______________________________

                                          _____________________________________
                                          Telephone

                                          _____________________________________
                                          Facsimile No.

                                          Shares beneficially owned:

                                              shares of the Company Common
                                           Stock

                                              shares of the Company Common
                                           Stock issuable upon the exercise of
                                           outstanding options, warrants or
                                           other rights

                                          Address:

                                          _____________________________________

                                          _____________________________________

                        ****COMPANY VOTING AGREEMENT****

                                   EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned stockholder of Extended Systems Incorporated, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Palm, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), by and among Parent and the Company, which provides for the merger of the Company with and into Parent in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

       (i) in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance thereof;

        (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

         (iii) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

        (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

   The attorneys and proxies named above may not exercise this Proxy to vote, consent or act on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

                  [Remainder of Page Intentionally Left Blank]

   Dated: March 6, 2001

                                 Signature of Stockholder: ____________________

                                 Print Name of Stockholder: __________________

                                 Shares beneficially owned: ___________________

                                          ___shares of the Company Common Stock

                                                shares of the Company Common
                                           Stock issuable upon the exercise of
                                           outstanding options, warrants or
                                           other rights


                           ****IRREVOCABLE PROXY****

                              [JP MORGAN H&Q LOGO]

                                                             Telephone: 415
                                                              371 3000

                                                             Chase Securities
                                                              Inc.
                                                             One Bush Street
                                                             San Francisco, CA
                                                              94104

March 6, 2001

The Board of Directors
Extended Systems, Inc.
5777 North Meeker Avenue
Boise, Idaho 83713

Attention: Mr. Steve Simpson
     Chief Executive Officer

Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Extended Systems, Inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with Palm, Inc. (the "Buyer"). Pursuant to the Agreement and Plan of Reorganization, dated as of March 6, 2001 (the "Agreement"), by and between the Company and the Buyer, the Company will become a wholly-owned subsidiary of the Buyer, and stockholders of the Company will receive the Exchange Ratio for each share of Common Stock, par value $0.001 per share, of the Company held by them. The "Exchange Ratio" means the number of common shares of the Buyer equal to $22.00 divided by the simple average of the closing price of Buyer common stock for the ten days ending two business days prior to (but not including) the date of the Company Stockholders' Meeting (as defined in the Agreement); provided, however, that if such quotient is greater than 1.325, the Exchange Ratio will equal 1.325, and if such quotient is less than 1.0, the Exchange Ratio will equal 1.0.

   In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparative to those of the Company, and the reported market prices for certain other companies' securities deemed comparative; (iii) current and historical market prices of the common stock of the Company and the Buyer; (iv) the audited financial statements of the Company for the fiscal year ended June 30, 2000 and the Buyer for the fiscal year ended May 31, 2000, and the unaudited financial statements of the Company for the period ended December 31, 2000 and the Buyer for the period ended December 31, 2000; (v) certain internal financial analyses and forecasts of the Company prepared by the Company and its management; (vi) certain information regarding financial forecasts about the Buyer from its management; and (vii) the terms of other business combinations that we deemed relevant.

   In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company and Buyer, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Buyer to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's stock will trade at any future time.

   We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company or the Buyer. In the ordinary course of their businesses, Chase Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the stockholders of the Company.

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

CHASE SECURITIES INC.

Paul B. Cleveland
Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

   Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

   Article 8 of the Amended and Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 21. Exhibits and Financial Statement Schedules


 Exhibit
 Number                                Description
 -------                               -----------
 2.1     Agreement and Plan of Reorganization by and between Palm, Inc. and
          Extended Systems Incorporated, dated March 6, 2001 (included as Annex
          A to the proxy statement/prospectus forming a part of this
          Registration Statement and incorporated herein by reference).

 2.2(1) Master Separation and Distribution Agreement between 3Com and registrant effective as of December 13, 1999, as amended.

 2.3(2) General Assignment and Assumption Agreement between 3Com and registrant, as amended.

 2.4(2) Master Technology Ownership and License Agreement between 3Com and the registrant.

 2.5(2) Master Patent Ownership and License Agreement between 3Com and the registrant.

  Exhibit
   Number                               Description
  -------                               -----------
  2.6(2)    Master Trademark Ownership and License Agreement between 3Com and the registrant.

  2.7(2)    Employee Matters Agreement between 3Com and the registrant.

  2.8(2)    Tax Sharing Agreement between 3Com and the registrant.

  2.9(2)    Master Transitional Services Agreement between 3Com and the registrant.

  2.10(2)   Real Estate Matters Agreement between 3Com and the registrant.

  2.11(2)   Master Confidential Disclosure Agreement between 3Com and the registrant.

  2.12(2)   Indemnification and Insurance Matters Agreement between 3Com and the registrant.

  2.13(1)   Form of Non-U.S. Plan.

  3.1(1)    Amended and Restated Certificate of Incorporation.

  3.2(8)    Amended Bylaws.

  3.3(6)    Certificate of Designation of Rights, Preferences and Privileges of
             Series A Participating Preferred Stock.

  4.1       Reference is made to Exhibits 3.1, 3.2 and 3.3 hereof.

  4.3(6)    Specimen Stock Certificate.

  4.4(6)    Preferred Stock Rights Agreement between the Registrant and Fleet
             National Bank.

  5.1+      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, regarding validity of securities being registered.

  8.1+      Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.

  8.2+      Tax Opinion of Gray Cary Ware & Freidenrich LLP.

 10.1(1)*   1999 Stock Plan.

 10.2(1)*   Form of 1999 Stock Plan Agreements.

 10.3(1)*   1999 Employee Stock Purchase Plan.

 10.4(1)*   Form of 1999 Employee Stock Purchase Plan Agreements.

 10.5(4)*   Amended and Restated 1999 Director Option Plan.

 10.6(1)*   Form of 1999 Director Option Plan Agreements.

 10.7(1)*   Management Retention Agreement dated as of December 1, 1999 by and between Carl J. Yankowski and the registrant.

 10.8(1)*   Form of Indemnification Agreement entered into by the registrant with each of its directors and executive officers.

 10.9(1)**  RAM Mobile Data USA Limited Partnership Value Added Reseller
             Agreement between RAM Mobile Data USA Limited Partnership (now
             Cingular Wireless.) and the registrant.

 10.10(1)** Supply Agreement between Manufacturers' Services Salt Lake City
             Operations, Inc. and the registrant.

 10.11(1)   Common Stock Purchase Agreement between America Online and the registrant.

 10.12(1)   Common Stock Purchase Agreement between Motorola and the
             registrant.

 10.13(1)   Common Stock Purchase Agreement between Nokia and the registrant.

 10.14(1)   Form of Management Retention Agreement.

 10.15(5)   Agreement for Purchase and Sale of Land between 3Com Corporation and the registrant.

 10.16(7)   Master Lease dated as of November 16, 2000 by and between the registrant and Societe Generale Financial Corporation, as
             supplemented.

 Exhibit
  Number                               Description
 -------                               -----------
 10.17(7) Participation Agreement dated as of November 16, 2000 by and among the registrant, Societe Generale Financial Corporation, Societe
           Generale and certain other parties.

 10.18(7) Guaranty dated as of November 16, 2000 by and between the registrant and Societe Generale, New York Branch.

 10.19+   First Amendment to Supply Agreement between Manufacturers' Services
           Salt Lake City Operations, Inc. and the registrant.

 21.1(3)  Subsidiaries of Registrant.

 23.1+    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
           (included in Exhibit 8.1).

 23.2+    Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit
           8.2).

 23.3     Consent of Deloitte & Touche LLP, Independent Accountants.

 23.4     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 24.1 Power of Attorney (included on page II-5 of this registration statement).

 99.1     Form of Proxy for Extended Systems Incorporated.

 99.2     Consent of Chase Securities Inc., financial advisor to Extended
           Systems Incorporated.

 99.3     Opinion of Chase Securities Inc., financial advisor to Extended
           Systems Incorporated (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

--------
(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 333-92657) filed with the Commission on December 13, 1999, as amended.

(2) Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Commission on April 10, 2000.

(3) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Commission on August 16, 2000.

(4) Incorporated by reference from the Registration Statement on Form S-8 filed with the Commission on October 2, 2000.

(5) Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Commission on October 12, 2000.

(6) Incorporated by reference from the Registrant's Report on Form 8-K filed with the Commission on November 22, 2000.

(7) Incorporated by reference from the Registrant's Report on Form 8-K filed with the Commission on December 1, 2000.

(8) Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Commission on January 12, 2001.

 * Denotes an executive or director compensation plan or arrangement.

 ** Confidential treatment granted on portions of this exhibit.

 + To be filed by amendment with the Commission.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

   (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, California, on April 6, 2001.

                                          PALM, INC.

                                                  /s/ Carl J. Yankowski
                                          By: _________________________________
                                             Name: Carl J. Yankowski
                                             Title: Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Carl J. Yankowski, Judy Bruner and Stephen Yu and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                 Date
              ---------                         -----                 ----

      /s/ Carl J. Yankowski            Chief Executive Officer    April 6, 2001
 ____________________________________  and Director (Principal
          Carl J. Yankowski               Executive Officer)

         /s/ Judy Bruner              Senior Vice President and   April 6, 2001
 ____________________________________  Chief Financial Officer
             Judy Bruner                 (Principal Financial
                                        Officer and Principal
                                         Accounting Officer)


       /s/ Eric A. Benhamou             Chairman of the Board     April 6, 2001
 ____________________________________
           Eric A. Benhamou

      /s/ Gordon A. Campbell                   Director           April 6, 2001
 ____________________________________
          Gordon A. Campbell

    /s/ Jean-Jacques Damlamian                 Director           April 6, 2001
 ____________________________________
        Jean-Jacques Damlamian

              Signature                 Title        Date
              ---------                 -----        ----

        /s/ Michael Homer             Director   April 6, 2001
 ____________________________________
            Michael Homer

         /s/ David C. Nagel           Director   April 5, 2001
 ____________________________________
            David C. Nagel

       /s/ Susan G. Swenson           Director   April 5, 2001
 ____________________________________
           Susan G. Swenson

                                 EXHIBIT INDEX

  Exhibit
  Number                                Description
  -------                               -----------
  2.1      Agreement and Plan of Reorganization by and between Palm, Inc. and
            Extended Systems Incorporated, dated March 6, 2001 (included as
            Annex A to the proxy statement/prospectus forming a part of this
            Registration Statement and incorporated herein by reference).

  2.2(1)   Master Separation and Distribution Agreement between 3Com and registrant effective as of December 13, 1999, as amended.

  2.3(2)   General Assignment and Assumption Agreement between 3Com and registrant, as amended.

  2.4(2)   Master Technology Ownership and License Agreement between 3Com and the registrant.

  2.5(2)   Master Patent Ownership and License Agreement between 3Com and the registrant.

  2.6(2)   Master Trademark Ownership and License Agreement between 3Com and the registrant.

  2.7(2)   Employee Matters Agreement between 3Com and the registrant.

  2.8(2)   Tax Sharing Agreement between 3Com and the registrant.

  2.9(2)   Master Transitional Services Agreement between 3Com and the registrant.

  2.10(2)  Real Estate Matters Agreement between 3Com and the registrant.

  2.11(2) Master Confidential Disclosure Agreement between 3Com and the registrant.

  2.12(2) Indemnification and Insurance Matters Agreement between 3Com and the registrant.

  2.13(1)  Form of Non-U.S. Plan.

  3.1(1)   Amended and Restated Certificate of Incorporation.

  3.2(8)   Amended Bylaws.

  3.3(6)   Certificate of Designation of Rights, Preferences and Privileges of
            Series A Participating Preferred Stock.

  4.1      Reference is made to Exhibits 3.1, 3.2 and 3.3 hereof.

  4.3(6)   Specimen Stock Certificate.

  4.4(6)   Preferred Stock Rights Agreement between the Registrant and Fleet
            National Bank.

  5.1+     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, regarding validity of securities being registered.

  8.1+     Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

  8.2+     Tax Opinion of Gray Cary Ware & Freidenrich LLP.

 10.1(1)*  1999 Stock Plan.

 10.2(1)*  Form of 1999 Stock Plan Agreements.

 10.3(1)*  1999 Employee Stock Purchase Plan.

 10.4(1)*  Form of 1999 Employee Stock Purchase Plan Agreements.

 10.5(4)*  Amended and Restated 1999 Director Option Plan.

 10.6(1)*  Form of 1999 Director Option Plan Agreements.

 10.7(1)*  Management Retention Agreement dated as of December 1, 1999 by and between Carl J. Yankowski and the registrant.

 10.8(1)*  Form of Indemnification Agreement entered into by the registrant with each of its directors and executive officers.

 10.9(1)** RAM Mobile Data USA Limited Partnership Value Added Reseller
            Agreement between RAM Mobile Data USA Limited Partnership (now
            Cingular Wireless.) and the registrant.

  Exhibit
   Number                               Description
  -------                               -----------

 10.10(1)** Supply Agreement between Manufacturers' Services Salt Lake City
             Operations, Inc. and the registrant.

 10.11(1)   Common Stock Purchase Agreement between America Online and the registrant.

 10.12(1)   Common Stock Purchase Agreement between Motorola and the
             registrant.

 10.13(1)   Common Stock Purchase Agreement between Nokia and the registrant.

 10.14(1)   Form of Management Retention Agreement.

 10.15(5)   Agreement for Purchase and Sale of Land between 3Com Corporation and the registrant.

 10.16(7)   Master Lease dated as of November 16, 2000 by and between the registrant and Societe Generale Financial Corporation, as
             supplemented.

 10.17(7)   Participation Agreement dated as of November 16, 2000 by and among the registrant, Societe Generale Financial Corporation, Societe
             Generale and certain other parties.

 10.18(7)   Guaranty dated as of November 16, 2000 by and between the
             registrant and Societe Generale, New York Branch.

 10.19+     First Amendment to Supply Agreement between Manufacturers' Services
             Salt Lake City Operations, Inc. and the registrant.

 21.1(3)    Subsidiaries of Registrant.

 23.1+      Consent of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation (included in Exhibit 8.1).

 23.2+      Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit
             8.2).

 23.3       Consent of Deloitte & Touche LLP, Independent Accountants.

 23.4       Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 24.1       Power of Attorney (included on page II-5 of this registration statement).

 99.1       Form of Proxy for Extended Systems Incorporated.

 99.2       Consent of Chase Securities Inc., financial advisor to Extended
             Systems Incorporated.

 99.3       Opinion of Chase Securities Inc., financial advisor to Extended
             Systems Incorporated (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

--------
(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 333-92657) filed with the Commission on December 13, 1999, as amended.

(2) Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Commission on April 10, 2000.

(3) Incorporated by reference from the Registration Statement on Form S-8 filed with the Commission on October 2, 2000.

(4) Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Commission on October 12, 2000.

(5) Incorporated by reference from the Registrant's Report on Form 8-K filed with the Commission on November 22, 2000.

(6) Incorporated by reference from the Registrant's Report on Form 8-K filed with the Commission on December 1, 2000.

(7) Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Commission on January 12, 2001.

 * Denotes an executive or director compensation plan or arrangement.

 ** Confidential treatment granted on portions of this exhibit.

 + To be filed by amendment with the Commission.